Exhibit 10.1

Execution Version

CREDIT AGREEMENT

Dated as of August 30, 2006

among

DIAMONDBACK ENERGY SERVICES LLC

as Borrower,

CERTAIN SUBSIDIARIES THEREOF,

as Guarantors,

THE LENDERS FROM TIME TO TIME PARTY HERETO,

as Lenders,

and

FORTIS CAPITAL CORP.,

as Administrative Agent, Lead Arranger, and Sole Bookrunner

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(continued)

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(continued)

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(continued)

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(continued)

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(continued)

Page
EXHIBITS:

Exhibit A	-	Form of Assignment and Acceptance Agreement
Exhibit B	-	Form of Borrowing Base Report
Exhibit C	-	Form of Compliance Certificate
Exhibit D	-	Form of Letter of Credit Request
Exhibit E	-	Form of Note
Exhibit F	-	Form of Notice of Borrowing
Exhibit G	-	Form of Notice of Conversion or Continuation
Exhibit H	-	Form of Pledge Agreement
Exhibit I	-	Form of Security Agreement

SCHEDULES:

Schedule 1.01	-	Guarantors
Schedule 2.01	-	Revolving Commitments and Pro Rata Shares of the Lenders
Schedule 4.07	-	Litigation
Schedule 4.10	-	Subsidiaries
Schedule 4.13	-	Insurance
Schedule 4.17	-	Bank Accounts
Schedule 4.23	-	Locations
Schedule 6.01	-	Existing Liens
Schedule 6.05	-	Investments
Schedule 6.08	-	Affiliate Transactions
Schedule 6.12	-	Operating Leases
Schedule 10.02	-	Addresses for Notice

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CREDIT AGREEMENT

This Credit Agreement dated as of August 30, 2006 is among Diamondback Energy Services LLC, a Delaware limited liability company (the “Borrower”), the Guarantors, the Lenders, and Fortis Capital Corp., as Administrative Agent for the Lenders.

The Borrower, the Guarantors, the Lenders, and the Administrative Agent agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

Section 1.01 Certain Defined Terms. Any terms used in this Agreement that are defined in Article 9 of the Uniform Commercial Code as adopted in the State of New York (“UCC”) shall have the meanings assigned to those terms by the UCC as of the date of this Agreement. As used in this Agreement, the terms defined above shall have the meanings set forth therein and the following terms shall have the following meanings (unless otherwise indicated, such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Acceptable Security Interest” in any Property means a Lien which (a) exists in favor of the Administrative Agent for the benefit of the Secured Parties; (b) is superior to all other Liens except Excepted Liens; (c) secures the Obligations; and (d) is perfected and enforceable against the Loan Party that created such security interest in preference to any rights of any Person therein, other than Excepted Liens.

“Account Control Agreement” shall mean, if any deposit or securities account of the Borrower or any Loan Party is held with a financial institution that is not the Administrative Agent, an agreement or agreements in form and substance reasonably acceptable to the Administrative Agent between the Administrative Agent and such other financial institution governing any such deposit accounts or securities of the Borrower or such Loan Party.

“Acquired Tangible Assets” has the meaning set forth for “Tangible Assets” in the Appraisal Reports prepared by Marshall Stevens and delivered to the Administrative Agent on or prior to the Closing Date, other than interests in real property or any aircraft.

“Acquisition” means any transaction, or any series of related transactions, consummated on or after the date of this Agreement, by which the Borrower or any of its Subsidiaries (a) acquires any going business or all or substantially all of the assets of any firm, corporation or limited liability company, or division thereof, whether through purchase of assets, merger or otherwise, or (b) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the securities of a corporation which have ordinary voting power for the election of directors (other than securities having such power only by reason of the happening of a contingency) or a majority (by percentage or voting power) of the outstanding ownership interests of a partnership or limited liability company.

“Adjusted Base Rate” means, for any day, a fluctuating rate of interest per annum equal to the Prime Rate in effect for such day. Any change in the Adjusted Base Rate due to a change in the Prime Rate shall be effective on the effective date of such change in the Prime Rate.

“Administrative Agent” means Fortis in its capacity as administrative agent for the Lenders under the Loan Documents and any successor in such capacity appointed pursuant to Section 9.06.

“Administrative Agent’s Account” means account no. 001-1-624418 maintained at JPMorgan Chase Bank, N.A. on behalf of Fortis, and is the “Collateral Account” established and maintained pursuant to Section 7.07, in the name of the Borrower but under the sole dominion and control of, and exclusive right of withdrawal at the direction of, the Administrative Agent and subject to the terms of this Agreement.

“Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Administrative Agent.

“Affiliate” of any Person, means any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person or any Subsidiary of such Person. The term “control” (including the terms “controlled by” or “under common control with”) means the possession, directly or indirectly, of the power to (a) vote or direct the voting of 10% or more of the outstanding shares of Voting Stock of such Person or (b) direct or cause the direction of the management and policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.

“Agreement” means this Credit Agreement dated as of August 30, 2006 among the Borrower, the Guarantors, the Lenders, and the Administrative Agent, as it may be amended or modified and in effect from time to time.

“Applicable Lending Office” means (a) with respect to any Lender, the office, branch, subsidiary, affiliate or correspondent bank of such Lender specified in its Administrative Questionnaire or such other office, branch, subsidiary, affiliate or correspondent bank as such Lender may from time to time specify to the Borrower and the Administrative Agent from time to time and (b) with respect to the Administrative Agent, the address specified for such Person on Schedule 10.02 or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the other parties.

“Applicable Margin” means, for any day, (a) with respect to Base Rate Advances, 1.25%, and (b) with respect to Eurodollar Advances, 2.25%.

“Appraisal Report” means a report with respect to the Collateral from a recognized appraiser of oilfield equipment in form and substance acceptable to the Administrative Agent that states the Fair Market Value of the Collateral.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender, or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arranger” means Fortis in its capacity as lead arranger and sole bookrunner.

“Asset Disposition” or “Dispose” means the disposition, whether by sale, lease, license, transfer, loss, damage, destruction, condemnation or otherwise, of all or any material portion of the Property of the Borrower or any of its Subsidiaries other than (a) any sale or issuance of Equity Interests of any of the Borrower’s Subsidiaries to any Loan Party, (b) sales of inventory in the ordinary course of business, and (c) dispositions of assets which have become obsolete or no longer useful in the business of any Loan Party.

“Assignment and Acceptance” shall mean an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.06), and accepted by the Administrative Agent, in substantially the form of Exhibit A or any other form approved by the Administrative Agent in its reasonable discretion.

“Base Rate Advance” means a Revolving Advance that bears interest at a rate determined by reference to the Adjusted Base Rate.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act.

“Borrowing” means a borrowing consisting of simultaneous Revolving Advances of the same Type made, converted or continued on the same Business Day, and, in the case of Eurodollar Advances, as to which a single Interest Period is in effect.

“Borrowing Base” means, as of any date of determination, an amount equal to the sum of the following:

(a) 80% of Eligible Accounts Receivable;

(b) during such time as the Rig Count is greater than 1,100, 50% of the lesser of (i) aggregate Fair Market Value or (ii) original cost of Purchased Post-Acquisition Equipment with respect to which the Administrative Agent has an Acceptable Security Interest;

(c) during such time as the Rig Count is equal to or less than 1,100, 30% of the lesser of (i) aggregate Fair Market Value or (ii) original cost of Purchased Post-Acquisition Equipment with respect to which the Administrative Agent has an Acceptable Security Interest;

(d) during such time as the Rig Count is greater than 1,100, 50% of aggregate Fair Market Value of Acquired Tangible Assets existing on the Closing Date with respect to which the Administrative Agent has an Acceptable Security Interest;

(e) during such time as the Rig Count is equal to or less than 1,100, 30% of aggregate Fair Market Value of Acquired Tangible Assets existing on the Closing Date with respect to which the Administrative Agent has an Acceptable Security Interest;

(f) during such time as the Rig Count is greater than 1,100, 50% of the lesser of (i) aggregate Fair Market Value or (ii) original construction cost of Self-Manufactured Post-Acquisition Equipment with respect to which the Administrative Agent has an Acceptable Security Interest; and

(g) during such time as the Rig Count is equal to or less than 1,100, 30% of the lesser of (i) aggregate Fair Market Value or (ii) original construction cost of Self-Manufactured Post-Acquisition Equipment with respect to which the Administrative Agent has an Acceptable Security Interest.

For purposes of determining the Borrowing Base, with respect to newly purchased equipment, cost shall be assumed to equal Fair Market Value until the receipt of the next Appraisal Report pursuant to Section 5.14.

“Borrowing Base Availability” means the excess, if any, of the Borrowing Base over the sum of the Revolving Advances and the Letter of Credit Exposure.

“Borrowing Base Determination Date” means 40 days after the end of each calendar month through December, 2006, and 30 days after the end of each calendar month thereafter, or more frequently at the option of the Borrower.

“Borrowing Base Report” means a borrowing base report in the form of the attached Exhibit B signed by a Responsible Officer of the Borrower.

“Borrowing Date” means the date on which any Revolving Advance is made or any Letter of Credit is issued hereunder.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the laws of, or are in fact closed in, New York and, if such day relates to any Eurodollar Advance, means any such day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Capital Expenditures” means all expenditures of any Person in respect of the purchase or other acquisition, construction or improvement of any fixed or capital assets that are required to be capitalized under GAAP on a balance sheet as property, plant, equipment or other fixed assets or intangibles; provided, however that Capital Expenditures shall in any event exclude (a) normal replacements and maintenance which are properly charged to current operations, (b) amounts expended with the proceeds of insurance to repair or replace fixed or capital assets and (c) leasehold improvement expenditures for which such Person is reimbursed by the lessor, sublessor or sublessee.

“Capital Lease” of a Person means any lease of any Property by such Person as lessee that would, in accordance with GAAP, be required to be classified and accounted for as a capital lease on the balance sheet of such Person.

“Cash Equivalents” means:

(a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;

(b) investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, one of the two highest credit ratings obtainable from S&P or from Moody’s;

(c) investments in certificates of deposit, banker’s acceptances and time deposits maturing within one year from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, the Administrative Agent or any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof that has a combined capital and surplus and undivided profits of not less than $500,000,000.00;

(d) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria of clause (c) above;

(e) investments in “money market funds” within the meaning of Rule 2a-7 of the Investment Company Act of 1940, as amended, substantially all of whose assets are invested in investments of the type described in clauses (a) through (d) above; and

(f) demand deposit accounts maintained in the ordinary course of business.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.

“Change of Control” means the occurrence of any of the following events:

(a) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Borrower and its Subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d) of the Exchange Act, but excluding any employee benefit plan of the Borrower or any of its Subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan);

(b)(i) prior to the IPO Completion Date, the Permitted Investors cease to own more than 20% of the Equity Interest in the Borrower; and (ii) after the IPO Completion Date, the consummation of any transaction (including any merger or consolidation) the result of which is that any “person” (as defined above) (other than Permitted Investors) becomes the Beneficial Owner, directly or indirectly, of more than 25% of the Voting Stock of the Borrower, measured by voting power rather than number of shares; or

(c) the Borrower consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, the Borrower, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of the Borrower is converted into or exchanged for cash, securities or other property, other than any such transaction where the Voting Stock of the Borrower outstanding immediately prior to such transaction is converted into or exchanged for Voting Stock of the surviving or transferee Person constituting a majority of the outstanding shares of such Voting Stock of such surviving or transferee Person (immediately after giving effect to such issuance).

“Closing Date” means August 30, 2006.

“Code” means the United States Internal Revenue Code of 1986, as amended, reformed or otherwise modified from time to time, and any successor statute and all rules and regulations promulgated thereunder.

“Collateral” means all the “Collateral” as defined in any Security Document.

“Compliance Certificate” means a Compliance Certificate signed by a Financial Officer of the Borrower in substantially the form of the attached Exhibit C.

“Consolidated Debt” means, for any period, the Debt of the Borrower and its Subsidiaries calculated on a consolidated basis in accordance with GAAP for such period.

“Consolidated EBITDA” means, for any period, without duplication, the sum of the following for the Borrower and its Subsidiaries on a consolidated basis, each calculated for such period:

(a) Consolidated Net Income for such period of determination plus

(b) to the extent deducted in determining Consolidated Net Income, Consolidated Interest Expense, charges against income for foreign, federal, state, and local taxes, depreciation and amortization expense and other non-cash charges, extraordinary, unusual or non-recurring expenses or losses, amortization or write off of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with letters of credit or Debt, and any losses on sales of assets outside the ordinary course of business minus

(c) extraordinary or non-recurring gains for such period minus

(d) any gain realized upon the sale or other disposition of any assets of the Borrower or any of its Subsidiaries for such period (other than in the ordinary course of business) minus

(e) the income of any Person (other than Wholly-Owned Subsidiaries of the Borrower) in which the Borrower or a Wholly-Owned Subsidiary of the Borrower has an ownership interest except to the extent such income is received by the Borrower or such Wholly-Owned Subsidiary in a cash distribution during such period, all as determined on a consolidated basis in accordance with GAAP, plus the loss or minus the income

(f) of any Person accrued prior to the date it becomes a Subsidiary of the Borrower or is merged into or consolidated with the Borrower or any of its Subsidiaries, minus

(g) non-cash gains (other than gains resulting from derivatives to the extent the amount of commodities hedged with such derivatives exceeds the Borrower’s and their Subsidiaries’ commodities sold), losses or adjustments under FASB Statement 133 as a result of changes in the fair market value of derivatives; plus

(h) stock, stock options and other non-cash compensation charges, plus

(i) expenses incurred in connection with the transactions contemplated by this Agreement;

provided however that, with respect to each quarterly period ending on or after September 30, 2006, Consolidated EBITDA will be determined as follows: (A) for the fiscal quarter ending September 30, 2006, Consolidated EBITDA shall be computed by multiplying the Consolidated EBITDA for the fiscal quarter ending September 30, 2006 by 4, (B) for the fiscal quarter ending December 31, 2006, Consolidated EBITDA shall be computed by multiplying the Consolidated EBITDA for the two fiscal quarters ending December 31, 2006 by 2, (C) for the fiscal quarter ending March 31, 2007, Consolidated EBITDA shall be computed by multiplying the Consolidated EBITDA for the three fiscal quarters ending March 31, 2007 by  3/4, and (D) for each fiscal quarter ending thereafter, Consolidated EBITDA shall be computed by adding the Consolidated EBITDA for the four fiscal quarters ending on such date.

Consolidated EBITDA shall be calculated, on a pro forma basis, after giving effect to, without duplication, any Acquisition occurring during the period commencing on the first day of such period to and including the date of such transaction to be included in Consolidated EBITDA (the “Reference Period”) and whether or not such acquired Property was operated during such Reference Period, as if such Acquisition occurred on the first day of the Reference Period. In making the calculation contemplated by the preceding sentence, Consolidated EBITDA generated or to be generated by such acquired Person or by such acquired Property shall be determined in good faith by the Borrower based on reasonable assumptions and may take into account pro forma expenses that would have been incurred by the Borrower and its Subsidiaries in the operation of such acquired Person or acquired Property, during such period; provided however, that such pro forma calculations shall be reasonably acceptable to the Administrative Agent.

“Consolidated Interest Expense” means, for any period, the interest expense of the Borrower and its Subsidiaries calculated on a consolidated basis in accordance with GAAP for such period; provided however that, with respect to each quarterly period ending on or after September 30, 2006, Consolidated Interest Expense will be determined as follows: (A) for the fiscal quarter ending September 30, 2006, Consolidated Interest Expense shall be computed by multiplying the Consolidated Interest Expense for the fiscal quarter ending September 30, 2006 by 4, (B) for the fiscal quarter ending December 31, 2006, Consolidated Interest Expense shall be computed by multiplying the Consolidated Interest Expense for the two fiscal quarters ending December 31, 2006 by 2, (C) for the fiscal quarter ending March 31, 2007, Consolidated Interest Expense shall be computed by multiplying the Consolidated Interest Expense for the three fiscal quarters ending March 31, 2007 by  3/4, and (D) for each fiscal quarter ending thereafter, Consolidated Interest Expense shall be computed by adding the Consolidated Interest Expense for the four fiscal quarters ending on such date.

“Consolidated Net Income” means, for any period, the net income of the Borrower and its Subsidiaries calculated on a consolidated basis for such period after taxes, as determined in accordance with GAAP.

“Continue”, “Continuation”, and “Continued” each refers to a continuation of Advances for an additional Interest Period upon the expiration of the Interest Period then in effect for such Revolving Advances.

“Convert”, “Conversion”, and “Converted” each refers to a conversion of Advances of one Type into Revolving Advances of another Type pursuant to Section 2.02(b).

“Custodial Agreement” has the meaning assigned to such term in the Security Agreement.

“Custodian” has the meaning assigned to such term in the Security Agreement.

“Debt,” means, for any Person, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(b) obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business);

(c) Capital Leases;

(d) all obligations of such Person in respect of letters of credit, bankers’ acceptances, bank guarantees, surety bonds or similar instruments which are issued upon the application of such Person or upon which such Person is an account party or for which such Person is in any way liable;

(e) net obligations of such Person under any Swap Contract;

(f) Off-Balance Sheet Liabilities;

(g) indebtedness secured by a Lien on Property now or hereafter owned or acquired by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse (provided, that if such Person has not assumed or otherwise become liable in respect of such Debt, such Debt shall be deemed to be in an amount equal to the lesser of the amount of such Debt and the liquidation value of the Property encumbered by such Lien); and

(h) all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Debt of any Person shall include the Debt of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Debt is expressly made non-recourse to such Person. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date. Notwithstanding the foregoing, it is understood and agreed that Debt shall not include (x) obligations under agreements providing for the adjustment of the purchase price, working capital or similar adjustments in connection with any Investment, Acquisition or Asset Disposition permitted under this Agreement or (y) obligations that are classified as liabilities on a Person’s balance sheet in accordance with GAAP in connection with a non-compete, consulting or other similar agreement entered into after the Closing Date.

“Default” means (a) an Event of Default or (b) any event or condition which with notice or lapse of time or both would, unless cured or waived, become an Event of Default.

“Deposit Accounts” has the meaning set forth in Section 5.13(b).

“Dollars” and “$” means the lawful money of the United States of America.

“Domestic Subsidiary” means a Subsidiary that is organized or incorporated under the laws of the United States or a State thereof.

“Effective Date” means the date on which the conditions precedent set forth in Section 3.01 shall have been satisfied, which date shall not be later than August 31, 2006.

“Eligible Accounts Receivable” means, as at any date of determination, any Account of the Borrower or any other Loan Party; provided, however that, unless otherwise approved by the Administrative Agent, the following Accounts are not Eligible Accounts Receivable:

(a) Accounts that do not consist of valid, bona fide accounts receivable and contract receivables, each owed to and owned by any Loan Party arising out of or resulting from goods actually sold and delivered or for services fully rendered by such Loan Party;

(b) Accounts with respect to which the Administrative Agent does not have an Acceptable Security Interest, including, without limitation, Accounts evidenced by an Instrument or Chattel Paper not in the possession of Administrative Agent;

(c) Accounts that are unpaid more than ninety (90) days after the first date of issuance of the respective invoice therefor;

(d) to the extent that such Account, together with all other Accounts owing by such Account Debtor and its Affiliates as of any date of determination exceed twenty percent (20%) of all Eligible Accounts Receivable; or

(e) Accounts that are otherwise eligible with respect to which the Account Debtor is owed a credit, discount, allowance or other similar adjustment by any Loan Party, but only to the extent of such credit, discount, allowance or other similar adjustment;

(f) Accounts with respect to which the account debtor is any Governmental Authority, unless Borrower has, with respect to such Accounts, complied with the Federal Assignment of Claims Act of 1940 as amended (31 U.S.C. Section 3727 et seq.) or any applicable statute or municipal ordinance of similar purpose and effect;

(g) Accounts due from an Account Debtor if such Account Debtor is in default on any other Debt owed by such Person to the Loan Parties, collectively;

(h) Accounts with respect to which there is any potential offset or counterclaim or unresolved dispute with the respective Account Debtor (but only to the extent of such potential offset or counterclaim or unresolved dispute);

(i) Accounts with respect to which the Account Debtor is the subject of any bankruptcy or other insolvency proceeding;

(j) Accounts with respect to which the Account Debtor’s obligation to pay is conditional or subject to a repurchase obligation or right to return or with respect to which the goods or services giving rise to such Account have not been delivered (or performed, as applicable) and accepted by such account debtor, including progress billings, bill and hold sales, guarantied sales, sale or return transactions, sales on approval or consignment sales;

(k) Accounts with respect to which the Account Debtor is located in New Jersey, or any other state denying creditors access to its courts in the absence of a Notice of Business Activities Report or other similar filing, unless the applicable Loan Party has either qualified as a foreign corporation authorized to transact business in such state or has filed a Notice of Business Activities Report or similar filing with the applicable state agency for the then current year;

(l) Accounts with respect to which the Account Debtor is a creditor of any Loan Party; provided, however, that any such Account shall only be ineligible as to that portion of such Account which is less than or equal to the amount owed by such Loan Party to such Person; and

(m) Accounts that are otherwise eligible that are deemed to be ineligible for borrowing purposes for other reasons by the Administrative Agent in its reasonable credit judgment.

“Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund, and (d) any other Person (other than a natural person) approved by the Administrative Agent, and, so long as no Default exists, the Borrower, in either case, such approval not to be unreasonably withheld or delayed; provided that notwithstanding the foregoing, “Eligible Assignee” shall not include the Borrower or any of the Borrower’s Affiliates or Subsidiaries.

“Environmental Claim” means any allegation, notice of violation, action, lawsuit, claim, demand, judgment, order or proceeding by any Governmental Authority or any Person for liability or damage, including, without limitation, personal injury, property damage, contribution, indemnity, direct or consequential damages, damage to the environment, nuisance, pollution, or contamination, or for fines, penalties, fees, costs, expenses or restrictions arising under or otherwise related to an obligation under Environmental Law.

“Environmental Law” means all former, current and future federal, state, local and foreign laws (including common law), treaties, regulations, rules, ordinances, codes, decrees, judgments, directives, orders (including consent orders), and agreements in each case, relating to protection of the environment, natural resources, human health and safety or the presence, Release of, or exposure to, Hazardous Materials, or the generation, manufacture, processing, distribution, use, treatment, storage, transport, recycling or handling of, or the arrangement for such activities with respect to, Hazardous Materials.

“Environmental Liability” shall mean all liabilities, obligations, damages, losses, claims, actions, suits, judgments, orders, fines, penalties, fees, expenses and costs (including administrative oversight costs, natural resource damages and remediation costs), whether contingent or otherwise, arising out of or relating to (a) compliance or non-compliance with any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permit” means any permit, license, order, approval or other authorization under any Environmental Law.

“Equity Interests” shall mean shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity interests in any Person, or any obligations convertible into or exchangeable for, or giving any Person a right, option or warrant to acquire, such equity interests or such convertible or exchangeable obligations.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time-to-time, and any successor statute and all rules and regulations promulgated thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate.

“Eurocurrency Liabilities” has the meaning assigned to that term in Regulation D.

“Eurodollar Advance” means a Revolving Advance that bears interest based on the Eurodollar Rate.

“Eurodollar Rate” means, with respect to a Eurodollar Advance for the relevant Interest Period, the applicable British Bankers’ Association Interest Settlement Rate for deposits in Dollars appearing on Page 3750 of the Dow Jones Markets Screen as of 11:00 a.m. (London, England time) two Business Days prior to the first day of such Interest Period, and having a maturity equal to such Interest Period, provided that if the Dow Jones Markets Screen is not available to the Administrative Agent for any reason, then the applicable Eurodollar Rate for the relevant Interest Period shall instead be the rate determined by the Administrative Agent to be the rate at which Fortis or one of its Affiliate banks offers to place deposits in Dollars with first class banks in the London interbank market at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, in the approximate amount of Fortis’ relevant Eurodollar Advance and having a maturity equal to such Interest Period.

“Eurodollar Rate Reserve Percentage” of any Lender for the Interest Period for any Eurodollar Advance means the reserve percentage applicable during such Interest Period (or if more than one such percentage shall be so applicable, the daily average of such percentages for those days in such Interest Period during which any such percentage shall be so applicable) under regulations issued from time-to-time by the Federal Reserve Board for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for such Lender with respect to liabilities or assets consisting of or including Eurocurrency Liabilities having a term equal to such Interest Period. The Eurodollar Rate Reserve Percentage shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Event of Loss” means, with respect to any Property, any of the following: (a) any loss, destruction or damage of such Property; or (b) any actual condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, of such Property, or confiscation of such Property or the requisition of the use of such Property, in each case of assets having a book value of $1,000,000.00 or more, either individually or in the aggregate.

“Events of Default” has the meaning set forth in Section 7.01.

“Excepted Liens” means:

(a) Liens for taxes, assessments or governmental charges or levies on its Property if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings diligently conducted and for which adequate reserves in accordance with and to the extent required by GAAP shall have been set aside on its books;

(b) Liens imposed by law, or arising by operation of law or ordinary course of business contracts, including, without limitation, carriers’, warehousemen’s, landlord’s, mechanics’, materialmen’s, and other similar liens arising in the ordinary course of business which secure payment of obligations not more than 30 days past due or which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves shall have been set aside on the books of the applicable Person;

(c) Liens incurred and pledges or deposits made in the ordinary course of business in connection with worker’s compensation, unemployment insurance or other social security or retirement benefits, or similar legislation, other than any Lien imposed by ERISA;

(d) deposits to secure the performance of bids and leases (other than Debt), statutory obligations, surety bonds (other than bonds related to judgments or litigation), performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(e) easements, rights-of-way, restrictions and other similar encumbrances affecting real property which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person; and

(f) Liens arising out of judgments or awards not constituting an Event of Default.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, the Issuing Bank, or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the Borrower is located and (c) in the case of a Foreign Lender, any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new lending office) or is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 2.11(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 2.11(a).

“Existing Credit Facilities” means the revolving line of credit with Coppermark Bank as evidenced by that certain Promissory Note dated May 26, 2006, in the maximum principal amount of $8,000,000.00 and the term loan with Arvest Bank identified as Note Number 29534373.

“Fair Market Value” means with respect to any Collateral, the fair market value thereof as established by the most recent Appraisal Report delivered to Administrative Agent in accordance with Section 5.14(a) hereof (or, with respect to Collateral purchased or constructed after the date of such Appraisal Report, purchase invoices or documentation evidencing construction cost of such Collateral), taking into account any Event of Loss or Asset Disposition that has occurred since the most recent Appraisal Report (or, if applicable, purchase invoices or documentation evidencing construction cost) was delivered with respect to such Collateral.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System or any of its successors.

“Financial Officer” for any Person means the chief financial officer, treasurer or senior financial officer of such Person, as applicable.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“Fortis” means Fortis Capital Corp.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” means United States generally accepted accounting principles applied on a consistent basis.

“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank, or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Governmental Proceedings” means any action or proceedings by or before any Governmental Authority, including, without limitation, the promulgation, enactment or entry of any Legal Requirement.

“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Debt or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Debt or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the owner of such Debt or other obligation of the payment or performance of such Debt or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Debt or other obligation, or (iv)

entered into for the purpose of assuring in any other manner the owner of such Debt or other obligation of the payment or performance thereof or to protect such owner against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Debt or other obligation of any other Person, whether or not such Debt or other obligation is assumed by such Person; provided, however, that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guarantors” means (a) each of the Borrower’s Domestic Subsidiaries listed on Schedule 1.01(a) and (b) any other Material Subsidiary that becomes a guarantor of all or a portion of the Obligations in accordance with Section 5.12.

“Hazardous Material” means (a) any petroleum products or byproducts and all other hydrocarbons, coal ash, radon gas, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, chlorofluorocarbons and all other ozone-depleting substances and (b) any chemical, material, substance or waste that is prohibited, limited or regulated by or pursuant to any Environmental Law.

“Increase Effective Date” has the meaning set forth in Section 2.16(d).

“Indemnified Taxes” means any Taxes other than Excluded Taxes.

“Intangible Assets” means assets that are considered to be intangible assets acquired after the Closing Date under GAAP, including customer lists, goodwill, computer software, copyrights, trade names, trademarks, patents, franchises, licenses, unamortized deferred charges, unamortized debt discount, capitalized research and development costs, including unsecured amounts owing from Affiliates.

“Interest Coverage Ratio” means, for any period of determination, the ratio of (a) Consolidated EBITDA for such period to (b) Consolidated Interest Expense.

“Interest Period” means, for each Eurodollar Advance comprising part of a Borrowing, the period commencing on the date of such Eurodollar Advance or the date of the Conversion of any existing Base Rate Advance into such Eurodollar Advance and ending on the last day of the period selected by the Borrower pursuant to the provisions below and Section 2.02 and, thereafter, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the period selected by the Borrower pursuant to the provisions below and Section 2.02. The duration of each such Interest Period shall be one, two, three, or six months, in each case as the Borrower may select; provided, however, that:

(a) Interest Periods commencing on the same date for Revolving Advances by each Lender comprising part of the same Borrowing shall be of the same duration;

(b) whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided that if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day;

(c) any Interest Period which begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month in which it would have ended if there were a numerically corresponding day in such calendar month;

(d) Borrower may not select any Interest Period for any Advance which ends after the Maturity Date; and

(e) at the Administrative Agent’s sole discretion, Borrower may not select any Interest Period for any Eurodollar Advance longer than one month until the earlier of (i) December 31, 2006, or (ii) satisfactory completion of the syndication of this Agreement by the Arranger.

“Interim Financial Statements” means the unaudited consolidated statements of income or operations of the Borrower and its Subsidiaries for the fiscal quarter ending June 30, 2006.

“Investment” of any Person means any investment of such Person so classified under GAAP, and whether or not so classified, any loan, advance (other than prepayments or deposits made in the ordinary course of business) or extension of credit that constitutes Debt of the Person to whom it is extended or contribution of capital by such Person; and any stocks, bonds, mutual funds, partnership interests, notes, debentures or other securities owned by such Person (but excluding capital expenditures of such Person determined in accordance with GAAP). For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, minus the amount of such Investment returned to such Person, but without adjustment for fluctuations in the value of such Investment.

“IPO Completion Date” means the completion of a public offering and sale of the Equity Interests in the Borrower.

“Issuing Bank” means Fortis and any successor Issuing Bank pursuant to Section 2.14(h).

“LC Cash Collateral Account” means special interest bearing cash collateral accounts pledged by the Borrower to the Administrative Agent for the ratable benefit of the Secured Parties containing cash deposited pursuant to Section 2.14(e), 7.02 or 7.03 to be maintained at the Administrative Agent’s office in accordance with Section 2.14(g) and bear interest or be invested in the Administrative Agent’s reasonable discretion.

“Legal Requirement” means, as to any Person, any law, statute, ordinance, decree, award, requirement, order, writ, judgment, injunction, rule, regulation (or official interpretation of any of the foregoing) of, and the terms of any license or permit issued by, any Governmental Authority which is binding on such Person.

“Lenders” means the lenders listed on the signature pages of this Agreement and any other Person that has become a party hereto pursuant to an Assignment and Acceptance (other than any such Person that has ceased to be a party hereto pursuant to an Assignment and Acceptance).

“Letter of Credit” means any letter of credit issued hereunder.

“Letter of Credit Application” means (a) a request for issuance of a Letter of Credit in substantially the form of the attached Exhibit D and (b) an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the Issuing Bank, with modifications as necessary to conform to the provisions of the other Loan Documents.

“Letter of Credit Documents” means, with respect to any Letter of Credit, such Letter of Credit, the related Letter of Credit Application and any agreements, documents, and instruments entered into in connection with or relating to such Letter of Credit.

“Letter of Credit Exposure” means, at any time, the sum of (a) the aggregate undrawn maximum face amount of each Letter of Credit at such time and (b) the aggregate unpaid amount of all Reimbursement Obligations owing with respect to such Letters of Credit at such time.

“Letter of Credit Obligations” means any obligations of the Borrower under this Agreement in connection with the Letters of Credit, including the Reimbursement Obligations.

“Lien” shall mean, with respect to any asset, (a) any mortgage, deed of trust, lien (statutory or other), pledge, assignment, preference, deposit arrangement, encumbrance, charge, security interest, priority or other security or preferential arrangement of any kind or nature whatsoever, whether voluntary or involuntary in or on such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loan Documents” means this Agreement, any Notes issued pursuant to Section 2.02(g), the Letter of Credit Documents, the Security Documents, the Mandate Letter and each other agreement, instrument or document executed by any Loan Party or any of their respective officers at any time in connection with this Agreement, all as amended, restated, supplemented or modified from time to time.

“Loan Party” means the Borrower, any Guarantor and any other Person (other than any Agent or any Lender) that is or becomes a party to any Loan Document.

“Majority Lenders” means, as of any date of determination, (a) before the Revolving Commitments terminate, Lenders holding more than 50% of the then aggregate Revolving Commitments and (b) thereafter, Lenders holding more than 50% of the aggregate unpaid principal amount of the Revolving Advances and participation interests in the Letter of Credit Exposure at such time.

“Mandate Letter” means the letter agreement dated as of August 25, 2006 among the Borrower, the Administrative Agent and the Arranger.

“Material Adverse Effect” shall mean a material adverse effect upon (a) the business, results of operations, Properties or condition (financial or otherwise) of the Borrower and its Subsidiaries taken as a whole, (b) the ability of any Loan Party to perform its material obligations under any Loan Document to which it is a party or (c) the validity or enforceability against any Loan Party of any of the Loan Documents or the rights or remedies of the Administrative Agent or the Lenders thereunder.

“Material Subsidiary” means any Wholly-Owned Subsidiary of the Borrower having total assets or annual gross revenues in excess of $250,000.00.

“Maturity Date” means August 30, 2008.

“Maximum Permitted Tax Distributions” for a year shall mean the result of multiplying (a) the amount of net income or gain of the Borrower that would be allocated among the members of the Borrower for such year by (b) 35%.

“Maximum Rate” means the maximum nonusurious interest rate under applicable law (determined under such laws after giving effect to any items which are required by such laws to be construed as interest in making such determination, including without limitation if required by such laws, certain fees and other costs).

“Members’ Equity” means, as of any date of determination, consolidated members’ equity of the Borrower and its Subsidiaries as of that date determined in accordance with GAAP.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Net Issuance Proceeds” means, in respect of any issuance of Equity Interests of the Borrower, cash proceeds received in connection therewith, net of underwriting discounts and commissions and out-of-pocket costs and expenses and disbursements paid or incurred in connection therewith in favor of any Person not an Affiliate of Borrower or any other Loan Party.

“Net Proceeds” means proceeds in cash, checks or other cash equivalent financial instruments (including Cash Equivalents) as and when received by the Person making an Asset Disposition and insurance proceeds received on account of an Event of Loss, net of: (a) in the event of an Asset Disposition (i) the direct costs relating to such Asset Disposition excluding amounts payable to any Loan Party or any Affiliate of a Loan Party, (ii) sale, use or other transaction taxes incurred as a result thereof, (iii) amounts required to be applied to repay principal, interest and prepayment premiums and penalties on Debt secured by a Lien on the Property which is the subject of such Asset Disposition, (iv) any amounts required to be deposited into escrow in connection with the closing of such Asset Disposition (until any such amounts are released therefrom to Borrower or any of its Subsidiaries), (v) the amount of any reserve for adjustment in respect of the sale price of such asset or assets as determined in accordance with GAAP, (vi) amounts classified by Borrower or any of its Subsidiaries as a reserve against any liabilities associated with such Asset Disposition, as determined in accordance with GAAP, and (vii) all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Disposition, and (b) in the event of an Event of Loss, (i) all money actually applied or to be applied to repair or reconstruct the damaged Property or Property affected by the condemnation or taking, (ii) all of the costs and expenses incurred in connection with the collection of such proceeds, award or other payments, and (iii) any amounts retained by or paid to parties having superior rights to such proceeds, awards or other payments.

“Note” means a promissory note made by the Borrower in favor of a Lender evidencing Revolving Advances made by such Lender substantially in the form of Exhibit E.

“Notice of Borrowing” means a notice of borrowing in the form of the attached Exhibit F signed by a Responsible Officer of the Borrower.

“Notice of Conversion or Continuation” means a notice of conversion or continuation in the form of the attached Exhibit G signed by a Responsible Officer of the Borrower.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Advance, Letter of Credit or any Swap Contract to which a Lender or its Affiliate is a party, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any law relating to bankruptcy, insolvency or reorganization or relief of debtors naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“Off-Balance Sheet Liability” of a Person means (a) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person or (b) Synthetic Lease Obligations.

“Operating Lease” of a Person means any lease of Property (other than a Capital Lease) by such Person as lessee which has an original term (including any required renewals and any renewals effective at the option of the lessor) or one year or more.

“Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

“Permitted Investors” means Wexford Capital LLC or any of its Affiliates.

“Permitted Liens” has the meaning set forth in Section 6.01.

“Person” means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, joint ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and governments and agencies and political subdivisions thereof.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Borrower or any ERISA Affiliate or to which the Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.

“Plan” means any Pension Plan or any Multiemployer Plan.

“Pledge Agreement” means the Pledge Agreement in substantially the form of Exhibit H among one or more of the Loan Parties and the Administrative Agent for the benefit of the Secured Parties.

“Prime Rate” means a fluctuating rate of interest per annum as shall be in effect from time-to-time equal to the prime rate of interest publicly announced by the Administrative Agent from time to time as its prime rate in effect at its principal office in New York City, whether or not the Borrower has notice thereof, when and as said prime rate changes.

“Projections” means the Borrower’s forecasted consolidated and consolidating: (a) balance sheets; (b) profit and loss statements; (c) cash flow statements; and (d) capitalization statements, for fiscal years 2006 and 2007, together with appropriate supporting details and a statement of underlying assumptions.

“Property” of any Person means any interest of such Person in any property or asset (whether real, personal or mixed, tangible or intangible).

“Pro Rata Share” means, with respect to each Lender at any time, (a) before the Revolving Commitments terminate, the ratio (expressed as a percentage) of such Lender’s Revolving Commitment to the aggregate Revolving Commitments and (b) thereafter, the ratio (expressed as a percentage) of such Lender’s aggregate outstanding Revolving Advances at such time to the aggregate outstanding Revolving Advances of all the Lenders at such time. The initial Pro Rata Share of each Lender is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Purchased Post-Acquisition Equipment” means all tangible Property acquired by the Borrower or its Subsidiaries that constitutes revenue-generating Property or finished goods inventory held for sale or lease, excluding items such as office furniture, computer equipment and software, the Acquired Tangible Assets and Self-Manufactured Post-Acquisition Equipment, (a) that are appraised pursuant to Appraisal Reports delivered in accordance with Section 5.14 or (b) for which the Borrower has taken possession of such Property and has delivered copies of purchase invoices to the Administrative Agent.

“Regulations T, U, X and D” means Regulations T, U, X, and D of the Federal Reserve Board, as the same is from time-to-time in effect, and all official rulings and interpretations thereunder or thereof.

“Reimbursement Obligations” means all of the obligations of the Borrower to reimburse the Issuing Bank for amounts paid by the Issuing Bank under Letters of Credit as established by the Letter of Credit Applications and Section 2.14(c).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Release” means any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment or within or upon any building, structure, facility or fixture.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA.

“Responsible Officer” for any Person means, the Chief Executive Officer, President, Chief Financial Officer, any Executive or Senior Vice President, Vice President, Treasurer or any other member of senior management of such Person.

“Restricted Payment” means: (a) the declaration or making by the Borrower or any Subsidiary of any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interest of such Person; (b) any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Equity Interests in the Borrower or any Subsidiary or any option, warrant or other right to acquire any such Equity Interests in the Borrower or any Subsidiary; (c) any payment or prepayment (scheduled or otherwise) of principal of, premium, if any, or interest on, any Subordinated Debt, or the issuance of a notice of an intention to do any of the foregoing of the Borrower or any Subsidiary; and (d) any management fee, consulting fee, advisory fee, investment banking or transaction fee or commission, bonus, salary, or similar remuneration paid or payable, or any loans, advances or similar investments made, to any Affiliate of the Borrower or any payment to any such Affiliate with respect to any allocation of overhead costs and expenses, excluding salaries, bonuses and commissions payable to officers, directors and employees and directors’ fees and executive compensation and benefits, in each case, payable in the ordinary course of business consistent with past practice; provided, that clause (d) shall not apply to amounts paid pursuant to any agreements or arrangements existing as of the date of this Agreement and listed on Schedule 6.08.

“Revolving Advance” means a Revolving Advance by a Lender to the Borrower as part of a Borrowing and refers to a Base Rate Advance or a Eurodollar Advance.

“Revolving Commitment” means, as to each Lender, its obligation to (a) make Revolving Advances to the Borrower pursuant to Section 2.01, and (b) purchase participations in L/C Obligations pursuant to Section 2.14(b), in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement. The initial aggregate amount of the Revolving Commitments is $50,000,000.00.

“Rig Count” means the Baker Hughes Rig Count for Land Rigs in the continental United States.

“S&P” means Standard & Poor’s Rating Agency Group, a division of Mc-Graw Hill Companies, Inc., or any successor that is a national credit rating organization.

“Sale and Leaseback Transaction” means a transaction or series of transactions pursuant to which the Borrower or any Subsidiary shall sell or transfer to any Person (other than the Borrower or a Subsidiary) any Property, whether now owned or hereafter acquired, and, as part of the same transaction or series of transactions, the Borrower or such Subsidiary shall rent or lease as lessee (other than pursuant to a Capital Lease), or similarly acquire the right to possession or use of, such Property.

“Secured Parties” means the Administrative Agent, the Lenders, the Issuing Bank, the Swap Counterparties and the beneficiaries of each indemnification obligation undertaken by any Loan Party under any Loan Document.

“Security Agreement” means the Security Agreement in substantially the form of Exhibit I among one or more of the Loan Parties and the Administrative Agent for the benefit of the Secured Parties, and each other document, instrument or agreement executed by any Loan Party in connection therewith in order to comply with the Legal Requirements of any jurisdiction other than the United States of America or any state thereof.

“Security Documents” means the Security Agreement, the Pledge Agreement and each other document, instrument or agreement executed in connection therewith or otherwise executed in order to secure all or a portion of the Obligations.

“Self-Manufactured Post-Acquisition Equipment” means all tangible Property constructed by the Borrower or its Subsidiaries that constitutes revenue-generating Property or finished goods inventory held for sale or lease, excluding the Acquired Tangible Assets and Purchased Post-Acquisition Equipment, (a) that are appraised pursuant to Appraisal Reports delivered in accordance with Section 5.14 or (b) for which the Borrower has completed construction of such Property and has delivered to the Administrative Agent documentation evidencing the construction cost of such Property acceptable to the Administrative Agent.

“Subordinated Debt” means any Debt of the Borrower or any of its Subsidiaries which is subordinated to their respective obligations under the Loan Documents in a manner reasonably satisfactory to the Administrative Agent and which is otherwise on terms and conditions reasonably satisfactory to the Administrative Agent.

“Subsidiary” of a Person means any corporation, association, partnership or other business entity of which more than 50% of the outstanding Equity Interests having by the terms thereof ordinary voting power under ordinary circumstances to elect a majority of the board of directors or Persons performing similar functions (or, if there are no such directors or Persons, having general voting power) of such entity (irrespective of whether at the time Equity Interests of any other class or classes of such entity shall or might have voting power upon the occurrence of any contingency) is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more Subsidiaries of such Person or by one or more Subsidiaries of such Person. Unless otherwise indicated herein, each reference to the term “Subsidiary” shall mean a Subsidiary of the Borrower.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Counterparty” means any Lender or any Affiliate thereof that is party to a Swap Contract with the Borrower or one of its Subsidiaries.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of Property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Tangible Net Worth” means, as of any date of determination, for the Borrower and its Subsidiaries on a consolidated basis, Members’ Equity of the Borrower and its Subsidiaries on that date minus the Intangible Assets of the Borrower and its Subsidiaries on that date.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Total Net Debt Leverage Ratio” means, as of the last day of any fiscal quarter of the Borrower, the ratio of (a) Consolidated Debt as of such day minus cash and Cash Equivalents to (b) Consolidated EBITDA for the four fiscal quarters then ended.

“Type” has the meaning set forth in Section 1.04.

“UCC” means the Uniform Commercial Code as in effect on the date hereof in the State of New York, as amended from time to time, and any successor statute.

“Unfunded Pension Liability” means the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

“Voting Stock” means, with respect to any Person, Equity Interests of such Person of any class or classes, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of members of the Board of Directors (or Persons performing similar functions) of such Person.

“Wholly-Owned Subsidiary” of any Person shall mean a subsidiary of such Person of which Equity Interests representing 100% of the Equity Interests are, at the time any determination is being made, owned, controlled or held by such Person or one or more Wholly-Owned Subsidiaries of such Person or by such Person and one or more Wholly-Owned Subsidiaries of such Person.

Section 1.02 Computation of Time Periods. In this Agreement in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”.

Section 1.03 Accounting Terms.

(a) For purposes of this Agreement, all accounting terms not otherwise defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the financial statements most recently delivered pursuant to Section 5.06(a).

(b) If at any time any Accounting Change (as defined below) would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the

Borrower or the Majority Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Majority Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP. “Accounting Changes” means: (A) changes in accounting principles required by GAAP and implemented by the Borrower; (B) changes in accounting principles recommended by the Borrower’s accountants; and (C) changes in carrying value of the Borrower’s or any of its Subsidiaries’ assets, liabilities or equity accounts resulting from any adjustments that, in each case, were applicable to, but not included in, the financial statements most recently delivered pursuant to Section 5.06(a).

(c) In addition, all calculations and defined accounting terms used herein shall, unless expressly provided otherwise, when referring to any Person, refer to such Person on a consolidated basis and mean such Person and its consolidated subsidiaries.

(d) In connection with this Agreement, the Loan Parties may from time to time provide financial projections and other forward looking statements to the Administrative Agent and the Lenders. The parties acknowledge that financial projections and other forward looking statements are inherently subject to risk and uncertainties, many of which cannot be predicted with accuracy, and some of which might not be anticipated, and that future events and actual results, financial and otherwise, could differ materially from those set forth in any such projections or forward looking statements.

Section 1.04 Types of Revolving Advances. Revolving Advances are distinguished by “Type”. The “Type” of a Revolving Advance refers to the determination whether such Revolving Advance is a Eurodollar Advance or a Base Rate Advance, each of which constitutes a Type.

Section 1.05 Miscellaneous. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

ARTICLE II

THE REVOLVING ADVANCES

Section 2.01 The Revolving Advances. Each Lender severally agrees, on the terms and conditions set forth in this Agreement, to make Revolving Advances to the Borrower from time-to-time on any Business Day before the Maturity Date in an aggregate amount up to but not to exceed at any time outstanding (i) the lesser of (A) its Revolving Commitment and (B) its Pro Rata Share of the Borrowing Base minus (ii) such Lender’s Pro Rata Share of the Letter of Credit Exposure; provided however that the aggregate outstanding principal amount of the sum of (x) all Revolving Advances plus (y) the Letter of Credit Exposure shall not at any time exceed the lesser of (1) aggregate amount of the Revolving Commitments and (2) the Borrowing Base. Each Borrowing shall be in an aggregate amount not less than $1,000,000.00 and in integral multiples of $500,000.00 in excess thereof and shall consist of Revolving Advances of the same Type made on the same day by the Lenders ratably according to their respective Revolving Commitments. Within the limits of each Lender’s Revolving Commitment, the Borrower may from time-to-time borrow, prepay pursuant to Section 2.07(b) and reborrow under this Section 2.01(a).

Section 2.02 Method of Borrowing.

(a) Notice. Each Borrowing shall be made pursuant to a Notice of Borrowing, given not later than (i) if the Borrowing is comprised of Eurodollar Advances, 12:00 p.m. (New York time) on the third Business Day before the requested Borrowing Date and (ii) if the Borrowing is comprised of Base Rate Advances, 12:00 p.m. (New York time) on the requested Borrowing Date, in each case to the Administrative Agent’s Applicable Lending Office. The Administrative Agent shall give to each Lender prompt notice on the day of receipt of a timely Notice of Borrowing. The Notice of Borrowing shall be in writing specifying (A) the Borrowing Date (which shall be a Business Day), (B) the requested Type of Revolving Advances comprising such Borrowing, (C) the aggregate amount of such Borrowing, and (D) if such Borrowing is to be comprised of Eurodollar Advances, the requested Interest Period. In the case of a requested Borrowing comprised of Eurodollar Advances, the Administrative Agent shall promptly notify each Lender of the applicable interest rate under Section 2.06(a)(ii). Each Lender shall make available its Pro Rata Share of such Borrowing before 1:00 p.m. (New York time) on the Borrowing Date in immediately available funds to the Administrative Agent at its Applicable Lending Office or such other location as the Administrative Agent may specify by notice to the Lenders. After the Administrative Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Article III, the Administrative Agent will promptly make such funds available to the Borrower not later than 2:00 p.m. (New York time) at such account as the Borrower shall specify in writing to the Administrative Agent.

(b) Conversions and Continuations. In order to elect to Convert or Continue a Revolving Advance under this Section, the Borrower shall deliver an irrevocable Notice of Conversion or Continuation to the Administrative Agent at its Applicable Lending Office no later than (i) 12:00 p.m. (New York time) at least one Business Day in advance of such requested Conversion date in the case of a Conversion of a Eurodollar Advance to a Base Rate Advance or (ii) 12:00 p.m. (New York time) at least three Business Days in advance of such requested Conversion date in the case of a Conversion into or Continuation of a Eurodollar Advance to another Eurodollar Advance. Each such Notice of Conversion or Continuation shall be in writing or by telex, telecopier or telephone, confirmed promptly in writing specifying (A) the requested Conversion or Continuation date (which shall be a Business Day), (B) the amount, Type of the Revolving Advance to be Converted or Continued, (C) whether a Conversion or Continuation is requested, and if a Conversion, into what Type of Revolving Advance, and (D) in the case of a Conversion to, or a Continuation of, a Eurodollar Advance, the requested Interest Period. Promptly after receipt of a Notice of Conversion or Continuation under this paragraph, the Administrative Agent shall provide each Lender with a copy thereof and, in the case of a Conversion to or a Continuation of a Eurodollar Advance, notify each Lender of the interest rate under Sections 2.06(a)(ii). The portion of Advances comprising part of the same Borrowing that are converted to Revolving Advances of another Type shall constitute a new Borrowing.

(c) Certain Limitations. Notwithstanding anything in paragraphs (a) and (b) above:

(i) at no time shall there be more than eight Interest Periods applicable to outstanding Eurodollar Advances;

(ii) if any Lender shall, at least one Business Day before the date of any requested Borrowing, notify the Administrative Agent that any Change in Law makes it unlawful for such Lender or any of its Applicable Lending Offices to perform its obligations under this Agreement to make Eurodollar Advances, or to fund or maintain Eurodollar Advances, the right of the Borrower to select Eurodollar Advances from such Lender for such Borrowing or for any subsequent Borrowing shall be suspended until such Lender shall notify the Administrative Agent that the circumstances causing such suspension no longer exist, and such Lender’s Advance for such Borrowing shall be a Base Rate Advance;

(iii) if the Administrative Agent is unable to determine the Eurodollar Rate for any requested Borrowing and the Administrative Agent gives telephonic or telecopy notice thereof to the Borrower as soon as practicable, the right of the Borrower to select Eurodollar Advances or for any subsequent Borrowing and the obligation of the Lenders to make such Eurodollar Advances shall be suspended until the Administrative Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist, and each Revolving Advance comprising such Borrowing shall be a Base Rate Advance;

(iv) if the Majority Lenders shall, by 11:00 a.m. (New York time) at least one Business Day before the date of any requested Borrowing, notify the Administrative Agent that the Eurodollar Rate will not adequately reflect the cost to such Lenders of making or funding their respective Eurodollar Advances and the Administrative Agent gives telephonic or telecopy notice thereof to the Borrower as soon as practicable, the right of the Borrower to select Eurodollar Advances for such Borrowing or for any subsequent Borrowing and the obligation of the Lenders to make Eurodollar Advances shall be suspended until the Administrative Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist, and each Revolving Advance comprising such Borrowing shall be a Base Rate Advance;

(v) if the Borrower shall fail to select the duration or Continuation of any Interest Period for any Eurodollar Advances in accordance with the provisions contained in the definition of “Interest Period” in Section 1.01 and paragraphs (a) and (b) above or shall fail to deliver a Notice of Conversion or Continuation, the Administrative Agent will forthwith so notify the Borrower and the Lenders and such Revolving Advances will be made available to the Borrower on the date of such Borrowing as Base Rate Advances or, if such Revolving Advance is an existing Eurodollar Advance, Convert into Base Rate Advances; and

(vi) no Advance may be Converted or Continued as a Eurodollar Advance at any time when a Default or an Event of Default has occurred and is continuing.

(d) Notices Irrevocable. Each Notice of Borrowing and each Notice of Conversion or Continuation delivered by the Borrower shall be irrevocable and binding on the Borrower. In the case of the initial Borrowing or any Borrowing which the related Notice of Conversion or Continuation specifies is to be comprised of Eurodollar Advances, the Borrower shall indemnify each Lender against any loss, out-of-pocket cost or expense actually incurred by such Lender as a result of any failure to fulfill on or before the Borrowing Date or the date specified in such Notice of Conversion or Continuation for such Borrowing the applicable conditions set forth in Article III, including, without limitation, any loss, cost or expense actually incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Revolving Advance to be made by such Lender as part of such Borrowing when such Revolving Advance, as a result of such failure, is not made on such date.

(e) Administrative Agent Reliance. Unless the Administrative Agent shall have received notice from a Lender before the Borrowing Date that such Lender will not make available to the Administrative Agent such Lender’s Pro Rata Share of the Borrowing, the Administrative Agent may assume that such Lender has made its Pro Rata Share of such Borrowing available to the Administrative Agent on the Borrowing Date in accordance with paragraph (a) of this Section 2.02 and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on the Borrowing Date a corresponding amount. If and to the extent that such Lender shall not have so made its Pro Rata Share of such Borrowing available to the Administrative Agent, such Lender and the Borrower severally agree to promptly repay to the Administrative Agent on demand such corresponding amount, together with interest on such amount, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Administrative Agent, at (i) in the case of the Borrower, the interest rate applicable on such day to Base Rate Advances and (ii) in the case of such Lender, a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. If such Lender shall repay to the Administrative Agent such corresponding amount and interest as provided above, such corresponding amount so repaid shall constitute such Lender’s Revolving Advance as part of such Borrowing for purposes of this Agreement even though not made on the same day as the other Revolving Advances comprising such Borrowing. If such Lender’s Revolving Advance as part of such Borrowing is not made available by such Lender within three Business Days of the Borrowing Date, the Borrower shall repay such Lender’s share of such Borrowing (together with interest thereon at the interest rate applicable during such period to Base Rate Advances) to the Administrative Agent not later than three Business Days after receipt of written notice from the Administrative Agent specifying such Lender’s share of such Borrowing that was not made available to the Administrative Agent.

(f) Lender Obligations Several. The failure of any Lender to make a Revolving Advance to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, to make its Revolving Advance on the applicable Borrowing Date. No Lender shall be responsible for the failure of any other Lender to make a Revolving Advance to be made by such other Lender on any applicable Borrowing Date.

(g) Noteless Agreement; Evidence of Indebtedness.

(i) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from the Revolving Advances made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(ii) The Administrative Agent shall also maintain accounts in which it will record (A) the amount of each Revolving Advance made hereunder, the Type thereof and the Interest Period with respect thereto, (B) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (C) the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender’s share thereof.

(iii) The entries maintained in the accounts maintained pursuant to paragraphs (i) and (ii) above shall be conclusive evidence of the existence and amounts of the Obligations therein recorded absent manifest error; provided, however, that the failure of the Administrative Agent or any Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Obligations in accordance with their terms.

(iv) Any Lender may request that the Revolving Advances owing to such Lender be evidenced by a Note. In such event, the Borrower shall execute and deliver to such Lender a Note payable to the order of such Lender and its registered assigns. Thereafter, the Revolving Advances evidenced by such Note and interest thereon shall at all times (including after any assignment pursuant to Section 10.06) be represented by one or more Notes payable to the order of the payee named therein or any assignee pursuant to Section 10.06, except to the extent that any such Lender or assignee subsequently returns any such Note for cancellation and requests that such Revolving Advances once again be evidenced as described in paragraphs (i) and (ii) above.

Section 2.03 Fees.

(a) Revolving Commitment Fees. The Borrower agrees to pay to the Administrative Agent for the account of each Lender a commitment fee (a “Commitment Fee”) on the average daily amount by which such Lender’s Revolving Commitment exceeds the sum of (i) the aggregate principal amount of such Lender’s outstanding Revolving Advances and (ii) such Lender’s Pro Rata Share of the Letter of Credit Exposure, from the Closing Date until the Maturity Date at a rate per annum equal to 0.50%. The Commitment Fees payable pursuant to this clause (a) are due quarterly in arrears on the last Business Day of each March, June, September and December commencing September 30, 2006 and on the Maturity Date.

(b) Agent’s Fees. The Borrower agrees to pay to the Administrative Agent and the Arranger the fees as separately agreed upon by the Borrower in the Mandate Letter.

(c) Letter of Credit Fees.

(i) The Borrower agrees to pay to the Administrative Agent for the pro rata benefit of each Lender a letter of credit fee at a per annum rate equal to the Applicable Margin for Eurodollar Rate Advances in effect from time to time. Each such fee shall be based on the maximum amount available to be drawn under such Letter of Credit from the date of issuance of the Letter of Credit until its expiration date and shall be payable quarterly in arrears on the last Business Day of each March, June, September and December until the earlier of its expiration date or the Maturity Date. All such fees shall be computed on the basis of the actual number of days elapsed in a year of 365 or 366 days, as the case may be.

(ii) The Borrower agrees to pay to the Issuing Bank, a fronting fee for each Letter of Credit equal to 0.125% per annum of the initial stated amount of such Letter of Credit (or, with respect to any subsequent increase to the stated amount of any such Letter of Credit, such increase in the stated amount). Each such fee shall be based on the maximum amount available to be drawn under such Letter of Credit from the date of issuance of the Letter of Credit until its expiration date and shall be payable quarterly in arrears on the last Business Day of each March, June, September and December until the earlier of its expiration date or the Maturity Date. All such fees shall be computed on the basis of the actual number of days elapsed in a year of 365 or 366 days, as the case may be.

(iii) In addition, the Borrower agrees to pay to the Issuing Bank all customary transaction costs and fees charged by the Issuing Bank in connection with the issuance of a Letter of Credit for the Borrower’s account, such costs and fees to be due and payable on the date specified by the Issuing Bank in the invoice for such costs and fees.

(d) Generally. All such fees shall be paid on the dates due, in immediately available Dollars to the Administrative Agent for distribution, if and as appropriate, among the Lenders, except that the fees payable pursuant to Section 2.03(c)(ii) and (iii) shall be paid directly to the Issuing Bank. Once paid, absent manifest error, none of these fees shall be refundable under any circumstances.

Section 2.04 Reduction of the Revolving Commitments.

(a) The Borrower shall have the right, upon at least five Business Days’ irrevocable notice to the Administrative Agent, to terminate in whole or reduce ratably in part the unused portion of the Revolving Commitments; provided that each partial reduction of Revolving Commitments shall be in the minimum aggregate amount of $1,000,000.00 and in integral multiples of $1,000,000.00 in excess thereof (or such lesser amount as may then be outstanding); and provided further that the aggregate amount of the Revolving Commitments may not be reduced below the sum of the aggregate principal amount of the outstanding Revolving Advances and the Letter of Credit Exposure.

(b) Any reduction or termination of the Revolving Commitments pursuant to this Section 2.04 shall be permanent, with no obligation of the Revolving Lenders to reinstate such Revolving Commitments and the commitment fees provided for in Section 2.03(a) shall thereafter be computed on the basis of the Revolving Commitments as so reduced. The Administrative Agent shall give each Lender prompt notice of any commitment reduction or termination.

Section 2.05 Repayment. The Borrower shall repay the outstanding principal amount of the Revolving Advances on the Maturity Date.

Section 2.06 Interest. The Borrower shall pay interest on the unpaid principal amount of each Revolving Advance made by each Lender to it from the date of such Revolving Advance until such principal amount shall be paid in full, at the following rates per annum:

(a) Revolving Advances.

(i) Base Rate Advances. If such Revolving Advance is a Base Rate Advance, a rate per annum equal to the Adjusted Base Rate plus the Applicable Margin in respect of Base Rate Advances in effect from time to time, payable in arrears on the last Business Day of each calendar quarter and on the date such Base Rate Advance shall be paid in full.

(ii) Eurodollar Advances. If such Revolving Advance is a Eurodollar Advance, a rate per annum equal to the Eurodollar Rate for such Interest Period plus the Applicable Margin in respect of Eurodollar Advances in effect on each day of such Interest Period for Eurodollar Advances, payable in arrears on the last day of such Interest Period, and, in the case of Interest Periods of greater than three months, on each Business Day which occurs at three month intervals from the first day of such Interest Period.

(b) Additional Interest on Eurodollar Advances. The Borrower shall pay to each Lender, so long as any such Lender shall be required under regulations of the Federal Reserve Board to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency Liabilities, additional interest on the unpaid principal amount of the Eurodollar Advances of such Lender, from the effective date of such Revolving Advance until such principal amount is paid in full, at an interest rate per annum equal at all times to the remainder obtained by subtracting (i) the Eurodollar Rate for the Interest Period for such Revolving

Advance from (ii) the rate obtained by dividing such Eurodollar Rate by a percentage equal to 100% minus the Eurodollar Rate Reserve Percentage of such Lender for such Eurodollar Advances for such Interest Period, payable on each date on which interest is payable on such Revolving Advance. Such additional interest payable to any Lender shall be determined by such Lender and notified to the Borrower through the Administrative Agent (such notice to include the calculation of such additional interest, which calculation shall be conclusive absent manifest error, and be accompanied by any evidence indicating the need for such additional interest as the Borrower may reasonably request).

(c) Usury Recapture. In the event the rate of interest chargeable under this Agreement at any time (calculated after giving affect to all items charged which constitute “interest” under applicable laws, including fees and margin amounts, if applicable) is greater than the Maximum Rate, the unpaid principal amount of the Revolving Advances shall bear interest at the Maximum Rate until the total amount of interest paid or accrued on the Revolving Advances equals the amount of interest which would have been paid or accrued on the Revolving Advances if the stated rates of interest set forth in this Agreement had at all times been in effect.

In the event, upon payment in full of the Revolving Advances, the total amount of interest paid or accrued under the terms of this Agreement and the Revolving Advances is less than the total amount of interest which would have been paid or accrued if the rates of interest set forth in this Agreement had, at all times, been in effect, then the Borrower shall, to the extent permitted by applicable law, pay the Administrative Agent for the account of the Lenders an amount equal to the difference between (i) the lesser of (A) the amount of interest which would have been charged on its Revolving Advances if the Maximum Rate had, at all times, been in effect and (B) the amount of interest which would have accrued on its Revolving Advances if the rates of interest set forth in this Agreement had at all times been in effect and (ii) the amount of interest actually paid under this Agreement on its Revolving Advances.

In the event the Lenders ever receive, collect or apply as interest any sum in excess of the Maximum Rate, such excess amount shall, to the extent permitted by law, be applied to the reduction of the principal balance of the Revolving Advances, and if no such principal is then outstanding, such excess or part thereof remaining shall be paid to the Borrower.

(d) Default Interest. If the Borrower shall default in the payment of the principal of or interest on any Advance or any other amount becoming due hereunder, by acceleration or otherwise, or under any other Loan Document, the Borrower shall on demand from time to time pay interest, to the extent permitted by law, on the outstanding Revolving Advances to but excluding the date of actual payment (after as well as before judgment) (a) in the case of overdue principal, at the rate otherwise applicable to such Revolving Advance pursuant to Section 2.06 plus 2.00% per annum and (b) in all other cases, at a rate per annum (computed on the basis of the actual number of days elapsed over a year of 365 or 366 days, as the case may be, when determined by reference to the Prime Rate and over a year of 360 days at all other times) equal to the rate that would be applicable to a Base Rate Advance plus 2.00%.

Section 2.07 Prepayments.

(a) Right to Prepay. The Borrower shall have no right to prepay any principal amount of any Advance except as provided in this Section 2.07.

(b) Optional. The Borrower may elect to prepay, in whole or in part, any of the Revolving Advances owing by it to the Lenders, after giving prior written notice of such election by (i) 12:00 p.m. (New York time) at least three Business Days before such prepayment date in the case of Borrowings which are comprised of Eurodollar Advances, and (ii) 12:00 p.m. (New York time) on or before the Business Day of such prepayment, in case of Borrowings which are comprised of Base Rate Advances, in each case to the Administrative Agent stating the proposed date and aggregate principal amount of such prepayment. If any such notice is given, the Administrative Agent shall give prompt notice thereof to each Lender and the Borrower shall prepay Revolving Advances comprising part of the same Borrowing in whole or ratably in part in an aggregate principal amount equal to the amount specified in such notice, together with accrued and unpaid interest to the date of such prepayment on the principal amount prepaid and amounts, if any, required to be paid pursuant to Section 2.08 as a result of such prepayment being made on such date; provided, however, that each partial prepayment shall be in an aggregate principal amount not less than $1,000,000.00 and in integral multiples of $500,000.00 in excess thereof (or such lesser amount as may then be outstanding).

(c) Mandatory Prepayments of Revolving Advances.

(i) Deficiency. On any date on which the outstanding principal amount of the Revolving Advances plus the Letter of Credit Exposure exceeds the lesser of (A) the aggregate Revolving Commitments and (B) the Borrowing Base, the Borrower agrees to make a mandatory prepayment of the Revolving Advances, together with accrued interest to the date of such prepayment on the principal amount prepaid and amounts, if any, required to be paid pursuant to Section 2.08 as a result of such prepayment being made on such date, in the amount of such excess, or if the Revolving Advances have been repaid in full, make deposits into the LC Cash Collateral Account in the remaining amount of such excess to provide cash collateral for the Letter of Credit Exposure.

(ii) Reduction of Revolving Commitments. On the date of each reduction of the aggregate Revolving Commitments pursuant to Section 2.04, the Borrower agrees to make a prepayment in respect of the outstanding amount of the Revolving Advances to the extent, if any, that the aggregate unpaid principal amount of all Revolving Advances plus the Letter of Credit Exposure exceeds the lesser of (i) the Revolving Commitments and (ii) the Borrowing Base.

(iii) Asset Dispositions. If any Loan Party or any of its Subsidiaries shall at any time or from time to time:

(A) make or agree to make an Asset Disposition (other than an Asset Disposition pursuant to Section 6.04(i)); or

(B) suffer an Event of Loss;

then (A) Borrower shall promptly notify Administrative Agent of such proposed Asset Disposition or Event of Loss (including the amount of the estimated Net Proceeds to be received by any Loan Party and/or any of its Subsidiaries in respect thereof) and (B) promptly upon receipt by such Loan Party and/or any of its Subsidiaries of the Net Proceeds of such Asset Disposition or Event of Loss, Borrower shall deliver, or cause to be delivered, such Net Proceeds to Administrative Agent for distribution to the Lenders as a prepayment of the Revolving Advances, together with accrued and unpaid interest to the date of such prepayment on the principal amount prepaid and amounts, if any, required to be paid pursuant to Section 2.08 as a result of such prepayment being made on such date, or if the Revolving Advances have been repaid in full, make deposits into the LC Cash Collateral Account in the remaining amount of such excess to provide cash collateral for the Letter of Credit Exposure.

(iv) Equity Issuance. Promptly upon the receipt by any Loan Party or any of their respective Subsidiaries of the Net Issuance Proceeds of the issuance of Equity Interests other than to Permitted Investors, the Borrower or any of its Subsidiaries, the Borrower shall deliver, or cause to be delivered, to the Administrative Agent an amount equal to such Net Issuance Proceeds for application to the prepayment of the Revolving Advances, together with accrued interest to the date of such prepayment on the principal amount prepaid and amounts, if any, required to be paid pursuant to Section 2.08 as a result of such prepayment being made on such date, or if the Revolving Advances have been repaid in full, make deposits into the LC Cash Collateral Account in the remaining amount of such excess to provide cash collateral for the Letter of Credit Exposure.

(v) Application of Prepayments. Each prepayment pursuant to this Section 2.07(c) shall be accompanied by accrued interest on the amount prepaid to the date of such prepayment and amounts, if any, required to be paid pursuant to Section 2.08 as a result of such prepayment being made on such date.

(vi) Prepayments pursuant to this Section 2.07(c) shall not reduce the Revolving Commitments.

(d) Illegality. If any Lender shall notify the Administrative Agent and the Borrower that any Change in Law makes it unlawful for such Lender or its Applicable Lending Office to perform its obligations under this Agreement or to make or maintain Eurodollar Advances then outstanding hereunder, the Borrower shall, no later than 10:00 a.m. (New York time) (i) (A) if not prohibited by any Legal Requirement to maintain such Eurodollar Advances for the duration of the Interest Period, on the last day of the Interest Period for each outstanding Eurodollar Advance or (B) if prohibited by any Legal Requirement to maintain such Eurodollar Advances for the duration of the Interest Period, on the second Business Day following its receipt of such notice, prepay all Eurodollar Advances of all of the Lenders then outstanding, together with accrued and unpaid interest on the principal amount prepaid to the date of such prepayment and amounts, if any, required to be paid pursuant to Section 2.08 as a result of such prepayment being made on such date, (ii) each Lender shall simultaneously make a Base Rate Advance or, if not otherwise prohibited, make an Eurodollar Advance in an amount equal to the aggregate principal amount of the affected Eurodollar Advances, and (iii) the right of the Borrower to select Eurodollar Advances shall be suspended until such Lender shall notify Administrative Agent that the circumstances causing such suspension no longer exist. Each Lender agrees to use commercially reasonable efforts (consistent with its internal policies and subject to legal and regulatory restrictions) to designate a different Applicable Lending Office if the making of such designation would avoid the effect of this paragraph and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender.

(e) Ratable Payments; Effect of Notice. Each payment of any Advance pursuant to this Section 2.07 or any other provision of this Agreement shall be made in a manner such that all Revolving Advances comprising part of the same Borrowing are paid in whole or ratably in part. All notices given pursuant to this Section 2.07 shall be irrevocable and binding upon the Borrower.

Section 2.08 Funding Losses. If (a) any payment of principal of any Eurodollar Advance is made other than on the last day of the Interest Period for such Revolving Advance as a result of any payment pursuant to Section 2.07 or the acceleration of the maturity of the Revolving Advances pursuant to Article VII, (b) the Borrower fails to make a principal or interest payment with respect to any Eurodollar Advance on the date such payment is due and payable or (c) the Borrower elects to Convert Eurodollar Advances prior to the end of the Interest Period for such Revolving Advances pursuant to Section 2.02(b), the Borrower shall, within three Business Days of any written demand sent by any Lender to the Borrower through the Administrative Agent, pay to Administrative Agent for the account of such Lender any amounts (without duplication of any other amounts payable in respect of breakage costs) required to compensate such Lender for any additional losses, out-of-pocket costs or expenses which it may reasonably incur as a result of such payment or nonpayment, including, without limitation, any loss, cost or expense actually incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such Revolving Advance. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error.

Section 2.09 Increased Costs.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the Eurodollar Rate Reserve Percentage), or the Issuing Bank;

(ii) subject any Lender or the Issuing Bank to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any Eurodollar Advance made by it, or change the basis of taxation of payments to such Lender or the Issuing Bank in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 2.11 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender or the Issuing Bank); or

(iii) impose on any Lender, the Issuing Bank, or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Advances made by such Lender, the Issuing Bank, or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Advance (or of maintaining its obligation to make any such Revolving Advance), or to increase the cost to such Lender or the Issuing Bank of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or the Issuing Bank (whether of principal, interest or any other amount) then, upon request of such Lender or the Issuing Bank, the Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If any Lender or the Issuing Bank determines that any Change in Law affecting such Lender or the Issuing Bank or any lending office of such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital or on the capital of such Lender’s or the Issuing Bank’s holding company, if any, as a consequence of this Agreement, the Revolving Commitments of such Lender or the Revolving Advances made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Issuing Bank, to a level below that which such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies and the policies of such Lender’s or the Issuing Bank’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of a Lender or the Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or the Issuing Bank or any of their respective holding companies, as the case may be, as specified in paragraph (a) or (b) of this Section and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender or the Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender or the Issuing Bank pursuant to this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender or the Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Bank’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

Section 2.10 Payments and Computations.

(a) Payment Procedures. The Borrower shall make each payment under this Agreement not later than 12:00 p.m. (New York time) on the day when due to the Administrative Agent at the Administrative Agent’s Applicable Lending Office in immediately available funds. Each Revolving Advance shall be repaid and each payment of interest thereon shall be paid in Dollars. All payments shall be made without setoff, deduction, or counterclaim. The Administrative Agent will promptly thereafter, and in any event prior to the close of business on the day any timely payment is made, cause to be distributed like funds relating to the payment of principal, interest or fees ratably (other than amounts payable solely to the Administrative Agent, or a specific Lender pursuant to Section 2.03(b), 2.03(c), 2.08, 2.09 or 2.11, but after taking into account payments effected pursuant to Section 10.04) to the Lenders in accordance with each Lender’s Pro Rata Share for the account of their respective Applicable Lending Offices, and like funds relating to the payment of any other amount payable to any Lender to such Lender for the account of its Applicable Lending Offices, in each case to be applied in accordance with the terms of this Agreement.

(b) Computations. All computations of interest based on the Prime Rate and of fees shall be made by the Administrative Agent on the basis of a year of 365 or 366 days, as the case may be, and all computations of interest based on the Eurodollar Rate shall be made by the Administrative Agent, on the basis of a year of 360 days, in each case for the actual number of days (including the first day, but excluding the last day) occurring in the period for which such interest or fees are payable. Each determination by the Administrative Agent of an interest rate shall be conclusive and binding for all purposes, absent manifest error.

(c) Non-Business Day Payments. Whenever any payment shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or fees, as the case may be.

(d) Agent Reliance. Unless the Administrative Agent shall have received written notice from the Borrower prior to the date on which any payment is due to the Lenders that the Borrower will not make such payment in full, the Administrative Agent may assume that the Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such date an amount equal to the amount then due to such Lender. If and to the extent the Borrower shall not have so made such payment in full to Administrative Agent, each Lender shall repay to the Administrative Agent forthwith on demand such amount distributed to such Lender, together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Administrative Agent, at a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

Section 2.11 Taxes.

(a) Payments Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes, provided that if any Loan Party shall be required by any Legal Requirement to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, such Lender or the Issuing Bank, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with Legal Requirements.

(b) Payment of Other Taxes by the Borrower. Without limiting the provisions of paragraph (a) above, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent, each Lender and the Issuing Bank, within 10 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Administrative Agent, such Lender or the Issuing Bank, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or the Issuing Bank (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or the Issuing Bank, shall be conclusive absent manifest error.

(d) Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Status of Lenders. Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Loan Document shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender or the Issuing Bank if requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender or the Issuing Bank is subject to backup withholding or information reporting requirements.

Without limiting the generality of the foregoing, in the event that the Borrower is resident for tax purposes in the United States of America, any Foreign Lender shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

(i) two duly completed copies of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States of America is a party,

(ii) two duly completed copies of Internal Revenue Service Form W-8ECI,

(iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) two duly completed copies of Internal Revenue Service Form W-8BEN, or

(iv) any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower to determine the withholding or deduction required to be made.

(f) Treatment of Certain Refunds. If the Administrative Agent, a Lender or the Issuing Bank determines, in its reasonable discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower have paid additional amounts pursuant to this Section, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all reasonable out-of-pocket expenses of the Administrative Agent, such Lender or the Issuing Bank, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower, upon the request of the Administrative Agent, such Lender or the Issuing Bank, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Lender or the Issuing Bank in the event the Administrative Agent, such Lender or the Issuing Bank is required to repay such refund to such Governmental Authority. This paragraph shall not be construed to require the Administrative Agent, any Lender or the Issuing Bank to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.

Section 2.12 Sharing of Payments, Etc. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Revolving Advances or other obligations hereunder resulting in such Lender’s receiving payment of a proportion of the aggregate amount of its Revolving Advances and accrued interest thereon or other such obligations greater than its Pro Rata Share, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Revolving Advances and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Advances and other amounts owing them, provided that: (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and (ii) the provisions of this paragraph shall not be construed to apply to (x) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Revolving Advances or participations in Letters of Credit to any assignee or participant, other than to the Borrower or any Subsidiary thereof (as to which the provisions of this paragraph shall apply). Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against each Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of each Loan Party in the amount of such participation.

Section 2.13 Applicable Lending Offices. Each Lender may book its Revolving Advances at any Applicable Lending Office selected by such Lender and may change its Applicable Lending Office from time to time. All terms of this Agreement shall apply to any such Applicable Lending Office and the Revolving Advances shall be deemed held by each Lender for the benefit of such Applicable Lending Office. Each Lender may, by written notice to the Administrative Agent and the Borrower designate replacement or additional Applicable Lending Offices through which Revolving Advances will be made by it and for whose account repayments are to be made.

Section 2.14 Letters of Credit.

(a) Issuance. Subject to the terms of this Agreement, from time-to-time from the Closing Date until 15 Business Days before the Maturity Date, at the request of the Borrower, the Issuing Bank shall, on the terms and conditions hereinafter set forth, issue, increase, or extend the expiration date of Letters of Credit for the account of the Borrower or for the account of any Subsidiary of the Borrower (in which case the Borrower and such Subsidiary shall be co-applicants with respect to such Letter of Credit) on any Business Day. No Letter of Credit will be issued, increased, or extended:

(i) if such issuance, increase, or extension would cause the Letter of Credit Exposure to exceed the lesser of (A) $15,000,000 and (B) the lesser of (1) the aggregate Revolving Commitments minus the aggregate outstanding principal amount of all Revolving Advances and (2) the Borrowing Base minus the aggregate outstanding principal amount of all Revolving Advances;

(ii) unless such Letter of Credit has an expiration date not later than the earlier of (A) one year after the date of issuance thereof and (B) the Maturity Date; provided that, any such Letter of Credit with a one-year tenor may expressly provide that it is renewable at the option of the Issuing Bank for additional one-year periods (which shall in no event extend beyond the Maturity Date), provided that such Letter of Credit is cancelable upon at least 30 days’ notice given by the Issuing Bank to the beneficiary of such Letter of Credit;

(iii) unless such Letter of Credit is in form and substance acceptable to the Issuing Bank in its reasonable discretion;

(iv) unless the Borrower has delivered to the Issuing Bank a completed and executed Letter of Credit Application; and

(v) unless such Letter of Credit is governed by the Uniform Customs and Practice for Documentary Credits (1993 Revision), International Chamber of Commerce Publication No. 500 or any successor to such publication. If the terms of any letter of credit application referred to in the foregoing clause (iv) conflicts with the terms of this Agreement, the terms of this Agreement shall control.

(b) Participations. Upon the date of the issuance or increase of a Letter of Credit occurring on or after the Closing Date, the Issuing Bank shall be deemed to have sold to each other Lender and each other Lender shall have been deemed to have purchased from the Issuing Bank a participation in the related Letter of Credit Obligations equal to such Lender’s Pro Rata Share at such date. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, such Lender’s Pro Rata Share of each payment or disbursement made by an Issuing Bank pursuant to a Letter of Credit and not reimbursed by the Borrower (or, if applicable, another party pursuant to its obligations under any other Loan Document) forthwith on the date due as provided in Section 2.14(c). Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or an Event of Default, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The Issuing Bank shall as promptly as possible give telephonic notification, confirmed by fax, to the Administrative Agent and the Borrower of such demand for payment and whether the Issuing Bank has made or will make disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse the Issuing Bank and the Lenders with respect to any such payment or disbursement. The Administrative Agent shall promptly give each Lender notice thereof.

(c) Reimbursement. The Borrower hereby agrees to pay on demand to the Issuing Bank in respect of each Letter of Credit issued for either of their account an amount equal to any amount paid by the Issuing Bank under or in respect of such Letter of Credit. In the event the Issuing Bank makes a payment pursuant to a request for draw presented under a Letter of Credit and such payment is not promptly reimbursed by the Borrower on the same Business Day, the Issuing Bank shall give notice of such failure to pay to the Administrative Agent and the Lenders, and each Lender shall promptly reimburse the Issuing Bank for such Lender’s Pro Rata Share of such payment, and such reimbursement shall be deemed for all purposes of this Agreement to constitute a Borrowing comprised of Base Rate Advances to the Borrower from such Lender. If such reimbursement is not made by any Lender to the Issuing Bank on the same day on which the Issuing Bank shall have made payment on any such draw, such Lender shall pay interest thereon to the Issuing Bank at a rate per annum equal to a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. The Borrower hereby unconditionally and irrevocably authorizes, empowers, and directs the Administrative Agent and the Lenders to record and otherwise treat such payment under a Letter of Credit not immediately reimbursed by the Borrower as a Borrowing comprised of Base Rate Advances.

(d) Obligations Unconditional. The obligations of the Borrower under this Agreement in respect of each Letter of Credit shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, notwithstanding the following circumstances (including the Issuing Bank’s own negligence, but excluding gross negligence or willful misconduct by the Issuing Bank):

(i) any lack of validity or enforceability of any Letter of Credit Documents, any Loan Document, or any term or provision therein;

(ii) any amendment or waiver of or any consent to departure from all or any of the provisions of any Letter of Credit Document or any Loan Document;

(iii) the existence of any claim, set-off, defense or other right that the Borrower, any other party guaranteeing, or otherwise obligated with, the Borrower, any subsidiary or other Affiliate thereof or any other Person may have at any time against any beneficiary or transferee of such Letter of Credit (or any Persons for whom any such beneficiary or any such transferee may be acting), the Issuing Bank, any Lender or any other Person, whether in connection with this Agreement, any other Loan Document, the transactions contemplated in this Agreement or in any Letter of Credit Documents or any unrelated transaction;

(iv) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(v) payment by the Issuing Bank under such Letter of Credit against presentation of a draft or certificate which does not strictly comply with the terms of such Letter of Credit; or

(vi) any other act or omission to act or delay of any kind of the Issuing Bank, the Administrative Agent the Lenders or any other Person or any other event, circumstance or happening whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of the Borrower’s obligations hereunder.

Without limiting the generality of the foregoing, it is expressly understood and agreed that the absolute and unconditional obligation of the Borrower hereunder to reimburse each payment or disbursement made by an Issuing Bank pursuant to a Letter of Credit will not be excused by the negligence of the Issuing Bank. Notwithstanding the foregoing, nothing in this Agreement shall be construed to excuse the Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by such Issuing Bank’s gross negligence or willful misconduct.

(e) Prepayments of Letters of Credit. In the event that any Letters of Credit shall be outstanding or shall be drawn and not reimbursed on the fifth Business Day prior to the Maturity Date, the Borrower shall pay to the Administrative Agent an amount equal to 105% of the Letter of Credit Exposure allocable to such Letters of Credit to be held in the LC Cash Collateral Account and applied in accordance with paragraph (g) below.

(f) Liability of Issuing Bank. The Borrower assumes all risks of the acts or omissions of any beneficiary or transferee of any Letter of Credit with respect to its use of such Letter of Credit. Neither the Issuing Bank nor any of its officers or directors shall be liable or responsible for:

(i) the use which may be made of any Letter of Credit or any acts or omissions of any beneficiary or transferee in connection therewith;

(ii) the validity, sufficiency or genuineness of documents, or of any endorsement thereon, even if such documents should prove to be in any or all respects invalid, insufficient, fraudulent or forged;

(iii) payment by the Issuing Bank against presentation of documents which do not comply with the terms of a Letter of Credit, including failure of any documents to bear any reference or adequate reference to the relevant Letter of Credit (including the Issuing Bank’s own negligence, but excluding gross negligence or willful misconduct by the Issuing Bank); or

(iv) any other circumstances whatsoever in making or failing to make payment under any Letter of Credit (including the Issuing Bank’s own negligence, but excluding gross negligence or willful misconduct by the Issuing Bank), except that the Borrower shall have a claim against the Issuing Bank, and the Issuing Bank shall be liable to, and shall promptly pay to, the Borrower, to the extent of any direct, as opposed to consequential (claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law), damages suffered by the Borrower which the Borrower prove were caused by the Issuing Bank’s willful misconduct or gross negligence in determining whether documents presented under a Letter of Credit strictly comply with the terms of such Letter of Credit. It is understood that the Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary and, in making any payment under any Letter of Credit (A) the Issuing Bank’s exclusive reliance on the documents presented to it under such Letter of Credit as to any and all matters set forth therein, including reliance on the amount of any draft presented under such Letter of Credit, whether or not the amount due to the beneficiary thereunder equals the amount of such draft and whether or not any document presented pursuant to such Letter of Credit proves to be insufficient in any respect, if such document on its face appears to be in order, and whether or not any other statement or any other document presented pursuant to such Letter of Credit proves to be forged or invalid or any statement therein proves to be inaccurate or untrue in any respect whatsoever and (B) any noncompliance in any immaterial respect of the documents presented under such Letter of Credit with the terms thereof shall, in each case, be deemed not to constitute willful misconduct or gross negligence of the Issuing Bank.

(g) LC Cash Collateral Account.

(i) If the Borrower is required to deposit funds in the LC Cash Collateral Account pursuant to Sections 2.07(c), 2.14(e), 7.02(b) or 7.03(b), then the Borrower and the Administrative Agent shall establish the LC Cash Collateral Account and the Borrower shall execute any documents and agreements, including the Administrative Agent’s standard form assignment of deposit accounts, that the Administrative Agent reasonably requests in connection therewith to establish the LC Cash Collateral Account and grant the Administrative Agent an Acceptable Security Interest in such account and the funds therein. The Borrower hereby pledges to the Administrative Agent and grants the Administrative Agent a security interest in the LC Cash Collateral Account, whenever established, all funds held in the LC Cash Collateral Account from time to time and all proceeds thereof as security for the payment of the Obligations.

(ii) Funds held in the LC Cash Collateral Account shall be held as cash collateral for obligations with respect to Letters of Credit and promptly applied by the Administrative Agent at the request of the Issuing Bank to any reimbursement or other obligations under Letters of Credit that exist or occur. To the extent that any surplus funds are held in the LC Cash Collateral Account above 105% of the Letter of Credit Exposure during the existence of an Event of Default the Administrative Agent may (A) hold such surplus funds in the LC Cash Collateral Account as cash collateral for the Obligations or (B) apply such surplus funds to any Obligations in any manner directed by the Majority Lenders. If no Default or Event of Default exists, the Administrative Agent shall release to the Borrower at the Borrower’s written request any funds held in the LC Cash Collateral Account above the amounts required by Section 2.14(e) or otherwise.

(iii) Funds held in the LC Cash Collateral Account shall be invested in Cash Equivalents maintained with, and under the sole dominion and control of, the Administrative Agent or in another investment if mutually agreed upon by the Borrower and the Administrative Agent, but the Administrative Agent shall have no other obligation to make any other investment of the funds therein. The Administrative Agent shall exercise reasonable care in the custody and preservation of any funds held in the LC Cash Collateral Account and shall be deemed to have exercised such care if such funds are accorded treatment substantially equivalent to that which the Administrative Agent accords its own property, it being understood that the Administrative Agent shall not have any responsibility for taking any necessary steps to preserve rights against any parties with respect to any such funds.

(h) Resignation or Removal of the Issuing Bank. The Issuing Bank may resign at any time by giving written notice to the Administrative Agent, the Lenders and the Borrower, such resignation to be effective upon the appointment of a successor Issuing Bank, or, if no successor Issuing Bank has been appointed, 60 days after the retiring Issuing Bank gives notice of its intention to resign or receives notice of its removal. Upon any such resignation or removal, the Majority Lenders shall have the right to appoint, and provided that no Default or Event of Default exists, with the consent of the Borrower (which consent shall not be unreasonably withheld or delayed), a successor Issuing Bank. If no successor Issuing Bank shall have been so appointed by the Majority Lenders within such time period, then the Issuing Bank may appoint, and provided that no Default or Event of Default exists, with the consent of the Borrower (which consent shall not be unreasonably withheld or delayed), a successor Issuing Bank. Subject to the next succeeding sentence, upon the acceptance of any appointment as the Issuing Bank hereunder by a Lender that shall agree to serve as successor Issuing Bank, such successor shall succeed to and become vested with all the interests, rights and obligations of the retiring Issuing Bank and the retiring Issuing Bank shall be discharged from its obligations to issue additional Letters of Credit hereunder. At the time such resignation shall become effective, the Borrower shall pay all accrued and unpaid fees pursuant to Sections 2.03(c)(ii) and (iii). The acceptance of any appointment as the Issuing Bank hereunder by a successor Lender shall be evidenced by an agreement entered into by such successor, in a form satisfactory to the retiring Issuing Bank and the Administrative Agent, and, from and after the effective date of such agreement, (i) such successor Lender shall have all the rights and obligations of the previous Issuing Bank under this Agreement and the other Loan Documents and (ii) references herein and in the other Loan Documents to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the resignation or removal of the Issuing Bank hereunder, the retiring Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of the Issuing Bank under this Agreement and the other Loan Documents with respect to Letters of Credit issued by it prior to such resignation, but shall not be required to issue additional Letters of Credit.

Section 2.15 Mitigation Obligations; Replacement of Lenders.

(a) Designation of Different Lending Office. If any Lender requests compensation under Section 2.09, or requires the Borrower to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.11, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Revolving Advances hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (a) would eliminate or reduce amounts payable pursuant to Section 2.09 or 2.11, as the case may be, in the future and (b) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) Replacement of Lenders. If the Borrower receives a statement of amounts due pursuant to Sections 2.09 or 2.11 from a Lender, a Lender defaults in its obligations to fund a Revolving Advance pursuant to this Agreement, or a Lender (a “Non-Consenting Lender”) refuses to consent to an amendment, modification or waiver of this Agreement that, pursuant to Section 10.01 requires consent of each Lender affected thereby (any such Lender, a “Subject Lender”), so long as (i) no Event of Default shall have occurred and be continuing and the Borrower has obtained a commitment from another Lender or an Eligible Assignee to purchase at par the Subject Lender’s Revolving Advances and assume the Subject Lender’s Revolving Commitments and all other obligations of the Subject Lender hereunder and (ii) such Lender is not an Issuing Bank with respect to any Letters of Credit outstanding (unless all such Letters of Credit are terminated or arrangements acceptable to such Issuing Bank (such as a “back-to-back” letter of credit) are made), the Borrower may require the Subject Lender to assign all of its Revolving Advances and Revolving Commitments to such other Lender, Lenders, Eligible Assignee or Eligible Assignees pursuant to the provisions of Section 10.06; provided that, prior to or concurrently with such replacement, (a) the Subject Lender shall have received payment in full of all principal, interest, fees and other amounts (including all amounts under Sections 2.09 and/or 2.11 (if applicable)) through such date of replacement and a release from its obligations under the Loan Documents, (b) all of the requirements for such assignment contained in Section 10.06, including, without limitation, the consent of Administrative Agent (if required) and the receipt by Administrative Agent of an executed Assignment and Acceptance executed by the assignee (Administrative Agent being hereby authorized to execute any Assignment and Acceptance on behalf of a Subject Lender relating to the assignment of Revolving Advances and Revolving Commitments of such Subject Lender) and other supporting documents, have been fulfilled, and (d) in the event such Subject Lender is a Non-Consenting Lender, each assignee shall consent, at the time of such assignment, to each matter in respect of which such Subject Lender was a Non-Consenting Lender.

Section 2.16 Increase in Revolving Commitments.

(a) Request for Increase. Provided (i) there exists no Default and (ii) the IPO Completion Date shall have occurred, upon notice to the Administrative Agent (which shall promptly notify the Lenders), the Borrower may from time to time request an increase in the aggregate Revolving Commitments by an amount (for all such requests) not exceeding $30,000,000.00; provided that any such request for an increase shall be in a minimum amount of $10,000,000.00. At the time of sending such notice, the Borrower (in consultation with the Administrative Agent) shall specify the time period within which each Lender is requested to respond (which shall in no event be less than ten Business Days from the date of delivery of such notice to the Lenders).

(b) Lender Elections to Increase. Each Lender shall notify the Administrative Agent within such time period whether or not it agrees to increase its Revolving Commitment (such decision to be in each Lender’s sole discretion) and, if so, whether by an amount equal to, greater than, or less than its Pro Rata Share of such requested increase. Any Lender not responding within such time period shall be deemed to have declined to increase its Revolving Commitment.

(c) Notification by Administrative Agent; Additional Lenders. The Administrative Agent shall notify the Borrower of the Lenders’ responses to each request made hereunder. To achieve the full amount of a requested increase and subject to the approval of the Administrative Agent and the Issuing Bank (which approvals shall not be unreasonably withheld), the Borrower may also invite additional Eligible Assignees to become Lenders pursuant to a joinder agreement in form and substance reasonably satisfactory to the Administrative Agent.

(d) Effective Date and Allocations. If the aggregate Revolving Commitments are increased in accordance with this Section, the Administrative Agent and the Borrower shall determine the effective date (the “Increase Effective Date”) and the final allocation of such increase. The Administrative Agent shall promptly notify the Borrower and the Lenders of the final allocation of such increase and the Increase Effective Date.

(e) Conditions to Effectiveness of Increase. As a condition precedent to such increase, (i) the Borrower shall deliver to the Administrative Agent a certificate of the Borrower and each Guarantor dated as of the Increase Effective Date signed by a Responsible Officer of such Person (A) certifying and attaching the resolutions adopted by such Person approving or consenting to such increase, and (B) in the case of the Borrower, certifying that, before and after giving effect to such increase, (1) the representations and warranties contained in Article IV and the other Loan Documents are true and correct in all material respects on and as of the Increase Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects as of such earlier date and (2) no Default exists. The Borrower shall prepay any Revolving Advances outstanding on the Increase Effective Date (and pay any additional amounts required pursuant to Section 2.08) to the extent necessary to keep the outstanding Revolving Advances ratable with any revised Pro Rata Shares arising from any nonratable increase in the Revolving Commitments under this Section.

(f) Conflicting Provisions. This Section shall supersede any provisions in Sections 2.12 or 10.01 to the contrary.

ARTICLE III

CONDITIONS OF LENDING

Section 3.01 Initial Conditions Precedent. The obligation of each Lender to make its initial Revolving Advances as part of the initial Borrowing, or the Issuing Bank to issue the initial Letters of Credit is subject to the following conditions precedent:

(a) Documentation. On or before the day on which the initial Borrowing is made or the initial Letter of Credit is issued, the Administrative Agent and the Lenders shall have received the following, each dated on or before such day, duly executed by all the parties thereto, each in form and substance satisfactory to the Administrative Agent and the Lenders:

(i) this Agreement and all attached Exhibits and Schedules;

(ii) any Note requested by a Lender pursuant to Section 2.02(g) payable to the order of such requesting Lender in the amount of its Revolving Commitment;

(iii) the Security Agreement executed the Borrower and each Guarantor, together with UCC-1 financing statements and any other documents, agreements or instruments necessary to create an Acceptable Security Interest in the Collateral described therein;

(iv) the Pledge Agreement executed by the Borrower and each Guarantor that has a Material Subsidiary pledging to the Administrative Agent for the benefit of the Secured Parties all of the Equity Interests of the Material Subsidiaries that are Domestic Subsidiaries of such Loan Party and 65% of the Equity Interests of the Material Subsidiaries that are Foreign Subsidiaries of such Loan Party, together with certificates, powers executed in blank, UCC-1 financing statements and any other documents, agreements or instruments necessary to create an Acceptable Security Interest in such Equity Interests;

(v) a Custodial Agreement executed by the Administrative Agent, the Loan Parties and Custodians selected by the Borrower and approved by the Administrative Agent in its sole discretion;

(vi) a certificate dated as of the Closing Date from a Responsible Officer of the Borrower stating that (A) all representations and warranties of such Person set forth in this Agreement and in the other Loan Documents to which it is a party are true and correct in all material respects; (B) no Default has occurred and is continuing; and (C) the conditions in this Section 3.01 have been met;

(vii) copies of the certificate or articles of incorporation or other equivalent organizational documents, including all amendments thereto, of each Loan Party, certified as of the Closing Date by a Responsible Officer of such Loan Party as being true and complete copies thereof;

(viii) a certificate of a Responsible Officer of each Loan Party dated the Closing Date and certifying (A) that attached thereto is a true and complete copy of the organizational documents of such Loan Party as in effect on the Closing Date and at all times since a date prior to the date of the resolutions described in clause (B) below, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors of such Loan Party authorizing the execution, delivery and performance of the Loan Documents to which such Loan Party is a party and, in the case of the Borrower, the borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect, (C) that the certificate or articles of incorporation or other organizational documents of such Loan Party have not been amended since the date of the last amendment thereto shown on the certified copy thereof furnished pursuant to clause (vii) above, and (D) as to the incumbency and specimen signature of each officer executing any Loan Document, Notices of Borrowing or any other document delivered in connection herewith on behalf of such Loan Party;

(ix) a certificate of another officer of each Loan Party as to the incumbency and specimen signature of the Responsible Officer executing the certificate pursuant to (viii) above;

(x) certificates from the appropriate Governmental Authority certifying as to the good standing, existence and authority of each of the Loan Parties in all jurisdictions where required by the Administrative Agent;

(xi) a favorable opinion dated as of the Closing Date of Steve Gelnar, general counsel to the Loan Parties;

(xii) a favorable opinion dated as of the Closing Date of Akin Gump Strauss Hauer & Feld LLP, Texas, New York and Delaware counsel to the Loan Parties;

(xiii) a favorable opinion dated as of the Closing Date of Kean Miller Hawthorne D’Armond McCowan & Jarman L.L.P., Louisiana counsel to the Loan Parties;

(xiv) a certificate from a Financial Officer of the Borrower dated as of the Closing Date addressed to the Administrative Agent and each of the Lenders regarding the matters set forth in Section 4.20;

(xv) a certificate from a Financial Officer addressed to the Administrative Agent and each of the Lenders, which shall be in form and in substance reasonably satisfactory to the Administrative Agent, certifying that as of the Closing Date the updated Projections prepared by the Borrower and provided to the Administrative Agent are true and correct in all material respects based upon the assumptions stated therein and the best information reasonably available to such officer at the time such Projections were made and shall describe any changes therein and state that such changes shall not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect to occur;

(xvi) a copy of, or a certificate as to coverage under, the insurance policies required by Section 5.04 and the applicable provisions of the Security Documents, each of which shall be endorsed or otherwise amended to include a customary lender’s loss payable endorsement and to name the Administrative Agent as an additional insured;

(xvii)(A) satisfactory Appraisal Reports on a Fair Market Value basis of the Collateral, each in form and substance reasonably satisfactory to the Administrative Agent and issued by Marshall Stevens or issued by firm(s) reasonably acceptable to the Administrative Agent or (B) copies of purchase invoices with respect to Collateral, that, taken together, affirm that after giving effect to the initial Borrowing on the Closing Date a Borrowing Base deficiency under Section 2.07(c)(i) will not exist; and

(xviii) such other documents, governmental certificates and agreements as the Administrative Agent or any Lender may reasonably request.

(b) Payment of Fees. On the Closing Date, the Borrower shall have paid the fees required to be paid to the Administrative Agent, the Arranger, and the Lenders on the Closing Date, including, without limitation, the fees set forth in the Mandate Letter and all other costs and expenses which have been invoiced and are payable pursuant to Section 10.04.

(c) Due Diligence; Corporate Structure. The Administrative Agent and the Lenders shall have completed a satisfactory due diligence review of the assets, liabilities, business, operations and condition (financial or otherwise) of the Borrower and its Subsidiaries, and all legal, financial, accounting, governmental, tax and regulatory matters, and fiduciary aspects of the proposed financing and the terms and conditions of all material obligations of the Loan Parties. The documentation reflecting the ownership, capital, corporate, tax, organizational and legal structure of the Loan Parties shall be acceptable to the Administrative Agent.

(d) Security Documents. The Administrative Agent shall have received all appropriate evidence required by the Administrative Agent in its reasonable discretion necessary to determine that arrangements have been made for the Administrative Agent for the benefit of Secured Parties to have an Acceptable Security Interest in the Collateral, including, without limitation, (i) the delivery to the Administrative Agent of such financing statements under the Uniform Commercial Code for filing in such jurisdictions as the Administrative Agent may require, (ii) lien, tax and judgment searches conducted on the Loan Parties reflecting no Liens other than Permitted Liens against any of the Collateral as to which perfection of a Lien is accomplished by the filing of a financing statement, (iii) lien releases with respect to any Collateral currently subject to a Lien other than Permitted Liens, and (iv) evidence that arrangements reasonably satisfactory to the Administrative Agent have been made for the notation of the Administrative Agent’s Lien on certificates of title with respect to all Certificated Equipment (as defined in the Security Agreement) pledged as Collateral.

(e) Financial Statements. The Administrative Agent and the Lenders shall have received true and correct copies of (i) the Interim Financial Statements, (ii) the Projections and (iii) such other financial information as the Administrative Agent may reasonably request.

(f) Termination of Existing Credit Facilities. The Administrative Agent shall have received sufficient evidence indicating that simultaneously with the making of the initial Borrowing hereunder (i) the obligations of the Loan Parties under the Existing Credit Facilities will be repaid with the proceeds of such Revolving Advances and all obligations of such Loan Parties and its lenders under the Existing Credit Facilities shall be terminated (including, without limitation, any obligations of the Borrower or any Subsidiary thereof in respect of guaranties and security agreements executed in connection with such Existing Credit Facilities (but excluding any obligations which expressly survive the repayment of the amounts owing under the Existing Credit Facilities), (ii) acceptable provisions have been made for the termination of the Liens existing in respect of the Existing Credit Facilities and (iii) any letters of credit issued pursuant to the Existing Credit Facilities shall have been either replaced or shall be supported by a Letter of Credit issued hereunder.

(g) Authorizations and Approvals. All necessary Governmental Authorities and other Persons shall have approved or consented to the transactions contemplated hereby, including, without limitation, those required in connection with the continued operation of the Borrower and its Subsidiaries, to the extent required, and such approvals shall be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened that would restrain, prevent or otherwise impose adverse conditions on this Agreement and the actions contemplated hereby and thereby.

(h) No Proceeding or Litigation; No Injunctive Relief. No action, suit, investigation or other proceeding (including, without limitation, the enactment or promulgation of a statute or rule) by or before any arbitrator or any Governmental Authority shall be threatened or pending and no preliminary or permanent injunction or order by a state or federal court shall have been entered (i) in connection with this Agreement or any transaction contemplated hereby or (ii) which, in any case, in the reasonable judgment of the Administrative Agent, could reasonably be expected to cause a Material Adverse Effect.

(i) No Default. No Default shall have occurred and be continuing or would result from such Revolving Advance or from the application of the proceeds therefrom.

(j) Representations and Warranties. The representations and warranties contained in Article IV hereof and in each other Loan Document shall be true and correct before and after giving effect to the Revolving Advances and to the application of the proceeds from such Revolving Advances from the date of the Revolving Advances, as though made on and as of such date.

(k) No Material Adverse Effect. Since December 31, 2005, there has been no material adverse change in the condition (financial or otherwise), results of operations, assets, properties or business of the Borrower and its Subsidiaries, taken as a whole.

(l) Additional Information. The Administrative Agent shall have received such additional information which the Administrative Agent shall have reasonably requested, and such information shall be reasonably satisfactory in form and substance to the Administrative Agent and its counsel.

Section 3.02 Conditions Precedent to Each Advance. The obligation of each Lender to make a Revolving Advance on the occasion of each Borrowing (including the initial Borrowing) or Convert to or Continue a Eurodollar Advance and the obligation of the Issuing Bank to issue, extend or increase Letters of Credit shall be subject to the further conditions precedent that on the Borrowing Date, the date of Continuation or Conversion, or issuance, extension or increase date of such Letters of Credit, the following statements shall be true (and each of the giving of the applicable Notice of Borrowing or Notice of Conversion or Continuation and the acceptance by the Borrower of the proceeds of such Revolving Advance or the request for the issuance, extension or increase of a Letter of Credit shall constitute a representation and warranty by the Borrower that on the date of such Revolving Advance, the date of such Conversion or Continuation, or the date of such issuance, extension or increase such statements are true):

(a) the representations and warranties contained in Article IV and in each other Loan Document are correct in all material respects on and as of the date of such Revolving Advance, Continuation or Conversion, or the issuance, extension or increase of such Letter of Credit before and after giving effect to such Revolving Advance and to the application of the proceeds from such Revolving Advance, such Continuation or Conversion, or to the issuance, extension or increase of such Letter of Credit, as applicable, as though made on, and as of such date, other than representations and warranties which relate to a specific date, which are correct as of such date;

(b) no Default or Event of Default has occurred and is continuing or would result from such Revolving Advance or from the application of the proceeds therefrom or from such issuance, extension or increase of such Letter of Credit;

(c) the Borrowing Base Availability is greater than or equal to zero after giving effect to such Borrowing or the issuance, increase, or extension of such Letter of Credit; and

(d) no material adverse change has occurred and is continuing with respect to Collateral detailed in the most recently delivered Appraisal Reports pursuant to Section 5.14 or in the most recent Borrowing Base Report pursuant to Section 5.06(d).

Section 3.03 Determinations Under Sections 3.01 and 3.02. For purposes of determining compliance with the conditions specified in Sections 3.01 and 3.02, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lenders unless an officer of the Administrative Agent responsible for the transactions contemplated by the Loan Documents shall have received written notice from such Lender prior to the Borrowings hereunder specifying its objection thereto and such Lender shall not have made available to the Administrative Agent such Lender’s ratable portion of such Borrowings.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

Each Loan Party jointly and severally represents and warrants as follows:

Section 4.01 Existence. Each of the Loan Parties is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation or formation and in good standing and qualified to do business in each jurisdiction where its ownership or lease of Property or conduct of its business requires such qualification and where a failure to be qualified could reasonably be expected to have a Material Adverse Effect.

Section 4.02 Power and Authority. Each of the Loan Parties has the requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (a) own its assets and carry on its business, and (b) execute, deliver and perform the Loan Documents to which it is a party and to perform its obligations thereunder. The execution, delivery, and performance by each Loan Party of this Agreement and the other Loan Documents to which it is a party and the consummation of the transactions contemplated hereby (a) have been duly authorized by all necessary organizational action, (b) do not and will not (i) contravene the terms of any such Person’s organizational documents, (ii) violate any Legal Requirement that could reasonably be expected to have a Material Adverse Effect, or (iii) conflict with or result in any breach or contravention of, or the creation of any Lien under (A) the provisions of any indenture, instrument or agreement to which such Loan Party is a party or is subject, or by which it, or its Property, is bound or (B) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject, that could reasonably be expected to have a Material Adverse Effect.

Section 4.03 Authorization and Approvals. No authorization, approval, consent, exemption, or other action by, or notice to or filing with, any Governmental Authority or any other Person is necessary or required on the part of any Loan Party in connection with (a) the execution, delivery and performance by, or enforcement against, any Loan Party of this Agreement and the other Loan Documents to which it is a party or the consummation of the transactions contemplated hereby or thereby, (b) the grant by any Loan Party of the Liens granted by it pursuant to the Loan Documents, or (c) the perfection or maintenance of the Liens created under the Loan Documents (including the first priority nature thereof) (other than the filing of UCC-1 Financing Statements), all of which have been duly obtained, taken, given or made and are in full force and effect, except actions by, and notices to or filings with, Governmental Authorities (including, without limitation, the SEC, IRS and PBGC) that may be required in the ordinary course of business from time to time, that may be required to comply with the express requirements of the Loan Documents (including, without limitation, to release existing Liens on the Collateral, to comply with requirements to perfect, and/or maintain the perfection of, Liens created for the benefit of the Secured Parties, and to comply with Sections 5.01, 5.02, 5.05 and 5.15), or that may be generally required in connection with business combinations.

Section 4.04 Enforceable Obligations. This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is a party thereto. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is a party thereto in accordance with its terms, except as such enforceability may be limited by any applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium, or similar law affecting creditors’ rights generally or general principles of equity.

Section 4.05 Financial Statements; No Material Adverse Effect.

(a) The unaudited consolidated financial statements of the Borrower and its Subsidiaries dated as of June 30, 2006 and the related consolidated statements of income or operations, members’ equity and cash flows for the fiscal quarter ended on that date fairly present in all material respects the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject to the absence of footnotes and to normal year-end audit adjustments.

(b) The Projections have been prepared in good faith by the Borrower, based on assumptions believed by the Borrower to be reasonable on the date hereof.

(c) Since December 31, 2005, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

Section 4.06 True and Complete Disclosure. Each Loan Party has disclosed to the Administrative Agent and the Lenders all material agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material

Adverse Effect. None of any other information, report, financial statement, exhibit or schedule furnished by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the negotiation of any Loan Document or included therein or delivered pursuant thereto contained, contains or will contain any material misstatement of fact or omitted, omits or will omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were, are or will be made, not misleading; provided that, with respect to projected financial information, the Loan Parties represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

Section 4.07 Litigation. Except as disclosed on Schedule 4.07, there are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of any Responsible Officer of a Loan Party after due and diligent investigation, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against any Loan Party or any of their Subsidiaries or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement, any other Loan Document or the Collateral, or any of the transactions contemplated thereby, or (b) either individually or in the aggregate, if determined adversely, could reasonably be expected to have a Material Adverse Effect. No regulatory commission is currently overtly conducting or has overtly conducted within the five-year period immediately preceding the date hereof, an investigation of the Borrower or any of its Subsidiaries, other than (i) an investigation conducted by such regulatory commission in its routine general administrative practice or (ii) an investigation that could not reasonably be expected to have a Material Adverse Effect.

Section 4.08 Compliance with Laws. None of the Loan Parties or any of the Subsidiaries or any of their respective material properties is in violation of, nor will the continued operation of their material properties as currently conducted violate, any Legal Requirement (including any Environmental Law) or is in default with respect to any judgment, writ, injunction, decree or order of any Governmental Authority, which violation or default could reasonably be expected to have a Material Adverse Effect.

Section 4.09 No Default. None of the Loan Parties or any of its Subsidiaries is a party to any agreement or instrument or subject to any corporate restriction that has resulted or could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. None of the Borrower or any of its Subsidiaries is in default in any manner under any provision of any indenture or other agreement or instrument evidencing Debt, or any other material agreement or instrument to which it is a party or by which it or any of its properties or assets are or may be bound, where such default could reasonably be expected to result in a Material Adverse Effect. No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

Section 4.10 Subsidiaries; Corporate Structure. Schedule 4.10 sets forth as of the Closing Date a list of all Subsidiaries of the Borrower and, as to each such Subsidiary, the jurisdiction of formation and the outstanding Equity Interests therein and the percentage of each class of such Equity Interests owned by the Borrower and the Subsidiaries. The Equity Interests indicated to be owned by the Borrower and the Subsidiaries on Schedule 4.10 are fully paid and non-assessable and are owned by the Persons indicated on such Schedule, free and clear of all Liens (other than Permitted Liens). As of the Closing Date, none of the Loan Parties owns any Foreign Subsidiaries.

Section 4.11 Liens; Condition of Properties.

(a) None of the Property of the Borrower or any of the Guarantors is subject to any Lien other than Permitted Liens. On the date of this Agreement, all governmental actions and all other filings, recordings, registrations, third party consents and other actions which are necessary to create and perfect the Liens provided for in the Security Documents will have been made, obtained and taken in all relevant jurisdictions. None of the Borrower or any of the Guarantors is a party to any agreement or arrangement (other than this Agreement and the Security Documents), or subject to any order, judgment, writ or decree, which either restricts or purports to restrict its ability to grant Liens to secure the Obligations against their respective assets or Properties.

(b) Each Loan Party has good record title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for such minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties and assets for their intended purposes.

(c) Each Loan Party has complied with all obligations under all material leases to which it is a party and all such leases are in full force and effect. Each Loan Party enjoys peaceful and undisturbed possession under all such material leases.

Section 4.12 Environmental Condition.

(a) The Loan Parties, except as could not reasonably be expected to have a Material Adverse Effect, (i) have obtained all material Environmental Permits necessary for the ownership and operation of their respective material Properties and the conduct of their respective businesses; (ii) have been and are in material compliance with all material terms and conditions of such Environmental Permits and with all other material requirements of applicable Environmental Laws; (iii) have not received notice of any material violation or alleged violation of any Environmental Law or Environmental Permit; and (iv) are not subject to any material Environmental Claim.

(b) None of the present or previously owned or operated Properties of the Loan Parties or of any of their present or former Subsidiaries, wherever located, (i) has been placed on or proposed to be placed on the National Priorities List, CERCLIS, or their state or local analogs, nor has the Borrower or any of its Subsidiaries been otherwise notified of the designation, listing or identification of any Property of such Loan Party or any of its present or former Subsidiaries as a potential site for removal, remediation, cleanup, closure, restoration, reclamation, or other response activity under any Environmental Laws (except as such activities may be required by permit conditions), where any of the foregoing could reasonably be expected to have a Material Adverse Effect; (ii) is subject to a Lien, arising under or in connection with any Environmental Laws, that attaches to any revenues or to any Property owned or operated by the Loan Parties or any of their present or former Subsidiaries, wherever located; or (iii) has been the site of any Release (as defined under any Environmental Law) of Hazardous Material from present or past operations which has caused at the site or at any third-party site any condition that has resulted in or could reasonably be expected to result in the need for Response (as defined under any Environmental Law) and none of the Loan Parties or any of their present or former Subsidiaries has generated or transported or has caused to be generated or transported Hazardous Materials to any third party site which could reasonably be expected to result in the need for Response, where any of the foregoing could reasonably be expected to have a Material Adverse Effect.

(c) Without limiting the foregoing, the present and future liability, if any, of the Borrower or any of its Subsidiaries, which could reasonably be expected to arise in connection with requirements under Environmental Laws could not reasonably be expected to have a Material Adverse Effect.

Section 4.13 Insurance.

(a) Schedule 4.13 sets forth a true, complete and correct description of all insurance maintained by the Loan Parties as of the Closing Date. As of such date, such insurance is in full force and effect and all premiums have been duly paid.

(b) The properties of the Loan Parties are insured with financially sound and reputable insurance companies not Affiliates of any Loan Party, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where applicable Loan Party operates.

(c) The Borrower shall cause all such insurance to name the Administrative Agent, for the ratable benefit of the Lenders, as “loss payee” under its property loss policies and as “additional insured” on its comprehensive and general liability policies.

Section 4.14 Taxes. Each Loan Party has filed all federal, state and other tax returns and reports required to be filed, and have paid all federal, state and other taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP. There is no proposed tax assessment against the Borrower or any Subsidiary thereof that would, if made, have a Material Adverse Effect.

Section 4.15 ERISA Compliance.

(a) The Borrower and its ERISA Affiliates are in compliance in all material respects with the applicable provisions of ERISA and the Code and the regulations and published interpretations thereunder.

(b) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state Laws. Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the best knowledge of the Borrower, nothing has occurred which would prevent, or cause the loss of, such qualification. The Borrower and each ERISA Affiliate have made all required contributions to each Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.

(c)(i) No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events, could reasonably be expected to result in material liability of the Borrower or any of its ERISA Affiliates; (ii) no Pension Plan has any Unfunded Pension Liability; (iii) neither the Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) neither the Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) neither the Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA.

Section 4.16 Security Interests.

(a) The Pledge Agreement is effective to create in favor of the Administrative Agent, for the ratable benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral (as defined in such Pledge Agreement) and, when such Collateral (to the extent such Collateral constitutes an instrument under the applicable Uniform Commercial Code) is delivered to such Administrative Agent, such Pledge Agreement shall constitute a fully perfected first priority Lien on, and security interest in, all right, title and interest of the pledgors thereunder in such Collateral, in each case prior and superior in right to any other Person, other than Excepted Liens under clause (a) of such definition.

(b) The Security Agreement is effective to create in favor of the Administrative Agent, for the ratable benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral (as defined in such Security Agreement) and, when financing statements in appropriate form are filed in the offices specified on Schedule I to the Security Agreement, such Security Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the grantors thereunder in such portion of the Collateral in which a security interest may be perfected by the filing of a financing statement under the applicable Uniform Commercial Code, in each case prior and superior in right to any other Person, other than Permitted Liens.

Section 4.17 Bank Accounts. Schedule 4.17 sets forth the account numbers and locations of all bank accounts of the Loan Parties as of the Closing Date.

Section 4.18 Labor Relations. There (a) is no unfair labor practice complaint pending against the Borrower or any of its Subsidiaries or, to the knowledge of any Responsible Officer of a Loan Party, threatened against any of them, before the National Labor Relations Board (or any successor United States federal agency that administers the National Labor Relations Act), and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement is so pending against the Borrower or any of its Subsidiaries or, to the knowledge of any Responsible Officer of a Loan Party, threatened against any of them, (b) are no strikes, lockouts, slowdowns or stoppage against the Borrower or any Subsidiary pending or, to the knowledge of any Loan Party, threatened and (c) no union representation petition existing with respect to the employees of the Borrower or any of its Subsidiaries and no union organizing activities are taking place, where any of the foregoing could reasonably be expected to have a Material Adverse Effect. The hours worked by and payments made to employees of the Borrower and the Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable federal, state, provincial, local or foreign law dealing with such matters, except where such violation, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. All payments due from the Borrower or any Subsidiary, or for which any claim may be made against the Borrower or any Subsidiary, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of the Borrower or such Subsidiary, except where the failure to do the same, either individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. The consummation of the transactions contemplated hereby will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which the Borrower or any Subsidiary is bound.

Section 4.19 Intellectual Property. Each Loan Party owns or is licensed or otherwise has full legal right to use all of the patents, trademarks, service marks, trade names, copyrights, franchises, authorizations and other rights that are reasonably necessary for the operation of its business, without conflict with the rights of any other Person with respect thereto, except as could not reasonably be expected to have a Material Adverse Effect.

Section 4.20 Solvency. Immediately following the making of each Revolving Advance and after giving effect to the application of the proceeds of each Revolving Advance, (a) the fair value of the assets of each Loan Party will exceed its debts and liabilities, subordinated, contingent or otherwise; (b) the present fair saleable value of the property of each Loan Party will be greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) each Loan Party will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) each Loan Party will not have unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted following the Closing Date.

Section 4.21 Margin Regulations. None of the Loan Parties is engaged and will engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U), or extending credit for the purpose of purchasing or carrying margin stock. No part of the proceeds of any Advance will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry any margin stock (within the meaning of Regulation U) or to refinance any Debt originally incurred for such purpose, or for any other purpose that entails a violation of, or that is inconsistent with, the provisions of the Regulations of the Board, including Regulation T, U or X.

Section 4.22 Investment Company Act. None of the Borrower, any Person Controlling the Borrower, or any Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

Section 4.23 Names and Locations. As of the Closing Date, Schedule 4.23 sets forth (a) all legal names and all other names (including trade names, fictitious names and business names) under which the Loan Parties currently conduct business, or has at any time during the past five years conducted business, (b) the state or other jurisdiction of organization or incorporation for each Loan Party and sets forth each Loan Party’s organizational identification number or specifically designates that one does not exist, (c) the location of the chief executive office of the Loan Parties and (d) all assigned locations (indicating between owned and leased locations) with respect to Collateral.

ARTICLE V

AFFIRMATIVE COVENANTS

So long as the Revolving Advances or any amount under any Loan Document shall remain unpaid, any Lender shall have any Revolving Commitment hereunder, or there shall exist any Letter of Credit Exposure, unless the Majority Lenders shall otherwise consent in writing, each Loan Party shall:

Section 5.01 Preservation of Existence, Etc. Except as permitted by Section 6.03, (a) preserve, renew and maintain in full force and effect its legal existence and good standing under the Legal Requirements of the jurisdiction of its formation, (b) take all reasonable action to obtain, preserve, renew, extend, maintain and keep in full force and effect all rights, privileges, permits, licenses, authorizations and franchises necessary or desirable in the normal conduct of its business, and (c) qualify and remain qualified as a foreign entity in each jurisdiction in which qualification is necessary in view of its business and operations or the ownership of its Properties, and the failure of which could reasonably be expected to have a Material Adverse Effect.

Section 5.02 Compliance with Laws, Etc. Comply in all material respects with all Legal Requirements (including without limitation, all Environmental Laws and ERISA) applicable to it or to its business or property, except in such instances in which such Legal Requirement is being contested in good faith by appropriate proceedings diligently conducted or where the failure of which could not be reasonably expected to have a Material Adverse Effect.

Section 5.03 Maintenance of Property. (a) Maintain and preserve all Property material to the conduct of its business and keep such Property in good repair, working order and condition, ordinary wear and tear excepted, (b) from time to time make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith may be properly conducted at all times and (c) use the standard of care typical in the industry in the operation and maintenance of its facilities.

Section 5.04 Maintenance of Insurance.

(a) At all times, at its expense, cause to be carried and maintain with financially sound and reputable insurance companies not Affiliates of any Loan Party, insurance with respect to its Properties and business, to the extent and against loss or damage of the kinds customarily insured against by prudent Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons and such other insurance as may be required by law; provided, that in any event the Borrower will maintain (i) “all risk” property insurance providing coverage against all risks of physical loss or damage including stock and finished product, written on an agreed amount, replacement cost basis without deduction for depreciation and/or coinsurance penalties, with maximum deductibles of $5,000 per occurrence with respect to real property, $2,500 per occurrence with respect to equipment valued at less than $300,000 and $10,000 per occurrence with respect to equipment valued at $300,000 or more; (ii) commercial general liability insurance, written on an occurrence basis for claims arising from the Borrower’s operations with a combined single limit of liability for property damage, personal injury and bodily injury, including death, in an amount at least equal to $1,000,000 per occurrence and $2,000,000 in the aggregate as respects products liability and a $2,000,000 general aggregate, subject to a maximum deductible of $500,000; (iii) workers’ compensation insurance providing coverage as required by law; (iv) employer’s liability insurance; and (v) umbrella/excess liability insurance with limits not less than $4,000,000 per occurrence and in the aggregate, such coverage to be on an occurrence basis and provide (A) follow form coverage excess of the insurance required in clauses (ii) and (iii) above, and (B) drop down to provide primary coverage in the event the underlying coverage is reduced or exhausted.

(b) Cause all insurance required by the Borrower to comply with the following general requirements: (i) all insurance shall be written by insurance companies that are rated in A.M. Best’s Key Insurance Rating Guide or any successor thereto with a general policyholder rating of “A-” or better and a financial rating of at least “VIII” or otherwise reasonably acceptable to the Administrative Agent; (ii) all liability, business interruption and property insurance in respect of the Collateral shall name the Administrative Agent as additional insured and/or loss payee which endorsement shall provide that, from and after the Closing Date, if the insurance carrier shall have received written notice from the Administrative Agent of the occurrence of an Event of Default, the insurance carrier shall pay all proceeds otherwise payable to a Loan Party under such policies directly to the Administrative Agent; (iii) each such policy to provide that it shall not be canceled, modified or not renewed upon not less than 30 days’ prior written notice thereof by the insurer to the Administrative Agent; and (iv) all such insurers shall waive their rights of subrogation, setoff, counterclaim, or other deduction, whether by attachment or otherwise, against the Administrative Agent and the Lenders and further the insurers shall waive any right to claim any premiums or commission against the Administrative Agent or any Lender.

Section 5.05 Payment of Taxes, Etc. Pay and discharge as the same shall become due and payable, all its obligations and liabilities in accordance with their terms, including (a) all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its Property, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the applicable Loan Party, (b) all lawful claims which, if unpaid, might by law become a Lien upon its Property; and (c) all Debt, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Debt; provided, that the foregoing shall not apply to any such amounts being contested in good faith.

Section 5.06 Reporting Requirements. Deliver to the Administrative Agent and each Lender, in form and detail satisfactory to the Administrative Agent and the Lenders:

(a) Audited Annual Financials. As soon as available and in any event not later than 90 days after the end of each fiscal year of the Borrower, copies of the audited consolidated balance sheets of the Borrower and its Subsidiaries as at the end of such fiscal year, together with the related audited consolidated statements of income or operations, and cash flows for such fiscal year, and the notes thereto, all in reasonable detail and setting forth in each case in comparative form the audited consolidated figures as of the end of and for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP (subject only to normal year-end audit adjustments and the absence of footnotes with respect to any consolidating statements) and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing reasonably acceptable to the Lenders, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit and shall state that such consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Borrower and its respective Subsidiaries as at the end of such fiscal year and their consolidated results of operations and cash flows for such fiscal year in conformity with GAAP; or words substantially similar to the foregoing and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards;

(b) Quarterly Financials. As soon as available and in any event not later than 45 days after the end of each of the first three fiscal quarters in each fiscal year, (i) a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated statements of income or operations, and cash flows for such fiscal quarter and for the portion of the Borrower’s fiscal year then ended, and setting forth in comparative form the consolidated figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and certified by a Financial Officer of the Borrower as fairly presenting, in all material respects, the financial condition, results of operations, and cash flows of the Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes;

(c) Compliance Certificates. (i) Concurrently with the delivery of the financial statements referred to in Section 5.06(a), a certificate of its independent certified public accountants rendering the report thereon stating whether, in connection with their audit examination, anything has come to their attention which would cause them to believe that any Default or Event of Default with respect to accounting matters existed on the date of such financial statements, and if such a condition or event has come to their attention, specifying in reasonable detail the nature and period, if known, of existence thereof and (ii) concurrently with the delivery of the financial statements referred to in Sections 5.06(a) and (b), a duly completed Compliance Certificate signed by a Financial Officer of the Borrower;

(d) Borrowing Base Report. On each Borrowing Base Determination Date, a Borrowing Base Report as of the last Business Day of the preceding calendar month, or as of such more recent date if the Borrower chooses to make an interim Borrowing Base Report;

(e) Management Letters. Promptly upon receipt thereof, copies of any detailed audit reports, management letters and any reports as to material inadequacies in accounting controls (including reports as to the absence of any such inadequacies) or recommendations submitted to the board of directors (or the audit committee of the board of directors) of the Borrower by independent accountants in connection with the accounts or books of the Borrower or any Subsidiary thereof, or any audit of any of them;

(f) USA Patriot Act. Promptly, following a request by any Lender, all documentation and other information that such Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act; and

(g) Other Information. Such other information respecting the business, Properties or Collateral, or the condition or operations, financial or otherwise, of the Borrower and its Subsidiaries as the Administrative Agent may from time to time reasonably request.

Documents required to be delivered pursuant to Section 5.06(a), (b), (e) or (g), to the extent any such documents are included in materials otherwise filed with the Securities and Exchange Commission (the “SEC”), may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 10.02; or (ii) on which such documents are posted on the Borrower’s behalf on IntraLinks/IntraAgency or another relevant website (including, without limitation, the SEC’s website), if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) the Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender that requests the Borrower to deliver such paper copies and (ii) the Borrower shall notify (which may be by facsimile or electronic mail) the Administrative Agent of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. The Administrative Agent shall not have an obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

Section 5.07 Other Notices. Deliver to the Administrative Agent and each Lender prompt written notice of the following:

(a) Defaults. The occurrence of any Default or Event of Default or any other Debt of any Loan Party in excess of $500,000.00 being declared when due and payable before its expressed maturity, or any holder of such Debt having the right to declare such Debt due and payable before its expressed maturity, because of the occurrence of any default (or any event which, with notice and/or the lapse of time, shall constitute any default) under such Debt, except in such instances in which such default is being contested in good faith by appropriate proceedings diligently conducted;

(b) Litigation. The filing or commencement of, or any threat or notice of intention of any Person to file or commence, any action, suit or proceeding, whether at law or in equity or by or before any Governmental Authority, against the Borrower, any Subsidiary or any Affiliate thereof, or any material development in any such action, suit, proceeding, that, in either case, could reasonably be expected to result in a Material Adverse Effect; and

(c) ERISA Events. The occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Loan Parties in an aggregate amount exceeding $1,000,000.00;

(d) Environmental Notices. If constituting a Material Adverse Effect or relating to potential liability in excess of $500,000.00, a copy of any form of notice, summons, material correspondence or citation received from any Governmental Authority or any other Person, concerning (i) material violations or alleged violations of Environmental Laws, which seeks or threatens to impose liability therefor, (ii) any material action or omission on the part of the Borrower or any of its Subsidiaries in connection with Hazardous Material, (iii) any notice of potential responsibility or liability under any Environmental Law, or (iv) concerning the filing of a Lien other than a Permitted Lien upon, against or in connection with the Borrower or any of its Subsidiaries, or any of their leased or owned material Property, wherever located;

(e) Collateral. Furnish to the Administrative Agent:

(i) written notice of:

(A) any change of its legal name, corporate structure, jurisdiction of organization or formation or its organizational identification number or the creation or acquisition of any Person that will become a Subsidiary of the Borrower, within five (5) Business Days before the occurrence thereof;

(B) an Asset Disposition within five (5) Business Days after the occurrence thereof;

(C) an Event of Loss with respect to any portion of Collateral with a book value in excess of $1,000,000.00 in the aggregate promptly and in any event within five (5) Business Days after the occurrence thereof;

(D) an account in excess of $500,000.00 or accounts in excess of $1,000,000.00 in the aggregate becoming subject to any dispute or claim or other circumstances known to any Loan Party that may impair the validity or collectibility of such accounts promptly and in any event within five (5) Business Days after the occurrence thereof;

(E) any material correspondence received by any Loan Party from any insurer with respect to any insurance maintained in accordance with Section 5.04 promptly and in any event within five (5) Business Days after the receipt thereof;

(F) the Borrower or any of its Subsidiaries holding or obtaining any (1) Chattel Paper, (2) Instrument, or (3) Letter of Credit, each in excess of $250,000.00 individually and $500,000.00 in the aggregate promptly and in any event within five (5) Business Days after the receipt thereof;

(G) Collateral with value in excess of $500,000.00 in the aggregate at any time being in the possession or control of any warehouse or bailee not previously disclosed promptly and in any event within ten (10) Business Days before the occurrence thereof;

(H) Collateral with value in excess of $500,000.00 in the aggregate being of a type where a Lien may be registered, recorded or filed under, or notice thereof given under, any federal statute or regulation or any material Collateral constitutes a claim against the United States of America, or any State or municipal government or any department, instrumentality or agency thereof, the assignment of which claim is restricted by law promptly and in any event within five (5) Business Days of the existence thereof; and

(ii) from time to time upon request, statements and schedules further identifying, updating, and describing the Collateral and such other information, reports and evidence concerning the Collateral, as Administrative Agent may reasonably request, all in reasonable detail; provided, that so long as no Event of Default exists and is continuing, updates shall not occur more frequently than two (2) times during any calendar year;

(iii) original or certified copies of all insurance policies maintained pursuant to Section 5.04 to the Administrative Agent; and prior to the cancellation, modification or nonrenewal of any such policy of insurance, a copy of a renewal or replacement policy (or other evidence of renewal of a policy previously delivered to the Administrative Agent) together with evidence satisfactory to the Administrative Agent of payment of the premium therefor.

(f) Casualties and Takings. Any actual or constructive loss by reason of fire, explosion, theft or other casualty, of any Property of any Loan Party or any taking of title to, or the use of, any Property of any Loan Party pursuant to eminent domain or condemnation proceedings or any settlement or compromise thereof, in each case, with a value equal to or greater than $1,000,000.00, and a certificate of a Responsible Officer of the Borrower describing the nature and status of such occurrence;

(g) Material Changes. Any development that has resulted in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower have taken and propose to take with respect thereto. Each notice pursuant to Section 5.07(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

Section 5.08 Books and Records; Inspection. (a) Keep proper records and books of account in which full, true and correct entries will be made in accordance with GAAP and all Legal Requirements, reflecting all financial transactions and matters involving the assets and business of the Loan Parties and their Subsidiaries; (b) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over the Loan Parties and their Subsidiaries, as the case may be; and (c) from time-to-time during regular business hours upon reasonable prior notice, (i) permit representatives and independent contractors of the Administrative Agent and each Lender to visit and inspect any of its Properties, (ii) to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom and (iii) to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at the expense of the Borrower and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the applicable Loan Party or Subsidiary; provided that the Loan Parties shall be responsible for such expenses not more than one (1) time per year unless an Event of Default has occurred and is continuing, in which case the Loan Parties shall be responsible for all such expenses.

Section 5.09 Agreement to Pledge.

(a) The Borrower shall, and shall cause each Guarantor to, grant to the Administrative Agent an Acceptable Security Interest in any Property of the Borrower or any Guarantor (except for interests in real property and any aircraft) now owned or hereafter acquired promptly after receipt of a written request from the Administrative Agent.

(b) The Borrower shall, and shall cause each Guarantor to, pledge the stock or other Equity Interests of each of its Material Subsidiaries to the Administrative Agent, for the benefit of the Secured Parties, together with favorable opinions of counsel (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to herein), all in form, content and scope reasonably satisfactory to the Administrative Agent, provided, however, that notwithstanding anything herein to the contrary, no Loan Party shall be obligated to pledge more than sixty-five percent (65%) of the Equity Interests of any Foreign Subsidiary directly owned by such Loan Party.

Section 5.10 Use of Proceeds. Use the proceeds of the Revolving Advances and Letters of Credit for general corporate purposes, including working capital support, issuance of Letters of Credit, Capital Expenditures, Acquisitions and repayment of the Existing Credit Facilities.

Section 5.11 Nature of Business. Maintain and operate its business primarily as a provider of products and services to companies in the oil and gas exploration and production business and related businesses in the United States of America.

Section 5.12 Additional Guarantors. Promptly after any Person becomes a Material Subsidiary of the Borrower (and in any event within 30 days), (a) cause such Person to (i) become a Guarantor by executing and delivering to the Administrative Agent a counterpart of this Agreement or such other document as the Administrative Agent shall deem appropriate for such purpose, (ii) deliver to the Administrative Agent documents of the types referred to in clauses Section 3.01(a)(vii), (viii), (ix) and (x) and favorable opinions of counsel to such Person

(which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to in clause (i)), all in form, content and scope reasonably satisfactory to the Administrative Agent and (iii) execute such other Security Documents as the Administrative Agent or any Lender may reasonably request, in each case to secure the Obligations and (b) cause the stockholder of such Person to execute a Pledge Agreement pledging (i) 100% of its interests in the Equity Interest of such Person to secure the Obligations and such evidence of corporate authority to enter into and such legal opinions in relation to such Pledge Agreement as the Administrative Agent may reasonably request, along with share certificates pledged thereby and appropriately executed stock powers in blank; provided that, no new Material Subsidiary that is a controlled foreign corporation under Section 957 of the Code shall be required to become a Guarantor or enter into any Security Documents if such Guarantee or the entering into of such Security Documents would reasonably be expected to result in any material incremental income tax liability and the Borrower or any Subsidiary domiciled in the United States that is an equity holder of a controlled foreign corporation under Section 957 of the Code shall only be required to pledge 65% of the Equity Interest of such controlled foreign corporation pursuant to the applicable Pledge Agreement.

Section 5.13 Additional Collateral Requirements.

(a) Accounts. At the Borrower’s own expense, use commercially reasonable efforts to assure prompt payment of all amounts due or to become due under accounts, subject to reasonable write-offs in the Borrower’s ordinary course of business;

(b) Deposit Accounts. Establish deposit accounts (collectively, “Deposit Accounts”) in the name of the Borrower or any of its Subsidiaries with such banks (“Depository Banks”) as are reasonably acceptable to the Administrative Agent (subject to irrevocable instructions acceptable to Administrative Agent as hereinafter set forth) or with the Administrative Agent and all invoices evidencing accounts shall bear a notice that such invoices are payable to such Deposit Accounts and in which the Borrower or one of its Subsidiaries, as applicable, will immediately deposit all payments made for inventory or other payments constituting proceeds of Collateral, in the case of the Borrower and their Subsidiaries, in the identical form in which such payment was made, whether by cash or check. The Depository Banks shall acknowledge and agree, pursuant to an Account Control Agreement, that all payments made to the Deposit Accounts are for the benefit of the Administrative Agent and the Secured Parties, and that the Depository Banks have no right to setoff against the Deposit Accounts, other than for customary charges of the Depository Bank for depositary services; provided that Account Control Agreements shall not be required with respect to Deposit Accounts with an account balance of less than $150,000.00 individually and $500,000.00 in the aggregate. Upon the occurrence and continuance of an Event of Default, the Borrower and each Subsidiary shall irrevocably instruct each Depository Bank to promptly transfer all payments or deposits (with certain exceptions as agreed to by the Administrative Agent) into the Deposit Accounts into the Administrative Agent’s Account on each Business Day. If any Loan Party shall receive any monies, checks, notes, drafts or any other payments relating to and/or proceeds of accounts or other Collateral, such Person shall hold such instrument or funds in trust for the Administrative Agent, and, immediately upon receipt thereof, shall remit the same or cause the same to be remitted, in kind, to the Deposit Accounts or after the occurrence and continuance of an Event of Default, to the Administrative Agent at its address set forth in Section 10.02 below.

(c) Bailees. If any Collateral shall at any time be in the possession or control of any warehouse or bailee (i) deliver to the Administrative Agent warehouse or bailee lien waivers satisfactory to the Administrative Agent prior to the commencement of such possession or control and (ii) notify such warehouse, bailee or agent of the Liens in favor of the Administrative Agent, for the benefit of the Secured Parties, and instruct such Person to hold all such Collateral for Administrative Agent’s account subject to the Administrative Agent’s instructions, and shall obtain such Person’s (A) acknowledgement that it is holding such Collateral for the Administrative Agent’s benefit and (B) agreement to permit the Administrative Agent to access such property in order to exercise its rights against Collateral.

Section 5.14 Appraisal Reports.

(a) On or before each anniversary date of the Closing Date or at such more frequent times as the Borrower may elect in its discretion, the Borrower shall deliver to the Administrative Agent and the Lenders an Appraisal Report and certify the Borrowing Base. The cost of each such Appraisal Report shall be paid by the Borrower.

(b) At any time the Administrative Agent or the Majority Lenders may request that the Borrower deliver an additional Appraisal Report to the Lenders. Upon receipt of such request by the Borrower, the Borrower shall deliver such Appraisal Report to the Administrative Agent and the Lenders within 45 days after receipt of such request and certify the Borrowing Base. Unless a Default is in existence at the time of such request, the Lenders shall pay the costs of such additional Appraisal Report.

(c) Each Appraisal Report delivered under this Section 5.14 shall be in form, scope and substance reasonably satisfactory to the Administrative Agent.

Section 5.15 Further Assurances in General. Execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing or continuation statements or amendments thereto (or similar documents required by any laws of any applicable jurisdiction)), which may be required under any Legal Requirement, or which the Administrative Agent or the Majority Lenders may reasonably request, all at the expense of the Borrower. The Borrower also agrees to provide to the Administrative Agent, from time to time upon request, evidence reasonably satisfactory to the Administrative Agent as to the perfection and priority of the Liens created or intended to be created by the Security Documents. The Borrower agrees not to effect or permit any change referred to in Section 5.07(e) unless all filings have been made under the Uniform Commercial Code or otherwise that are required in order for the Administrative Agent to continue at all times following such change to have, and each Loan Party agrees to take all necessary action to ensure that the Administrative Agent does continue at all times to have, a valid, legal and perfected security interest in all the Collateral.

Section 5.16 Post Closing Requirements.

(a) Within 30 days after the Closing Date (or a later date reasonably acceptable to the Administrative Agent), the Borrower shall, and shall cause each applicable Guarantor to, deliver to the Administrative Agent an executed Account Control Agreement among each applicable Loan Party, the Administrative Agent and each institution at which any Loan Party maintains a deposit or securities account, except as otherwise permitted under Section 5.13(b).

(b) Within 60 days after the Closing Date (or a later date reasonably acceptable to the Administrative Agent), the Borrower shall, and shall cause each applicable Guarantor to, take commercially reasonable steps in order to attempt to deliver to the Administrative Agent executed lien waivers or subordination agreements in form and substance reasonably satisfactory to the Administrative Agent executed by each landlord with respect to each parcel of property leased by the Borrower or any Guarantor where Collateral with an aggregate book value of at least $1,000,000.00 is located.

(c) Within 5 days after the Closing Date (or a later date reasonably acceptable to the Administrative Agent), the Borrower shall deliver to the Administrative Agent an acknowledgment from CT Corporation System with respect to its irrevocable appointment by each Loan Party pursuant to Section 10.13(b)

ARTICLE VI

NEGATIVE COVENANTS

So long as the Revolving Advances or any amount under any Loan Document shall remain unpaid, any Lender shall have any Revolving Commitment, or there shall exist any Letter of Credit Exposure, unless the Majority Lenders otherwise consent in writing, no Loan Party shall:

Section 6.01 Liens, Etc. Create, assume, incur or suffer to exist, any Lien on or in respect of any of its Property whether now owned or hereafter acquired, other than the following (“Permitted Liens”):

(a) Liens pursuant to any Loan Document;

(b) Excepted Liens;

(c) Liens existing on the Closing Date and described in Schedule 6.01; provided that such Liens shall secure only those obligations which they secure on the date hereof and extensions, renewals and replacements thereof permitted hereunder;

(d) Liens securing Debt permitted under Section 6.02(e); provided that (i) such Liens do not at any time encumber any property other than the property financed by such Debt, and additions and accessions thereto and the Proceeds thereof, (ii) the Debt secured thereby does not exceed the lesser of the cost or fair market value of the property being acquired or financed on the date of acquisition or financing, and (iii) in the case of purchase money security interests, such security interests are created within 90 days after such acquisition (or completion of such improvements); and

(e) rights of set-off of banks and other Persons in the ordinary course of banking and trading arrangements.

Section 6.02 Debts, Guaranties and Other Obligations. Create, assume, suffer to exist or in any manner become or be liable, in respect of any Debt except:

(a) Debt under the Loan Documents (including, without limitation, Debt incurred pursuant to an increase in the Revolving Commitments in accordance with Section 2.16);

(b) up to a $25,000,000.00 aggregate principal amount of unsecured Subordinated Debt owed to Permitted Investors;

(c) Debt of the Borrower to Guarantors, of Guarantors to the Borrower and to other Guarantors and of Subsidiaries to the Borrower or other Subsidiaries; provided that (i) such Debt of any Loan Party is subordinated to the Obligations pursuant to a subordination agreement in form and substance reasonably acceptable to the Administrative Agent; and (ii) any such loans and advances made by a Loan Party shall be evidenced by a promissory note pledged to the Administrative Agent for the ratable benefit of the Secured Parties;

(d) Guarantees of the Borrower or any Wholly-Owned Subsidiary in respect of Debt or other obligations otherwise permitted hereunder of the Borrower or any Wholly-Owned Subsidiary;

(e)(i) Debt incurred to finance the acquisition, construction or improvement of any fixed or capital assets, (ii) Debt in respect of Capital Leases, (iii) Debt of the types described in clauses (i) and (ii) above assumed in connection with an Acquisition permitted under Section 6.05 or of a Person that becomes a Subsidiary in connection with any such Acquisition, and (iv) in each case, extensions, renewals, refinancings and replacements of any such Debt that do not increase the outstanding principal amount thereof other than by the amount of accrued but unpaid interest in respect thereof and closing costs; provided that (A) in the case of Debt to finance the acquisition, construction or improvements of fixed or capital assets, such Debt is incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement and (B) the aggregate principal amount of Debt permitted by this paragraph shall not exceed $5,000,000 at any time outstanding;

(f) obligations (contingent or otherwise) of the Borrower existing or arising under any Swap Contract with the purpose and effect of fixing interest rates on the principal amount of the Obligations of the Borrower that is accruing interest at a variable rate, provided that (i) the aggregate notional amount of such Swap Contracts may not exceed fifty percent (50%) of the aggregate Revolving Commitments, and (ii) no such Swap Contract requires any Loan Party to put up money, assets or other security (excluding unsecured letters of credit and, in the case of Swap Contracts with Swap Counterparties, Collateral under the Security Documents) against the event of its nonperformance prior to actual default by such Loan Party in performing its obligations thereunder;

(g) Debt representing deferred compensation to employees of the Borrower or any of its Subsidiaries incurred in the ordinary course of business;

(h) Debt consisting of cash management obligations and other Debt in respect of netting services, overdraft protections and similar arrangements, in each case (x) in connection with cash management and deposit accounts and (y) incurred in the ordinary course of business;

(i) Debt consisting of the financing of insurance premiums incurred in the ordinary course of business; and

(j) other Debt of the Borrower and its Subsidiaries in an aggregate principal amount at any time outstanding not to exceed $1,000,000 and contingent liabilities of Borrower and the other Loan Parties in respect of such Debt.

Section 6.03 Merger or Consolidation. Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that, so long as no Default or Event of Default exists or would result therefrom:

(a)(i) any Subsidiary may merge with the Borrower, provided that the Borrower shall be the continuing or surviving Person, (ii) any Guarantor may merge with another Person (other than the Borrower), provided that the Guarantor shall be the continuing or surviving Person or such continuing or surviving Person if not the Guarantor, shall become a Guarantor in accordance with Section 5.12 and (iii) the Borrower may merge into a wholly-owned Domestic Subsidiary that is a corporation if (A) such merger occurs in preparation for a public offering of the Equity Interests of such corporation and (B) such corporation executes and delivers to the Administrative Agent evidence of assumption of the Obligations and any necessary conforming amendments to the Loan Documents, each in form and substance reasonably acceptable to the Administrative Agent; and

(b) any Subsidiary may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Borrower or to another Subsidiary; provided that if the transferor in such a transaction is a Guarantor, then the transferee must either be the Borrower or a Guarantor.

Section 6.04 Asset Sales. Make any Asset Disposition, except:

(a) Asset Dispositions of property by the Borrower or any Subsidiary to the Borrower or to a Subsidiary in the ordinary course of business; provided that if the transferor of such property is the Borrower or a Guarantor, the transferee thereof must either be the Borrower or a Guarantor;

(b) Asset Dispositions by the Borrower and its Wholly-Owned Subsidiaries to any Person that is not a Loan Party or a Subsidiary of any Loan Party not otherwise permitted under this Section 6.04; provided that (i) at the time of such Disposition, no Default or Event of Default shall exist or would result from such Disposition and (ii) the aggregate book value of all property Disposed of in reliance on this clause (b) in any fiscal year shall not exceed $1,000,000.00 (or the equivalent in any other currency);

(c) Asset Dispositions permitted by Section 6.03, Investments permitted by Section 6.05 and Restricted Payments permitted by Section 6.06;

(d) leases, subleases, licenses or sublicenses of property in the ordinary course of business and which do not materially interfere with the value of such property;

(e) transfers of property subject to any Event of Loss if the Net Proceeds of such event are applied in accordance with Section 2.07(c)(iii)(B);

(f) Asset Dispositions in the ordinary course of business consisting of the abandonment or termination of, or the failure to renew, intellectual property rights, leases, licenses and other intangible assets which, in the reasonable good faith determination of the Borrower, are not material to the conduct of the business of the Borrower and its Subsidiaries;

(g) Asset Dispositions of overdue accounts receivable arising in the ordinary course of business, but only in connection with the collection or compromise thereof;

(h) Asset Dispositions of Cash Equivalents and cash in the ordinary course of business; and

(i) any Asset Disposition involving Diamondback-Well Services LLC; provided that the book value of the Property Disposed of in such Asset Disposition is less than $5,000,000.

Section 6.05 Investments and Acquisitions. Make any Investments or Acquisitions except:

(a) Investments held by any Loan Party in the form of Cash Equivalents;

(b) Existing Investments in Subsidiaries and other Investments in existence on the Closing Date and described in Schedule 6.05;

(c) Investments of a Loan Party in another Loan Party;

(d) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

(e) Investments in newly-formed Subsidiaries that become Guarantors if so required pursuant to Section 5.12;

(f) Investments under Swap Contracts permitted under Section 6.02(f);

(g) Investments consisting of non-cash consideration received by the Borrower or any Subsidiary in connection with any Asset Disposition permitted under Section 6.04;

(h) Investments in the ordinary course of business consisting of (i) endorsements for collection or deposit, (ii) customary trade arrangements with customers, (iii) prepaid expenses and deposits and (iv) loans to employees;

(i) Acquisitions so long as:

(i) both before and after giving effect to such Acquisition, no Default or Event of Default exists or will exist or would result therefrom;

(ii) as soon as available, but not less than five (5) Business Days prior to such Acquisition, the Borrower has provided to the Administrative Agent a copy of the information provided to the board of directors of the Borrower or other Loan Party making such Acquisition;

(iii) if such Acquisition is an Acquisition of the Equity Interests of a Person, the Acquisition is structured so that the acquired Person shall become a direct or indirect Subsidiary of the Borrower and comply with the provisions of Section 5.12, if applicable; provided, however, that no Acquisition of a Person may be hostile; and if such Acquisition is an Acquisition of assets, the Acquisition is structured so that the Borrower or one of its direct or indirect Subsidiaries shall acquire such assets;

(iv) no Loan Party shall, as a result of or in connection with any such Acquisition, assume or incur any direct or contingent liabilities (whether relating to environmental, tax, litigation, or other matters) that would reasonably be expected, as of the date of such Acquisition, to result in the existence or occurrence of a Material Adverse Effect; and

(v) such Acquisition is of assets to be used in the Borrower’s and its Subsidiaries’ business or is of Equity Interests of a Person engaged in business permitted pursuant to Section 5.11; and

(j) other Investments not exceeding $1,000,000.00 in the aggregate at any one time outstanding.

Section 6.06 Restricted Payments. Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that:

(a) each Subsidiary of the Borrower may make Restricted Payments to the Borrower or any of its other Wholly-Owned Subsidiaries;

(b) the Borrower may declare and make dividend payments or other distributions payable to the holders of its Equity Interests solely in such Equity Interests;

(c) the Borrower may purchase, redeem or otherwise acquire shares of its Equity Interests with the proceeds received from the substantially concurrent issue of new shares of its Equity Interests; and

(d) the Borrower may make distributions during each calendar year to each of the Borrower’s members in an aggregate amount not to exceed the amount of the actual net incremental federal, state and local income tax liability of the ultimate beneficial owners of the Borrower which results from allocations made to the members in respect of their ownership interests in the Borrower during such calendar year, provided that the aggregate amount of such distributions in any calendar year shall not be greater than the Maximum Permitted Tax Distributions.

Section 6.07 Change in Nature of Business. Engage in any line of business substantially different from those lines of business conducted by the Borrower and its Subsidiaries on the date hereof or any business substantially related or incidental thereto.

Section 6.08 Transactions With Affiliates. Enter into any transaction of any kind with any Affiliate of the Borrower, whether or not in the ordinary course of business, including, without limitation, any payment by the Borrower or any of its Wholly-Owned Subsidiaries of any management, accounting or similar fees to any Affiliate, whether pursuant to a management agreement or otherwise, other than on fair and reasonable terms substantially as favorable or more favorable, when taken as a whole, to the Borrower or such Subsidiary as would be obtainable by the Borrower or such Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate, other than (a) transactions between Loan Parties, (b) otherwise permitted by this Agreement and (c) pursuant to arrangements existing on the date hereof and set forth on Schedule 6.08.

Section 6.09 Agreements Restricting Liens and Distributions. Create or otherwise cause or suffer to exist any prohibition, encumbrance or restriction which prohibits or otherwise restricts the ability (a) of any Subsidiary to make Restricted Payments to any Loan Party or to otherwise transfer property to any Loan Party, (b) of any Material Subsidiary to Guarantee the Debt of any Loan Party, or (c) of the Borrower or any Subsidiary to create, incur, assume or suffer to exist Liens on property of such Person, other than pursuant to agreements related to Liens permitted under Section 6.01(d).

Section 6.10 Limitation on Accounting Changes or Changes in Fiscal Periods. Permit (a) any change in any of its accounting policies affecting the presentation of financial statements or reporting practices, except as required or permitted by GAAP or (b) the fiscal year of the Borrower or any of its Subsidiaries to end on a day other than December 31 or change the Borrower’s method of determining fiscal quarters.

Section 6.11 Limitation on Speculative Hedging. (a) Purchase, assume, or hold a speculative position in any commodities market or futures market or enter into any Swap Contract for speculative purposes, (b) be party to or otherwise enter into any Swap Contract which (i) is entered into for reasons other than as a part of its normal business operations as a risk management strategy and/or hedge against changes resulting from market conditions related to the Borrower’ or their Subsidiaries’ operations, (ii) is longer than the Maturity Date, or (iii) obligates any Loan Party to any margin call requirements not permitted under this Agreement, or (c) change its Risk Management Policy without the Administrative Agent’s prior written consent.

Section 6.12 Operating Leases. Enter into or remain liable upon any Operating Lease, except for (i) Operating Leases existing on the date of this Agreement and shown on Schedule 6.12 not to exceed $1,000,000 in aggregate payments for each fiscal year and (ii) other Operating Leases in the aggregate for the Borrower and its Subsidiaries not to exceed $1,000,000 in aggregate payments for each fiscal year.

Section 6.13 Sale and Leaseback Transactions and other Off-Balance Sheet Liabilities. Enter into or suffer to exist any (a) Sale and Leaseback Transaction or (b) any other transaction pursuant to which it incurs or has incurred Off-Balance Sheet Liabilities, except for lease agreements with Caliber Development Company LLC, a Delaware limited liability company, on the Properties described on Schedule 4.23 as being leased from an Affiliate of a Loan Party and Swap Contracts permitted to be incurred under the terms of Section 6.02.

Section 6.14 Subordinated Debt. (a) Make any optional, mandatory or scheduled payments on account of principal or interest (each whether by redemption, purchase, retirement, defeasance, set-off or otherwise) in respect of Subordinated Debt (other than payments in respect of Subordinated Debt permitted under Section 6.02(b)); or (b) permit any waiver, supplement, modification, amendment, termination or release of any indenture, instrument or agreement pursuant to which any Subordinated Debt is outstanding if such waiver, supplement, modification, amendment, termination or release would (i) increase the maximum principal amount of such Subordinated Debt (except as permitted under Section 6.02(b)) or the ordinary interest rate or the default interest rate on such Subordinated Debt; (ii) change the dates upon which payments of principal or interest are due on such Subordinated Debt; (iii) change any event of default or add any covenant with respect to such Subordinated Debt; (iv) change the payment, redemption or prepayment provisions of such Subordinated Debt; (v) change the subordination provisions thereof; or (vi) change or amend any other term, if in each case such change or amendment would materially increase the obligations of the obligor or confer additional material rights on the holder of such Subordinated Debt in a manner adverse to any Loan Party or any Secured Party; or (c) permit the outstanding principal amount of Subordinated Debt held by the Permitted Investors to be less than $14,000,000 at any time prior to the IPO Completion Date.

Section 6.15 Financial Covenants.

(a) Minimum Interest Coverage Ratio. Permit the Interest Coverage Ratio for each period of four consecutive fiscal quarters to be less than 3.00 to 1.00.

(b) Maximum Total Net Debt Leverage Ratio. Permit the Total Net Debt Leverage Ratio for the four consecutive fiscal quarters (a) ending September 30, 2006, December 31, 2006, March 31, 2007, June 30, 2007 and September 30, 2007, to be greater than 2.50 to 1.00 and (b) ending December 31, 2007 and each fiscal quarter thereafter, to be greater than 2.00 to 1.00.

(c) Minimum Tangible Net Worth. Permit the Tangible Net Worth to be less than (a) 85% of the Tangible Net Worth as of the Closing Date, plus (b) an amount equal to 50% of the Consolidated Net Income earned in each fiscal quarter ending after the Closing Date (with no deduction for a net loss in any such fiscal quarter) plus (c) 100% of Net Issuance Proceeds.

(d) Minimum Consolidated EBITDA. Permit Consolidated EBITDA to be less than (i) $9,000,000 for the fiscal quarter ending September 30, 2006, (ii) $12,500,000 for the fiscal quarter ending December 31, 2006 and (iii) $15,000,000 for each fiscal quarter ending thereafter.

ARTICLE VII

EVENTS OF DEFAULT

Section 7.01 Events of Default. The occurrence of any of the following events shall constitute an “Event of Default” under any Loan Document:

(a) Payment. The Borrower shall fail to pay (i) any principal of any Advance or reimburse any drawing under any Letter of Credit when the same becomes due and payable, (ii) any interest on the Revolving Advances, any fees, reimbursements, indemnifications, or other amounts payable in connection with the Obligations, this Agreement or under any other Loan Document within five days after the same becomes due and payable or (iii) any mandatory prepayment required by Section 2.07 within ten Business Days after the same becomes due and payable;

(b) Representation and Warranties. Any representation or statement made or deemed to be made by the Borrower or any other Loan Party (or any of their respective officers) in this Agreement, in any other Loan Document, or in connection with this Agreement or any other Loan Document shall prove to have been incorrect in any material respect when made or deemed to be made;

(c) Covenant Breaches. Any Loan Party shall (i) fail to perform or observe any covenant contained in Sections 5.01, 5.07(a), 5.09, 5.11, 5.12, 5.14, and Article VI of this Agreement or (ii) fail to perform or observe any other term or covenant set forth in this Agreement or in any other Loan Document which is not covered by clause (i) above or any other provision of this Section 7.01 if such failure shall remain unremedied for 30 days;

(d) Cross-Default. (i) Any Loan Party shall fail to pay any principal of or premium or interest on any of its Debt which, individually or in the aggregate, is outstanding in a principal amount of at least $1,000,000.00 (or the equivalent in any other currency) individually or when aggregated with all such Debt of the Person so in default (but excluding Debt evidenced by the Revolving Advances) when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), (ii) any other event shall occur or condition shall exist under any agreement or instrument relating to Debt which is outstanding in a principal amount of at least $1,000,000.00 (or the equivalent in any other currency) individually or when aggregated with all such Debt of the Person so in default (but excluding Debt evidenced by the Revolving Advances), if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Debt; or (iii) any such Debt shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), prior to the stated maturity thereof;

(e) Insolvency. Any Loan Party shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness which it would not otherwise be able to pay as it falls due or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Borrower or any of its Subsidiaries seeking to adjudicate it as a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against such Person, either such proceeding shall remain undismissed for a period of 60 days or any of the actions sought in such proceeding shall occur; or such Person shall take any action to authorize any of the actions set forth above in this paragraph (e) or any analogous procedure or step is taken in any jurisdiction;

(f) Judgments. Any judgment, decree or order for the payment of money shall be rendered against any Loan Party in an amount in excess of $1,000,000.00 (or the equivalent in any other currency) and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; provided, however, that any such judgment, decree or order shall not give rise to an Event of Default under this subsection (f) if and for so long as (A) such judgment, decree or order is covered by a valid and binding policy of insurance with a creditworthy insurer (as determined by the Administrative Agent in its reasonable business judgment) and (B) such insurer has been notified thereof and has not disclaimed its responsibility for the claim made in respect thereof;

(g) ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of a Loan Party under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of $1,000,000.00, or (ii) the Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of $1,000,000.00;

(h) Loan Documents. Any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party or any other Person contests in any manner the validity or enforceability of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document;

(i) Security Documents. The Administrative Agent and the Lenders shall fail to have an Acceptable Security Interest in the Collateral; or

(j) Change in Control. A Change of Control shall occur.

Section 7.02 Optional Acceleration of Maturity. If any Event of Default (other than an Event of Default pursuant to paragraph (e) of Section 7.01) shall have occurred and be continuing, then, and in any such event:

(a) the Administrative Agent (i) shall at the request, or may with the consent, of the Majority Lenders, by notice to the Borrower, declare the Revolving Commitments and the obligation of each Lender and the Issuing Bank to make extensions of credit hereunder, including making Revolving Advances and issuing Letters of Credit, to be terminated, whereupon the same shall forthwith terminate, and (ii) shall at the request, or may with the consent, of the Majority Lenders, by notice to the Borrower, declare all principal, interest, fees, reimbursements, indemnifications, and all other amounts payable under this Agreement and the other Loan Documents to be forthwith due and payable, whereupon all such amounts shall become and be forthwith due and payable in full, without notice of intent to demand, demand, presentment for payment, notice of nonpayment, protest, notice of protest, grace, notice of dishonor, notice of intent to accelerate, notice of acceleration, and all other notices, all of which are hereby expressly waived by the Borrower;

(b) the Borrower shall, on demand of the Administrative Agent at the request or with the consent of the Majority Lenders, deposit with the Administrative Agent into the LC Cash Collateral Account an amount of cash in Dollars equal to 105% of the outstanding Letter of Credit Exposure as security for the Obligations to the extent the Letter of Credit Obligations are not otherwise paid at such time; and

(c) the Administrative Agent shall at the request of, or may with the consent of, the Majority Lenders proceed to enforce its rights and remedies under the Security Documents, this Agreement, and any other Loan Document for the ratable benefit of the Lenders by appropriate proceedings.

Section 7.03 Automatic Acceleration of Maturity. If any Event of Default pursuant to paragraph (e) of Section 7.01 shall occur:

(a)(i) the Revolving Commitments and the obligation of each Lender and the Issuing Bank to make extensions of credit hereunder, including making Revolving Advances and issuing Letters of Credit, shall terminate, and (ii) all principal, interest, fees, reimbursements, indemnifications, and all other amounts payable under this Agreement and the other Loan Documents shall become and be forthwith due and payable in full, without notice of intent to demand, demand, presentment for payment, notice of nonpayment, protest, notice of protest, grace, notice of dishonor, notice of intent to accelerate, notice of acceleration, and all other notices, all of which are hereby expressly waived by the Borrower;

(b) the Borrower shall deposit with the Administrative Agent into the LC Cash Collateral Account an amount of cash in Dollars equal to 105% of the outstanding Letter of Credit Exposure as security for the Obligations to the extent the Letter of Credit Obligations are not otherwise paid at such time; and

(c) the Administrative Agent shall at the request of, or may with the consent of, the Majority Lenders proceed to enforce its rights and remedies under the Security Documents, this Agreement, and any other Loan Document for the ratable benefit of the Lenders by appropriate proceedings.

Section 7.04 Non-exclusivity of Remedies . No remedy conferred upon the Administrative Agent, the Issuing Bank and the Lenders is intended to be exclusive of any other remedy, and each remedy shall be cumulative of all other remedies existing by contract, at law, in equity, by statute or otherwise.

Section 7.05 Right of Set-off. If an Event of Default shall have occurred and be continuing, each Lender, the Issuing Bank, and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency, but excluding deposits held for the benefit of others) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the Issuing Bank or any such Affiliate to or for the credit or the account of any Loan Party against any and all of the obligations of such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or the Issuing Bank, irrespective of whether or not such Lender or the Issuing Bank shall have made any demand under this Agreement or any other Loan Document and although such obligations of such Loan Party may be contingent or unmatured or are owed to a branch or office of such Lender or the Issuing Bank different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Lender, the Issuing Bank and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, the Issuing Bank or their respective Affiliates may have. Each Lender and the Issuing Bank agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

Section 7.06 Application of Proceeds. From and during the continuance of any Event of Default, any monies or property actually received by the Administrative Agent or the Administrative Agent pursuant to this Agreement or any other Loan Document, the exercise of any rights or remedies under any Security Document or any other agreement with any Loan Party which secures any of the Obligations, shall be applied in the following order:

(a) First, to payment of the reasonable expenses, liabilities, losses, costs, duties, fees, charges or other moneys whatsoever (together with interest payable thereon) as may have been paid or incurred in, about or incidental to any sale or other realization of Collateral, including reasonable compensation to the Administrative Agent and its agents and counsel, and to the ratable payment of any other unreimbursed reasonable expenses and indemnities for which the Administrative Agent or any Secured Party is to be reimbursed pursuant to this Agreement or any other Loan Document, in each case that are then due and payable;

(b) Second, to the ratable payment of accrued but unpaid fees of the Administrative Agent, commitment fees, letter of credit fees, and fronting fees owing to the Administrative Agent, the Issuing Bank, and the Lenders in respect of the Revolving Advances and Letters of Credit under this Agreement;

(c) Third, to the ratable payment of accrued but unpaid interest on the Revolving Advances then due and payable under this Agreement;

(d) Fourth, ratably, according to the then unpaid amounts thereof, without preference or priority of any kind among them, to the ratable payment of all other Obligations then due and payable which relate to Revolving Advances and Letters of Credit and which are owing to the Administrative Agent, the Issuing Bank and the Lenders;

(e) Fifth, ratably, according to the unpaid termination amounts thereof, to the payment of all obligations of the Borrower or its Subsidiaries owing to any Swap Counterparty under any Swap Contract, if any, then due and payable;

(f) Sixth, to the ratable payment of any other outstanding Obligations then due and payable; and

(g) Seventh, any excess after payment in full of all Obligations shall be paid to the Borrower or any other Loan Party as appropriate or to such other Person who may be lawfully entitled to receive such excess.

Section 7.07 Administrative Agent’s Account. The Borrower and the Administrative Agent shall establish a Collateral Account and the Borrower shall execute any documents and agreements, including the Administrative Agent’s standard form assignment of deposit accounts, that the Administrative Agent reasonably requests in connection therewith to establish the Collateral Account and grant the Administrative Agent an Acceptable Security Interest in such account and the funds therein. The Borrower hereby pledges to the Administrative Agent and grants the Administrative Agent a security interest in the Collateral Account, all funds held therein from time to time, and all proceeds thereof as security for the payment of the Obligations. Funds held in the Collateral Account shall be held as cash collateral for the Obligations and promptly applied by the Administrative Agent to any outstanding Obligations for Revolving Advances that exist or occur. After the occurrence and during the continuance of an Event of Default, funds held in the Collateral Account shall be held as cash collateral for the Obligations and promptly applied by the Administrative Agent to any outstanding Obligations that exist or occur. Provided that no Default or Event of Default has occurred and is continuing, to the extent that any surplus funds are held in the Collateral Account above the outstanding Revolving Advance, the Administrative Agent may release to the Borrower at the Borrower’s written request any funds held in the Collateral Account. The Administrative Agent shall exercise reasonable care in the custody and preservation of any funds held in the Collateral Account and shall be deemed to have exercised such care if such funds are accorded treatment substantially equivalent to that which the Administrative Agent accords its own property, it being understood that the Administrative Agent shall not have any responsibility for taking any necessary steps to preserve rights against any parties with respect to any such funds. Funds held in the Administrative Agent’s Account shall be invested in Cash Equivalents maintained with, and under the sole dominion and control of, the Administrative Agent or in another investment if mutually agreed upon by the Borrower and the Administrative Agent, but the Administrative Agent shall have no other obligation to make any other investment of the funds therein. The Administrative Agent shall exercise reasonable care in the custody and preservation of any funds held in the Administrative Agent’s Account and shall be deemed to have exercised such care if such funds are accorded treatment substantially equivalent to that which the Administrative Agent accords its own property, it being understood that the Administrative Agent shall not have any responsibility for taking any necessary steps to preserve rights against any parties with respect to any such funds.

ARTICLE VIII

THE GUARANTY

Section 8.01 Liabilities Guaranteed. Each Guarantor hereby, joint and severally, irrevocably and unconditionally guarantees the prompt payment at maturity of the Obligations.

Section 8.02 Nature of Guaranty. This guaranty is an absolute, irrevocable, completed and continuing guaranty of payment and not a guaranty of collection, and no notice of the Obligations or any extension of credit already or hereafter contracted by or extended to the Borrower need be given to any Guarantor. This guaranty may not be revoked by any Guarantor and shall continue to be effective with respect to the Obligations arising or created after any attempted revocation by such Guarantor and shall remain in full force and effect until the Obligations are paid in full and the Revolving Commitments are terminated, notwithstanding that from time to time prior thereto no Obligations may be outstanding. The Borrower and the Lenders may modify, alter, rearrange, extend for any period and/or renew from time to time, the Obligations, and the Lenders may waive any Default or Events of Default without notice to any Guarantor and in such event each Guarantor will remain fully bound hereunder on the Obligations. This guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment of the Obligations is rescinded or must otherwise be returned by any of the Lenders upon the insolvency, bankruptcy or reorganization of the Borrower or otherwise, all as though such payment had not been made. This guaranty may be enforced by the Administrative Agent and any subsequent holder of any of the Obligations and shall not be discharged by the assignment or negotiation of all or part of the Obligations. Each Guarantor hereby expressly waives presentment, demand, notice of non-payment, protest and notice of protest and dishonor, notice of Default or Event of Default, and also notice of acceptance of this guaranty, acceptance on the part of the Lenders being conclusively presumed by the Lenders’ request for this guaranty and the Guarantors’ being party to this Agreement.

Section 8.03 Agent’s Rights. Each Guarantor authorizes the Administrative Agent, without notice or demand and without affecting any Guarantor’s liability hereunder, to take and hold security for the payment of its obligations under this Article VIII and/or the Obligations, and exchange, enforce, waive and release any such security; and to apply such security and direct the order or manner of sale thereof as the Administrative Agent in its discretion may determine, and to obtain a guaranty of the Obligations from any one or more Persons and at any time or times to enforce, waive, rearrange, modify, limit or release any of such other Persons from their obligations under such guaranties.

Section 8.04 Guarantor’s Waivers.

(a) General. Each Guarantor waives any right to require any of the Lenders to (i) proceed against the Borrower or any other person liable on the Obligations, (ii) enforce any of their rights against any other guarantor of the Obligations, (iii) proceed or enforce any of their rights against or exhaust any security given to secure the Obligations, (iv) have the Borrower joined with any Guarantor in any suit arising out of this Article VIII and/or the Obligations, or (v) pursue any other remedy in the Lenders’ powers whatsoever. It is agreed between the Guarantors and the Lenders that the foregoing waivers are of the essence of the transaction contemplated by this Agreement and the other Loan Documents and that, but for this Guaranty and such waivers, the Lenders would not extend or continue to extend credit under this Agreement. The Lenders shall not be required to mitigate damages or take any action to reduce, collect or enforce the Obligations. Guarantor waives any defense arising by reason of any disability, lack of corporate authority or power, or other defense of the Borrower or any other guarantor of the Obligations, and shall remain liable hereon regardless of whether the Borrower or any other guarantor be found not liable thereon for any reason. Whether and when to exercise any of the remedies of the Lenders under any of the Loan Documents shall be in the sole and absolute discretion of the Administrative Agent, and no delay by the Administrative Agent in enforcing any remedy, including delay in conducting a foreclosure sale, shall be a defense to any Guarantor’s liability under this Article VIII.

(b) In addition to the waivers contained in Section 8.04(a) hereof, the Guarantors waive, and agree that they shall not at any time insist upon, plead or in any manner whatsoever claim or take the benefit or advantage of, any appraisal, valuation, stay, extension, marshaling of assets or redemption laws, or exemption, whether now or at any time hereafter in force, which may delay, prevent or otherwise affect the performance by the Guarantors of their obligations under, or the enforcement by any Agent or the Lenders of, this Guaranty. The Guarantors hereby waive diligence, presentment and demand (whether for nonpayment or protest or of acceptance, maturity, extension of time, change in nature or form of the Obligations, acceptance of further security, release of further security, composition or agreement arrived at as to the amount of, or the terms of, the Obligations, notice of adverse change in the Borrower’s financial condition or any other fact which might materially increase the risk to the Guarantors) with respect to any of the Obligations or all other demands whatsoever and waive the benefit of all provisions of law which are or might be in conflict with the terms of this Article VIII. The Guarantors, jointly and severally, represent, warrant and agree that, as of the date of this Guaranty, their obligations under this Guaranty are not subject to any offsets or defenses of any kind against any Agent, the Lenders, the Borrower or any other Person that executes a Loan Document. The Guarantors further jointly and severally agree that their obligations under this Guaranty shall not be subject to any counterclaims, offsets or defenses of any kind which may arise in the future against any Agent, the Lenders, the Borrower or any other Person that executes a Loan Document.

(c) Subrogation. Until the Obligations have been paid in full, each Guarantor waives all rights of subrogation or reimbursement against the Borrower, whether arising by contract or operation of law (including, without limitation, any such right arising under any federal, state or other applicable bankruptcy or insolvency laws) and waives any right to enforce any remedy which the Lenders now have or may hereafter have against the Borrower, and waives any benefit or any right to participate in any security now or hereafter held by the Administrative Agent or any Lender.

Section 8.05 Maturity of Obligations, Payment. Each Guarantor agrees that if the maturity of any of the Obligations is accelerated by bankruptcy or otherwise, such maturity shall also be deemed accelerated for the purpose of this Article VIII without demand or notice to any Guarantor. Each Guarantor will, forthwith upon notice from the Administrative Agent, jointly and severally pay to the Administrative Agent the amount due and unpaid by the Borrower and guaranteed hereby. The failure of the Administrative Agent to give this notice shall not in any way release any Guarantor hereunder.

Section 8.06 Agent’s Expenses. If any Guarantor fails to pay the Obligations after notice from the Administrative Agent of the Borrower’s failure to pay any Obligations at maturity, and if the Administrative Agent obtains the services of an attorney for collection of amounts owing by any Guarantor hereunder, or obtaining advice of counsel in respect of any of their rights under this Article VIII, or if suit is filed to enforce this Article VIII, or if proceedings are had in any bankruptcy, probate, receivership or other judicial proceedings for the establishment or collection of any amount owing by any Guarantor hereunder, or if any amount owing by any Guarantor hereunder is collected through such proceedings, each Guarantor jointly and severally agrees to pay to the Administrative Agent the Administrative Agent’s reasonable attorneys’ fees.

Section 8.07 Liability . It is expressly agreed that the liability of each Guarantor for the payment of the Obligations guaranteed hereby shall be primary and not secondary.

Section 8.08 Events and Circumstances Not Reducing or Discharging any Guarantor’s Obligations. Each Guarantor hereby consents and agrees to each of the following to the fullest extent permitted by law, and agrees that each Guarantor’s obligations under this Article VIII shall not be released, diminished, impaired, reduced or adversely affected by any of the following, and waives any rights (including without limitation rights to notice) which each Guarantor might otherwise have as a result of or in connection with any of the following:

(a) Modifications, etc. Any renewal, extension, modification, increase, decrease, alteration or rearrangement of all or any part of the Obligations, or this Agreement or any instrument executed in connection therewith, or any contract or understanding between the Borrower and any of the Lenders, or any other Person, pertaining to the Obligations, or the waiver or consent by any Agent or the Lenders with respect to any of the provisions hereof or thereof, or any modification or termination of the terms of any intercreditor or subordination agreement pursuant to which claims of other creditors against any Guarantor or Borrower are subordinated to the claims of the Lenders or pursuant to which the Obligations are subordinated to claims of other creditors;

(b) Adjustment, etc. Any adjustment, indulgence, forbearance or compromise that might be granted or given by any of the Lenders to the Borrower or any Guarantor or any Person liable on the Obligations;

(c) Condition of the Borrower or any Guarantor. The insolvency, bankruptcy arrangement, adjustment, composition, liquidation, disability, dissolution, death or lack of power of the Borrower or any other Guarantor or any other Person at any time liable for the payment of all or part of the Obligations; or any dissolution of the Borrower or any other Guarantor, or any sale, lease or transfer of any or all of the assets of the Borrower or any other Guarantor, or any changes in the shareholders, partners, or members of the Borrower or any other Guarantor; or any reorganization of the Borrower or any other Guarantor;

(d) Invalidity of Obligations. The invalidity, illegality or unenforceability of all or any part of the Obligations, or any document or agreement executed in connection with the Obligations, for any reason whatsoever, including without limitation the fact that the Obligations, or any part thereof, exceed the amount permitted by law, the act of creating the

Obligations or any part thereof is ultra vires, the officers or representatives executing the documents or otherwise creating the Obligations acted in excess of their authority, the Obligations violate applicable usury laws, the Borrower has valid defenses, claims or offsets (whether at law, in equity or by agreement) which render the Obligations wholly or partially uncollectible from the Borrower, the creation, performance or repayment of the Obligations (or the execution, delivery and performance of any document or instrument representing part of the Obligations or executed in connection with the Obligations, or given to secure the repayment of the Obligations) is illegal, uncollectible, legally impossible or unenforceable, or this Agreement or other documents or instruments pertaining to the Obligations have been forged or otherwise are irregular or not genuine or authentic;

(e) Release of Obligors. Any full or partial release of the liability of the Borrower on the Obligations or any part thereof, of any co-guarantors, or any other Person now or hereafter liable, whether directly or indirectly, jointly, severally, or jointly and severally, to pay, perform, guarantee or assure the payment of the Obligations or any part thereof, it being recognized, acknowledged and agreed by any Guarantor that such Guarantor may be required to pay the Obligations in full without assistance or support of any other Person, and no Guarantor has been induced to enter into this Article VIII on the basis of a contemplation, belief, understanding or agreement that other parties other than the Borrower will be liable to perform the Obligations, or the Lenders will look to other parties to perform the Obligations;

(f) Other Security. The taking or accepting of any other security, collateral or guaranty, or other assurance of payment, for all or any part of the Obligations;

(g) Release of Collateral etc. Any release, surrender, exchange, subordination, deterioration, waste, loss or impairment (including without limitation negligent, willful, unreasonable or unjustifiable impairment) of any collateral, property or security, at any time existing in connection with, or assuring or securing payment of, all or any part of the Obligations, including, without limitation, pursuant to a Custodial Agreement or any power of attorney granted thereunder;

(h) Care and Diligence. The failure of the Lenders or any other Person to exercise diligence or reasonable care in the preservation, protection, enforcement, sale or other handling or treatment of all or any part of such collateral, property or security, including, without limitation, pursuant to a Custodial Agreement or any power of attorney granted thereunder;

(i) Status of Liens. The fact that any collateral, security, security interest or lien contemplated or intended to be given, created or granted as security for the repayment of the Obligations shall not be properly perfected or created, or shall prove to be unenforceable or subordinate to any other security interest or lien, it being recognized and agreed by each Guarantor that no Guarantor is entering into this Article VIII in reliance on, or in contemplation of the benefits of, the validity, enforceability, collectibility or value of any of the collateral for the Obligations;

(j) Payments Rescinded. Any payment by the Borrower to the Lenders is held to constitute a preference under the bankruptcy laws, or for any reason the Lenders are required to refund such payment or pay such amount to the Borrower or someone else; or

(k) Other Actions Taken or Omitted. Any other action taken or omitted to be taken with respect to this Agreement, the Obligations, or the security and collateral therefor, whether or not such action or omission prejudices any Guarantor or increases the likelihood that any Guarantor will be required to pay the Obligations pursuant to the terms hereof, it being the unambiguous and unequivocal intention of each Guarantor that each Guarantor shall be obligated to jointly and severally pay the Obligations when due, notwithstanding any occurrence, circumstance, event, action, or omission whatsoever, whether contemplated or uncontemplated, and whether or not otherwise or particularly described herein, except for the full and final payment and satisfaction of the Obligations.

Section 8.09 Subordination of All Guarantor Claims.

(a) As used herein, the term “Guarantor Claims” shall mean all debts and liabilities of the Borrower or any Guarantor to any other Guarantor, whether such debts and liabilities now exist or are hereafter incurred or arise, or whether the obligation of the Borrower or such Subsidiary thereon be direct, contingent, primary, secondary, several, joint and several, or otherwise, and irrespective of whether such debts or liabilities be evidenced by note, contract, open account, or otherwise, and irrespective of the person or persons in whose favor such debts or liabilities may, at their inception, have been, or may hereafter be created, or the manner in which they have been or may hereafter be acquired by any Guarantor. The Guarantor Claims shall include without limitation all rights and claims of any Guarantor against the Borrower or any Subsidiary of the Borrower arising as a result of subrogation or otherwise as a result of such Guarantor’s payment of all or a portion of the Obligations. Until the Obligations shall be paid and satisfied in full and each Guarantor shall have performed all of its obligations hereunder, no Guarantor shall receive or collect, directly or indirectly, from the Borrower or any Subsidiary of the Borrower or any other party any amount upon the Guarantor Claims.

(b) The Borrower and each Guarantor hereby (i) authorizes the Administrative Agent and the Lenders to demand specific performance of the terms of this Section 8.09, whether or not the Borrower or any Guarantor shall have complied with any of the provisions hereof applicable to it, at any time when it shall have failed to comply with any provisions of this Section 8.09 which are applicable to it and (ii) irrevocably waives any defense based on the adequacy of a remedy at law, which might be asserted as a bar to such remedy of specific performance.

(c) Upon any distribution of assets of any Loan Party in any dissolution, winding up, liquidation or reorganization (whether in bankruptcy, insolvency or receivership proceedings or upon an assignment for the benefit of creditors or otherwise):

(i) The Lenders shall first be entitled to receive payment in full in cash of the Obligations before the Borrower or any Guarantor is entitled to receive any payment on account of the Guarantor Claims.

(ii) Any payment or distribution of assets of any Loan Party of any kind or character, whether in cash, property or securities, to which the Borrower or any Guarantor would be entitled except for the provisions of this Section 8.09(c), shall be paid by the liquidating trustee or agent or other Person making such payment or distribution directly to the Lenders, to the extent necessary to make payment in full of all Obligations remaining unpaid after giving effect to any concurrent payment or distribution or provisions therefor to the Lenders.

(d) No right of the Lenders or any other present or future holders of any Obligations to enforce the subordination provisions herein shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of any Loan Party or by any act or failure to act, in good faith, by any such holder, or by any noncompliance by the Borrower or any Guarantor with the terms hereof, regardless of any knowledge thereof which any such holder may have or be otherwise charged with.

Section 8.10 Claims in Bankruptcy. In the event of receivership, bankruptcy, reorganization, arrangement, debtor’s relief, or other insolvency proceedings involving the Borrower or any Subsidiary of the Borrower, as debtor, the Lenders shall have the right to prove their claim in any proceeding, so as to establish their rights hereunder and receive directly from the receiver, trustee or other court custodian, dividends and payments which would otherwise be payable upon Guarantor Claims. Each Guarantor hereby assigns such dividends and payments to the Lenders. Should the Administrative Agent or any Lender receive, for application upon the Obligations, any such dividend or payment which is otherwise payable to any Guarantor, and which, as between the Borrower or any Subsidiary of the Borrower and any Guarantor, shall constitute a credit upon the Guarantor Claims, then upon payment in full of the Obligations, such Guarantor shall become subrogated to the rights of the Lenders to the extent that such payments to the Lenders on the Guarantor Claims have contributed toward the liquidation of the Obligations, and such subrogation shall be with respect to that proportion of the Obligations which would have been unpaid if the Administrative Agent or a Lender had not received dividends or payments upon the Guarantor Claims.

Section 8.11 Payments Held in Trust. In the event that notwithstanding Sections 8.09 and 8.10 above, any Guarantor should receive any funds, payments, claims or distributions which is prohibited by such Sections, such Guarantor agrees to hold in trust for the Lenders an amount equal to the amount of all funds, payments, claims or distributions so received, and agrees that it shall have absolutely no dominion over the amount of such funds, payments, claims or distributions except to pay them promptly to the Administrative Agent, and each Guarantor covenants promptly to pay the same to the Administrative Agent.

Section 8.12 Benefit of Guaranty. The provisions of this Article VIII are for the benefit of the Lenders, their successors, and their permitted transferees, endorsees and assigns. In the event all or any part of the Obligations are transferred, endorsed or assigned by the Lenders, as the case may be, to any Person or Persons in accordance with the terms of this Agreement, any reference to the “Lenders” herein, as the case may be, shall be deemed to refer equally to such Person or Persons.

Section 8.13 Reinstatement. This Article VIII shall remain in full force and effect and continue to be effective in the event any petition is filed by or against the Borrower, any Guarantor or any other Loan Party for liquidation or reorganization, in the event that any of them becomes insolvent or makes an assignment for the benefit of creditors or in the event a receiver, trustee or similar Person is appointed for all or any significant part of any of their assets, and shall continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the Obligations, or any part thereof, is, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by the Lenders, whether as a “voidable preference,” “fraudulent conveyance,” or otherwise, all as though such payment or performance had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, the Obligations shall be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

Section 8.14 Liens Subordinate. Each Guarantor agrees that any liens, security interests, judgment liens, charges or other encumbrances upon the Borrower’s or any Subsidiary of the Borrower’s assets securing payment of the Guarantor Claims shall be and remain inferior and subordinate to any liens, security interests, judgment liens, charges or other encumbrances upon the Borrower’s or any Subsidiary of the Borrower’s assets securing payment of the Obligations, regardless of whether such encumbrances in favor of any Guarantor, the Administrative Agent or the Lenders presently exist or are hereafter created or attach.

Section 8.15 Guarantor’s Enforcement Rights. Without the prior written consent of the Lenders, until the Obligations have been paid in full, no Guarantor shall (a) exercise or enforce any creditor’s right it may have against the Borrower or any other Guarantor, or (b) foreclose, repossess, sequester or otherwise take steps or institute any action or proceeding (judicial or otherwise, including without limitation the commencement of or joinder in any liquidation, bankruptcy, rearrangement, debtor’s relief or insolvency proceeding) to enforce any lien, mortgages, deeds of trust, security interest, collateral rights, judgments or other encumbrances on assets of the Borrower or any other Guarantor held by Guarantor.

Section 8.16 Limitation. It is the intention of the Guarantors and each Secured Party that the amount of the Obligations guaranteed by each Guarantor shall be in, but not in excess of, the maximum amount permitted by fraudulent conveyance, fraudulent transfer and similar Legal Requirement applicable to such Guarantor. Accordingly, notwithstanding anything to the contrary contained in this Article VIII or in any other agreement or instrument executed in connection with the payment of any of the Obligations guaranteed hereby, the amount of the Obligations guaranteed by a Guarantor under this Article VIII shall be limited to an aggregate amount equal to the largest amount that would not render such Guarantor’s obligations hereunder subject to avoidance under Section 548 of the United States Bankruptcy Code or any comparable provision of any other applicable law.

Section 8.17 Contribution Rights.

(a) To the extent that any payment is made under this Guaranty (a “Guarantor Payment”), by a Guarantor, which Guarantor Payment, taking into account all other Guarantor Payments then previously or concurrently made by all other Guarantors, exceeds the amount which such Guarantor would otherwise have paid if each Guarantor had paid the aggregate Obligations satisfied by such Guarantor Payment in the same proportion that such Guarantor’s Allocable Amount (as defined below) (in effect immediately prior to such Guarantor Payment) bore to the aggregate Allocable Amounts of all of the Guarantors in effect immediately prior to the making of such Guarantor Payment, then, following the date on which the Obligations shall be paid and satisfied in full and each Guarantor shall have performed all of its obligations hereunder, such Guarantor shall be entitled to receive contribution and indemnification payments from, and be reimbursed by, each of the other Guarantors for the amount of such excess, pro rata based upon their respective Allocable Amounts in effect immediately prior to such Guarantor Payment.

(b) As of any date of determination, the “Allocable Amount” of any Guarantor shall be equal to the maximum amount of the claim which could then be recovered from such Guarantor under this Guaranty without rendering such claim voidable or avoidable under Section 548 of Chapter 11 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law.

(c) This Section 8.17 is intended only to define the relative rights of the Guarantors and nothing set forth in this Section 8.17 is intended to or shall impair the obligations of the Guarantors, jointly and severally, to pay any amounts as and when the same shall become due and payable in accordance with the terms of this Guaranty.

(d) The rights of the parties under this Section 8.17 shall be exercisable upon the date the Obligations shall be paid and satisfied in full and each Guarantor shall have performed all of its obligations hereunder.

(e) The parties hereto acknowledge that the right of contribution and indemnification hereunder shall constitute assets of any Guarantor to which such contribution and indemnification is owing.

Section 8.18 Release of Guarantors. Upon the sale or disposition of any Guarantor pursuant to the terms of this Agreement to any Person other than the Borrower or any other Guarantor, the Administrative Agent shall, at the Borrower’ expense, execute and deliver to such Guarantor such documents as such Guarantor shall reasonably require and take any other actions reasonably required to evidence or effect the release of such Guarantor from this Agreement and the other Loan Documents.

ARTICLE IX

THE ADMINISTRATIVE AGENT

Section 9.01 Appointment and Authority. Each of the Lenders and the Issuing Bank hereby irrevocably appoints Fortis to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Agents to take such actions on its behalf and to exercise such powers as are delegated to such Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Bank, and no Loan Party shall have rights as a third party beneficiary of any of such provisions. Each of the Secured Parties hereby acknowledges and confirms their agreement that the Administrative Agent is subject to certain Security Documents as trustee for and on behalf of the Lenders or the terms of the declaration of trust and other terms and conditions set forth in the applicable Security Documents.

Section 9.02 Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

Section 9.03 Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that such Agent is required to exercise as directed in writing by the Majority Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that such Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose such Agent to liability or that is contrary to any Loan Document or applicable law; and

(c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Majority Lenders (or such other number or percentage of the Lenders as shall be necessary, or as such Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01) or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrower, a Lender or the Issuing Bank.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article III or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

Section 9.04 Reliance by the Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Revolving Advance, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the Issuing Bank, the Administrative Agent may presume that such condition is satisfactory to such Lender or the Issuing Bank unless the Administrative Agent shall have received notice to the contrary from such Lender or the Issuing Bank prior to the making of such Revolving Advance or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for a Loan Party), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 9.05 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as the Administrative Agent.

Section 9.06 Resignation of the Administrative Agent. The Administrative Agent may at any time give notice of its resignation to the Lenders, the Issuing Bank and the Borrower. Upon receipt of any such notice of resignation, the Majority Lenders shall have the right, and provided that no Default or Event of Default exists, with the consent of the Borrower (which consent shall not be unreasonably withheld or delayed), to appoint a successor, which shall be a Lender with an office in New York, or an Affiliate of any such Lender with an office in New York. If no such successor shall have been so appointed by the Majority Lenders and shall have accepted such appointment within 60 days after the retiring Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders and the Issuing Bank, appoint a successor Administrative Agent meeting the qualifications set forth above provided and consented to by the Borrower (provided that no Default or Event of Default exists and which consent shall not be unreasonably withheld or delayed) that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the Issuing Bank under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through such Administrative

Agent shall instead be made by or to each Lender and the Issuing Bank directly, until such time as the Majority Lenders appoint a successor Administrative Agent as provided for above in this paragraph. Upon the acceptance of a successor’s appointment as Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this paragraph). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

Section 9.07 Non-Reliance on Administrative Agent and Other Lenders. Each Lender and the Issuing Bank acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and the Issuing Bank also acknowledges that it will, independently and without reliance upon any Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

Section 9.08 Indemnification. WHETHER OR NOT THE TRANSACTIONS CONTEMPLATED HEREBY ARE CONSUMMATED, THE LENDERS SEVERALLY AGREE TO INDEMNIFY UPON DEMAND THE ADMINISTRATIVE AGENT, THE ISSUING BANK AND EACH RELATED PARTY OF ANY OF THE FOREGOING (TO THE EXTENT NOT REIMBURSED BY THE LOAN PARTIES), ACCORDING TO THEIR RESPECTIVE PRO RATA SHARES, AND HOLD HARMLESS SUCH INDEMNITEE FROM AND AGAINST ANY AND ALL INDEMNIFIED LIABILITIES IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE NEGLIGENCE OF ANY RELATED PARTY; PROVIDED, HOWEVER THAT NO LENDER SHALL BE LIABLE FOR THE PAYMENT TO ANY RELATED PARTY FOR ANY PORTION OF SUCH INDEMNIFIED LIABILITIES TO THE EXTENT DETERMINED IN A FINAL, NONAPPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED FROM SUCH RELATED PARTY’S OWN GROSS NEGLIGENCE OR WILLFUL MISCONDUCT; PROVIDED, HOWEVER, THAT NO ACTION TAKEN IN ACCORDANCE WITH THE DIRECTIONS OF THE MAJORITY LENDERS SHALL BE DEEMED TO CONSTITUTE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT FOR PURPOSES OF THIS SECTION. WITHOUT LIMITATION OF THE FOREGOING, EACH LENDER AGREES TO REIMBURSE THE ADMINISTRATIVE AGENT AND THE ISSUING BANK PROMPTLY UPON DEMAND FOR ITS RATABLE SHARE OF ANY OUT-OF-POCKET EXPENSES (INCLUDING ALL FEES, EXPENSES AND DISBURSEMENTS OF ANY LAW FIRM OR OTHER EXTERNAL COUNSEL AND, WITHOUT DUPLICATION, THE ALLOCATED COST OF INTERNAL LEGAL SERVICES AND ALL EXPENSES AND DISBURSEMENTS OF INTERNAL COUNSEL) INCURRED BY THE ADMINISTRATIVE AGENT OR THE ISSUING BANK IN CONNECTION WITH THE PREPARATION, EXECUTION, DELIVERY, ADMINISTRATION, MODIFICATION, AMENDMENT, OR

ENFORCEMENT (WHETHER THROUGH NEGOTIATIONS, LEGAL PROCEEDINGS, OR OTHERWISE) OF, OR LEGAL ADVICE IN RESPECT OF RIGHTS OR RESPONSIBILITIES UNDER, THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, TO THE EXTENT THAT THE ADMINISTRATIVE AGENT OR THE ISSUING BANK IS NOT REIMBURSED FOR SUCH BY THE LOAN PARTIES. THE UNDERTAKING IN THIS SECTION SHALL SURVIVE TERMINATION OF THE REVOLVING COMMITMENTS, THE PAYMENT OF ALL OTHER OBLIGATIONS AND THE RESIGNATION OF THE ADMINISTRATIVE AGENT.

Section 9.09 Collateral and Guaranty Matters.

(a) The Lenders irrevocably authorize the Administrative Agent, at its option and in its discretion, without the necessity of any notice to or further consent from the Secured Parties:

(i) to release any Lien on any property granted to or held by the Administrative Agent under any Security Document (i) upon termination of the Revolving Commitments and payment in full of all Obligations (other than contingent indemnification obligations) and the expiration or termination of all Letters of Credit, (ii) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Loan Document, or (iii) subject to Section 10.01, if approved, authorized or ratified in writing by the Majority Lenders;

(ii) to take any actions with respect to any Collateral or Security Documents which may be necessary to perfect and maintain Acceptable Security Interests in and Liens upon the Collateral granted pursuant to the Security Documents; and

(iii) to take any action in exigent circumstances as may be reasonably necessary to preserve any rights or privileges of the Secured Parties under the Loan Documents or applicable Legal Requirements.

(b) Upon the request of the Administrative Agent at any time, the Lenders will confirm in writing the Administrative Agent’s authority to release particular types or items of Collateral pursuant to this Section 9.09.

(c) Each Loan Party hereby irrevocably appoints the Administrative Agent as such Loan Party’s attorney-in-fact, with full authority to, after the occurrence and during the continuance of an Event of Default, act for such Loan Party and in the name of such Loan Party to, in the Administrative Agent’s discretion upon the occurrence and during the continuance of an Event of Default, (i) file one or more financing or continuation statements, and amendments thereto, relative to all or any part of the Collateral without the signature of such Loan Party where permitted by law, (ii) to receive, endorse, and collect any drafts or other instruments, documents, and chattel paper which are part of the Collateral, (iii) to ask, demand, collect, sue for, recover, compromise, receive, and give acquittance and receipts for moneys due and to become due under or in respect of any of the Collateral, (iv) to file any claims or take any action or institute any proceedings which the Administrative Agent may reasonably deem necessary or desirable for the collection of any of the Collateral or otherwise to enforce the rights of the Administrative Agent with respect to any of the Collateral and (v) if any Loan Party fails to perform any covenant contained in this Agreement or the other Security Documents after the expiration of any applicable grace periods, the Administrative Agent may itself perform, or cause performance of, such covenant, and such Loan Party shall pay for the expenses of the Administrative Agent incurred in connection therewith in accordance with Section 10.04. The power of attorney granted hereby is coupled with an interest and is irrevocable.

(d) The powers conferred on the Administrative Agent under this Agreement and the other Security Documents are solely to protect its interest in the Collateral and shall not impose any duty upon it to exercise any such powers. Beyond the safe custody thereof, the Administrative Agent and each Lender shall have no duty with respect to any Collateral in its possession or control (or in the possession or control of any agent or bailee) or with respect to any income thereon or the preservation of rights against prior parties or any other rights pertaining thereto. The Administrative Agent shall be deemed to have exercised reasonable care in the custody and preservation of the Collateral in its possession if the Collateral is accorded treatment substantially equal to that which the Administrative Agent accords its own property. Neither the Administrative Agent nor any Lender shall be liable or responsible for any loss or damage to any of the Collateral, or for any diminution in the value thereof, by reason of the act or omission of any warehouseman, carrier, forwarding agency, consignee, broker or other agent or bailee selected by Borrower or selected by the Administrative Agent in good faith.

Section 9.10 No Other Duties, etc. Anything herein to the contrary notwithstanding, the Arranger shall have no powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or the Issuing Bank.

ARTICLE X

MISCELLANEOUS

Section 10.01 Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document (other than the Mandate Letter), and no consent to any departure by the Borrower or any other Loan Party therefrom, shall in any event be effective unless the same shall be in writing and signed by the Majority Lenders and the Borrower, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall:

(a) waive any condition set forth in Article III without the written consent of each Lender;

(b) extend or increase the Revolving Commitment of any Lender (or reinstate any Revolving Commitment terminated pursuant to Section 7.02) without the written consent of such Lender;

(c) postpone any date fixed by this Agreement for any mandatory reduction of the Revolving Commitments without the written consent of each Lender;

(d) postpone any date fixed by this Agreement or any other Loan Document for any payment or mandatory prepayment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby;

(e) reduce the principal of, or the rate of interest specified herein on, any Advance or Reimbursement Obligation, or (subject to clause (iv) of the second proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document without the prior written consent of each Lender directly affected thereby; provided, however, that only the consent of the Majority Lenders shall be necessary to waive any obligation of the Borrower to pay interest at the Default Rate;

(f) change Section 2.12 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender;

(g) change any provision of this Section, or the definition of “Majority Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender directly affected thereby;

(h) change the definition of “Borrowing Base” or the components thereof without the written consent of each Lender;

(i) release any Guarantor from the Guaranty or all or any substantial portion of the Collateral without the written consent of each Lender; provided, however, that any Guarantor or Collateral may be released if they are sold or transferred as permitted hereunder; or

(j) amend or waive Section 6.14(c) without the written consent of each Lender;

and, provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the Issuing Bank in addition to the Lenders required above, affect the rights or duties of the Issuing Bank under this Agreement or any Letter of Credit Application relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; (iii) Section 10.06(g) may not be amended, waived or otherwise modified without the consent of each Granting Lender all or any part of whose Revolving Advances are being funded by a SPC at the time of such amendment, waiver or other modification; and (iv) the Mandate Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto.

Section 10.02 Notices, Etc.

(a) General. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in paragraph (c) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail, sent by telecopier or (subject to subsection (c) below) electronic mail address as follows:

(i) if to the Borrower or any other Loan Party, the Administrative Agent or the Issuing Bank, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 10.02 or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the other parties; and

(ii) if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the Administrative Agent.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given on the next business day for the recipient) and confirmed received. Notices delivered through electronic communications to the extent provided in paragraph (c) below, shall be effective as provided in said paragraph (c). In no event shall a voicemail message be effective as a notice, communication or confirmation hereunder.

(b) Effectiveness of Facsimile Documents and Signatures. Loan Documents may be transmitted and/or signed by facsimile. The effectiveness of any such documents and signatures shall, subject to applicable Legal Requirements, have the same force and effect as manually-signed originals and shall be binding on all Loan Parties, the Administrative Agent and the Lenders. The Administrative Agent may also require that any such documents and signatures be confirmed by a manually-signed original thereof; provided, however, that the failure to request or deliver the same shall not limit the effectiveness of any facsimile document or signature.

(c) Limited Use of Electronic Mail. Notices and other communications to the Lenders and the Issuing Bank hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent in its sole discretion, provided that the foregoing shall not apply to notices to any Lender or the Issuing Bank pursuant to Article II if such Lender or the Issuing Bank, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications. Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(d) Reliance by Administrative Agent and Lenders. The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic Borrowing Notices) purportedly given by or on behalf of a Loan Party even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. THE BORROWER SHALL INDEMNIFY THE AGENTS, THE ISSUING BANK, EACH LENDER AND THEIR RELATED PARTIES FROM ALL LOSSES, COSTS, EXPENSES AND LIABILITIES RESULTING FROM THE RELIANCE BY SUCH PERSON ON EACH NOTICE PURPORTEDLY GIVEN BY OR ON BEHALF OF THE BORROWER. All telephonic notices to and other communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

Section 10.03 No Waiver; Cumulative Remedies. No failure on the part of any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided in this Agreement are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Section 10.04 Costs and Expenses. The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent), and shall pay all fees and time charges and disbursements for attorneys who may be employees of the Administrative Agent, in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Administrative Agent, any Lender or the Issuing Bank (including the fees, charges and disbursements of any counsel for the Administrative Agent, any Lender or the Issuing Bank), and shall pay all fees and time charges for attorneys who may be employees of the Administrative Agent, any Lender or the Issuing Bank, in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Revolving Advances made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Revolving Advances or Letters of Credit. The foregoing costs and expenses shall include all search, filing, recording, title insurance and appraisal charges and fees and taxes related thereto, and other out-of-pocket expenses incurred by the Administrative Agent and the cost of independent public accountants and other outside experts retained by the Administrative Agent or any Lender. All amounts due under this Section 10.04 shall be payable within ten Business Days after demand therefor, supported by customary documentation. The agreements in this Section shall survive the termination of the Revolving Commitments and repayment of all other Obligations.

Section 10.05 Indemnification . THE BORROWER SHALL INDEMNIFY THE ADMINISTRATIVE AGENT, EACH LENDER AND THE ISSUING BANK, AND EACH RELATED PARTY OF ANY OF THE FOREGOING PERSONS (EACH SUCH PERSON BEING CALLED AN “INDEMNITEE”) AGAINST, AND HOLD EACH INDEMNITEE HARMLESS FROM, ANY AND ALL LIABILITIES, OBLIGATIONS, LOSSES, DAMAGES, PENALTIES, CLAIMS, DEMANDS, ACTIONS, JUDGMENTS, SUITS, COSTS, EXPENSES, OR DISBURSEMENTS (INCLUDING ALL FEES, EXPENSES AND DISBURSEMENTS OF ANY ONE LAW FIRM OR OTHER EXTERNAL COUNSEL AND, WITHOUT DUPLICATION, THE ALLOCATED COST OF INTERNAL LEGAL SERVICES AND ALL EXPENSES AND DISBURSEMENTS OF INTERNAL COUNSEL) OF ANY KIND OR NATURE WHATSOEVER WHICH MAY BE IMPOSED ON, INCURRED BY, OR ASSERTED AGAINST ANY INDEMNITEE IN ANY WAY RELATING TO OR ARISING OUT OF OR IN CONNECTION WITH (A) THE EXECUTION, DELIVERY, ENFORCEMENT, PERFORMANCE, OR ADMINISTRATION OF THIS AGREEMENT, ANY LOAN DOCUMENT, OR ANY OTHER AGREEMENT, LETTER OR INSTRUMENT DELIVERED IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED THEREBY OR THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED THEREBY, (B) ANY REVOLVING COMMITMENT, ADVANCE OR LETTER OF CREDIT OR THE USE OR PROPOSED USE OF THE PROCEEDS THEREFROM (INCLUDING ANY REFUSAL BY THE ISSUING BANK TO HONOR A DEMAND FOR PAYMENT UNDER A LETTER OF CREDIT IF THE DOCUMENTS PRESENTED IN CONNECTION WITH SUCH DEMAND DO NOT STRICTLY COMPLY WITH THE TERMS OF SUCH LETTER OF CREDIT), (C) ANY ACTION TAKEN OR OMITTED BY THE ADMINISTRATIVE AGENT OR THE ISSUING BANK UNDER THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (INCLUDING THE ADMINISTRATIVE AGENT’S AND THE ISSUING BANK’S OWN NEGLIGENCE), (D) ANY ACTUAL OR ALLEGED PRESENCE OR RELEASE OF HAZARDOUS MATERIALS ON OR FROM ANY PROPERTY CURRENTLY OR FORMERLY OWNED OR OPERATED BY THE BORROWER, ANY SUBSIDIARY OR ANY OTHER LOAN PARTY, OR ANY ENVIRONMENTAL LIABILITY RELATED IN ANY WAY TO THE BORROWER, ANY SUBSIDIARY OR ANY OTHER LOAN PARTY, OR (E) ANY ACTUAL OR PROSPECTIVE CLAIM, LITIGATION, INVESTIGATION OR PROCEEDING RELATING TO ANY OF THE FOREGOING, WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY (INCLUDING ANY INVESTIGATION OF, PREPARATION FOR, OR DEFENSE OF ANY PENDING OR THREATENED CLAIM, INVESTIGATION, LITIGATION OR PROCEEDING) AND REGARDLESS OF WHETHER ANY INDEMNITEE IS A PARTY THERETO (ALL THE FOREGOING, COLLECTIVELY, THE “INDEMNIFIED LIABILITIES”); PROVIDED THAT SUCH INDEMNITY SHALL NOT, AS TO ANY INDEMNITEE, BE AVAILABLE TO THE EXTENT THAT SUCH LIABILITIES, OBLIGATIONS, LOSSES, DAMAGES, PENALTIES, CLAIMS, DEMANDS, ACTIONS, JUDGMENTS, SUITS, COSTS, EXPENSES OR DISBURSEMENTS ARE DETERMINED BY A COURT OF COMPETENT JURISDICTION BY FINAL AND NONAPPEALABLE JUDGMENT TO HAVE RESULTED FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SUCH INDEMNITEE.

TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, NO LOAN PARTY SHALL ASSERT, AND HEREBY WAIVES, ANY CLAIM AGAINST ANY INDEMNITEE, ON ANY THEORY OF LIABILITY, FOR SPECIAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES (AS OPPOSED TO DIRECT OR ACTUAL DAMAGES) ARISING OUT OF, IN CONNECTION WITH, OR AS A RESULT OF, THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR ANY AGREEMENT OR INSTRUMENT CONTEMPLATED HEREBY, THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, ANY REVOLVING ADVANCE OR LETTER OF CREDIT OR THE USE OF THE PROCEEDS THEREOF. IN THE ABSENCE OF GROSS NEGLIGENCE AND WILLFUL MISCONDUCT, NO INDEMNITEE SHALL BE LIABLE FOR ANY DAMAGES ARISING FROM THE USE BY UNINTENDED RECIPIENTS OF ANY INFORMATION OR OTHER MATERIALS DISTRIBUTED BY IT THROUGH TELECOMMUNICATIONS,

ELECTRONIC OR OTHER INFORMATION TRANSMISSION SYSTEMS IN CONNECTION WITH THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

ALL AMOUNTS DUE UNDER THIS SECTION 10.05 SHALL BE PAYABLE WITHIN TEN BUSINESS DAYS AFTER DEMAND THEREFOR. THE AGREEMENTS IN THIS SECTION SHALL SURVIVE THE RESIGNATION OF THE ADMINISTRATIVE AGENT, THE REPLACEMENT OF ANY LENDER, THE TERMINATION OF THE REVOLVING COMMITMENTS AND THE REPAYMENT, SATISFACTION OR DISCHARGE OF ALL THE OTHER OBLIGATIONS.

Section 10.06 Successors and Assigns.

(a) Generally. The terms and provisions of this Agreement and the other Loan Documents shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) or (i) of this Section, or (iv) to an SPC in accordance with the provisions of subsection (g) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may assign to one or more Eligible Assignees all or any portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Revolving Commitments, the Revolving Advances owing to it, and participations in Letter of Credit Obligations at the time owing to it); provided, however, that

(i) except in the case of an assignment of the entire remaining amount of the assigning Lender’s Revolving Commitment and the Revolving Advances owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, the aggregate amount of the Revolving Commitments and Revolving Advances of such Lender being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall not be less than $5,000,000.00;

(ii) the parties to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Register, an Assignment and Acceptance; and

(iii) each Eligible Assignee (other than an Eligible Assignee that is a Lender or an Affiliate of a Lender) shall pay to the Administrative Agent a $3,500 processing and recording fee unless such fee is waived by the Administrative Agent. Any such assignment need not be ratable as among the Facilities.

Upon such execution, delivery, acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this Section, from and after the effective date specified in each Assignment and Acceptance, (A) the Eligible Assignee thereunder shall be a party hereto for all purposes and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender hereunder and (B) such assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of such Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.09, 2.11, 10.04 and 10.05 and subject to Section 10.07 with respect to facts and circumstances occurring prior to the effective date of such assignment). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c) Register. The Administrative Agent shall maintain at its Applicable Lending Office a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders and the Revolving Commitments of, and principal amount of the Revolving Advances owing to, each Lender from time to time (the “Register”). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and each of the Loan Parties, the Administrative Agent, the Issuing Bank, and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Revolving Commitment and/or the Revolving Advances (including such Lender’s participations in Letter of Credit Obligations) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that directly affects such Participant. Subject to subsection (e) of this Section, the Borrower agree that each Participant shall be entitled to the benefits of Sections 2.08, 2.09, 2.11, 10.04 and 10.05 and subject to Section 10.07 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 7.05 as though it were a Lender, provided such Participant agrees to be subject to Section 2.12 as though it were a Lender.

(e) A Participant shall not be entitled to receive any greater payment under Section 2.09 or 2.11 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’ prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.11 unless the Borrower are notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.11(e) as though it were a Lender.

(f) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g) Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower (an “SPC”) the option to provide all or any part of any Advance that such Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to fund any Advance, and (ii) if a SPC elects not to exercise such option or otherwise fails to make all or any part of such Revolving Advance, the Granting Lender shall be obligated to make such Revolving Advance pursuant to the terms hereof. Each party hereto hereby agrees that (i) neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Borrower under this Agreement, (ii) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would be liable, and (iii) the Granting Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Loan Document, remain the lender of record hereunder. The making of a Revolving Advance by a SPC hereunder shall utilize the Revolving Commitment of the Granting Lender to the same extent, and as if, such Revolving Advance were made by such Granting Lender. In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior debt of any SPC, it will not institute against, or join any other Person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency, or liquidation proceeding under the laws of the United States or any State thereof. Notwithstanding anything to the contrary contained herein, any SPC may (i) with notice to, but without prior consent of the Borrower and the Administrative Agent and without paying any processing fee therefor, assign all or any portion of its right to receive payment with respect to any Advance to the Granting Lender and (ii) disclose on a confidential basis any non-public information relating to its funding of Revolving Advances to any rating agency, commercial paper dealer or provider of any surety or Guarantee or credit or liquidity enhancement to such SPC.

(h) Notwithstanding anything to the contrary contained herein, any Lender that is a Fund may create a security interest in all or any portion of the Revolving Advances owing to it and the Note, if any, held by it to the trustee for holders of obligations owed, or securities issued, by such Fund as security for such obligations or securities, provided that unless and until such trustee actually becomes a Lender in compliance with the other provisions of this Section 10.06, (i) no such pledge shall release the pledging Lender from any of its obligations under the Loan Documents and (ii) such trustee shall not be entitled to exercise any of the rights of a Lender under the Loan Documents even though such trustee may have acquired ownership rights with respect to the pledged interest through foreclosure or otherwise.

Section 10. 07 Confidentiality. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the prior written consent of the Borrower or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent or any Lender on a nonconfidential basis from a source other than the Borrower. For purposes of this Section, “Information” means all information received from any Loan Party relating to any Loan Party or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by any Loan Party. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Section 10.08 Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

Section 10.09 Survival of Representations, etc. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Advance, and shall continue in full force and effect as long as any Advance or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

Section 10.10 Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 10.11 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Revolving Advances or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

Section 10.12 Governing Law. This Agreement and each of the other Loan Documents shall be governed by and construed in accordance with the laws of the State of New York and the applicable laws of the United States of America.

Section 10.13 SUBMISSION TO JURISDICTION.

(a) ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK CITY OR OF THE UNITED STATES FOR THE EASTERN DISTRICT OF SUCH STATE, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, THE BORROWER, THE ADMINISTRATIVE AGENT AND EACH LENDER CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS. THE BORROWER, THE ADMINISTRATIVE AGENT AND EACH LENDER IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF ANY LOAN DOCUMENT OR OTHER

DOCUMENT RELATED THERETO. THE BORROWER, THE ADMINISTRATIVE AGENT AND EACH LENDER WAIVES PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS, WHICH MAY BE MADE BY ANY OTHER MEANS PERMITTED BY THE LAW OF SUCH STATE.

(b) Each Loan Party shall irrevocably appoint CT Corporation System (the “Process Agent”), with an office on the date hereof at 111 Eighth Ave., New York, New York, 10011, as its agent to receive on its behalf and on behalf of its property service of copies of any summons or complaint or any other process which may be served in any action. Such service may be made by mailing or delivering a copy of such process to such Loan Party in care of the Process Agent at the Process Agent’s above address, and each Loan Party hereby irrevocably authorizes and directs the Process Agent to accept such service on its behalf. As an alternative method of service, each Loan Party also irrevocably consents to the service of any and all process in any such action or proceeding by the mailing of copies of such process to it at the address specified for it on the signature pages of this Agreement.

(c) Nothing in this Section 10.13 shall affect the right of any the Administrative Agent or any other Lender to serve legal process in any other manner permitted by law or affect the right of the Administrative Agent or any Lender to bring any action or proceeding against any Loan Party (as the Borrower or as a Guarantor) in the courts of any other jurisdiction.

Section 10.14 WAIVER OF JURY. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY AND IRREVOCABLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

Section 10.15 ENTIRE AGREEMENT. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

[Signature Pages Follow]

EXECUTED as of the date first above written.

BORROWER:

DIAMONDBACK ENERGY SERVICES LLC

By:	/s/ Cale M. Coulter
Name:	Cale M. Coulter
Title:	CFO

GUARANTORS:

DIAMONDBACK-QUANTUM LLC
TAYLOR RIG, L.L.C.
DIAMONDBACK PUMPING SERVICE LLC
DIAMONDBACK-SPECIAL LLC
DIAMONDBACK-PIONEER LLC
DIAMONDBACK-WELL SERVICE LLC
DIAMONDBACK-TOTAL SERVICES LLC
DIAMONDBACK-CEMENTING SERVICES LLC
PACKERS & SERVICE TOOLS, INC.
DIAMONDBACK-PST LLC
ATHENA CONSTRUCTION, L.L.C.
SOONER TRUCKING & OILFIELD SERVICES, INC.
DIAMONDBACK-DISPOSAL LLC
DIAMONDBACK-TOTAL OKLAHOMA LLC

By:	/s/ Cale M. Coulter
Name:	Cale M. Coulter
Title:	CFO

DIAMONDBACK PUMPING SERVICE, L.P.

By:	Diamondback Pumping Service LLC

By:	/s/ Cale M. Coulter
Name:	Cale M. Coulter
Title:	CFO

Signature Page to Credit Agreement

Diamondback Energy Services LLC

DIAMONDBACK-TOTAL, L.P.

By:	Diamondback-Total Texas LLC,
its general partner

By:	/s/ Cale M. Coulter
Name:	Cale M. Coulter
Title:	CFO

DIAMONDBACK-DISPOSAL, L.P.

By:	Diamondback-Disposal Texas LLC,
its general partner

By:	/s/ Cale M. Coulter
Name:	Cale M. Coulter
Title:	CFO

Signature Page to Credit Agreement

Diamondback Energy Services LLC

ADMINISTRATIVE AGENT:

FORTIS CAPITAL CORP.,
as Administrative Agent

By:	/s/ Svein Engh
Name:	Svein Engh
Title:	Managing Director

By:	/s/ Joseph Maxwell
Name:	Joseph Maxwell
Title:	Senior Vice President

LENDERS:

FORTIS CAPITAL CORP.

By:	/s/ Svein Engh
Name:	Svein Engh
Title:	Managing Director

By:	/s/ Joseph Maxwell
Name:	Joseph Maxwell
Title:	Senior Vice President

Signature Page to Credit Agreement

Diamondback Energy Services LLC